As filed with the Securities and Exchange Commission on May 21, 2004
                                                     Registration No. 333-114411
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               ___________________
                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM F-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ___________________

                               GLOBAL SOURCES LTD.
             (Exact name of registrant as specified in its charter)
                               ___________________

             Bermuda                                    [Not Applicable]
  (State or other jurisdiction of                       (I.R.S. Employer
  incorporation or organization)                    Identification Number)

                                  Canon's Court
                               22 Victoria Street
                             Hamilton, HM 12 Bermuda
                                 (441) 295-2244
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)

                              James J. Clark, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

       James J. Clark, Esq.                     Stephen S. James, Esq.
   Cahill Gordon & Reindel LLP                 Appleby Spurling Hunter
       80 Pine Street                                Canon's Court
  New York, New York 10005                        22 Victoria Street
       (212) 701-3000                           Hamilton, HM 12 Bermuda
                                                    (441) 295-2244

     Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED





PRELIMINARY PROSPECTUS
Subject to Completion, dated                             , 2004

$300,000,000
GLOBAL SOURCES LTD.
Common Shares, Preferred Shares, Debt Securities, Warrants to
Purchase Common Shares, Preferred Shares or Debt Securities,
Share Purchase Contracts and Share Purchase Units and Common
Shares Offered by the Selling Shareholder

The following are types of securities that may be offered and sold by us under this prospectus from time to time up to an aggregate initial offering price of $300,000,000:

     o    common shares;

     o    preferred shares;

     o    unsecured debt securities;

     o warrants to purchase common shares, preferred shares or debt securities; and

     o    share purchase contracts and share purchase units.

In addition, this prospectus also covers potential sales by a selling shareholder named herein who may resell in one or more offerings a portion of our common shares that he owns or that will be issued upon conversion or exchange of options or warrants.

A prospectus supplement, which must accompany this prospectus, will describe the securities to be offered and sold, as well as the specific terms of the securities. Those terms may include, among others, as applicable:

     o    aggregate principal amount;

     o    issue price;

     o    denomination;

     o    currency or composite currency;

     o    maturity;

     o    interest rate;

     o    dividend rate;

     o    sinking fund terms;

     o    ranking;

     o    redemption terms;

     o    conversion terms;

     o    warrant exercise price;

     o    warrant expiration date;

     o    listing on a securities exchange;

     o    amount payable at maturity; and

     o    liquidation preference.

The prospectus supplement may also supplement or update information contained in this prospectus; provided that such information does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Incorporation of Documents by Reference" before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common shares are traded on the Nasdaq National Market under the symbol "GSOL." The closing price of our common shares was $11.29 per share on April 30, 2004.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 6.


                                TABLE OF CONTENTS

                                                                            Page

Cautionary Note Regarding Forward-Looking Statements..........................ii
Prospectus Summary.............................................................1
Summary Historical Consolidated Financial and
    Operating Data.............................................................4
Risk Factors...................................................................6
Use of Proceeds...............................................................14
Price Range of Common Shares..................................................14
Dividend Policy...............................................................14
Selected Historical Consolidated Financial and
    Operating Data............................................................16
Ratio of Earnings to Fixed Charges and Preferred
    Share Dividends...........................................................18
Management's Discussion and Analysis of Financial
    Condition and Results of Operations.......................................19
Business......................................................................31
Senior Management and Directors...............................................43
Security Ownership of Certain Beneficial Owners and
    Management................................................................49
General Description of the Offered Securities.................................52
Description of Share Capital..................................................52
Description of Preferred Shares...............................................61
Description of Debt Securities................................................63
Description of Warrants to Purchase Common Shares or
    Preferred Shares..........................................................76
Description of Warrants to Purchase Debt Securities...........................78
Description of Share Purchase Contracts and Share
    Purchase Units............................................................80
Selling Shareholder...........................................................82
Plan of Distribution..........................................................83
Where You Can Find More Information...........................................85
Incorporation of Documents by Reference.......................................85
About This Prospectus.........................................................86
Legal Matters.................................................................87
Experts.......................................................................87
Index to Consolidated Financial Statements...................................F-1

                                 ______________

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Except for any historical information contained herein, the matters discussed in this prospectus contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. These statements relate to analyses and other information which are based on forecasts of future results and estimates of amounts not yet determinable. These statements also relate to our future prospects, developments and business strategies. These forward-looking statements are identified by their use of terms and phrases such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "will" and similar terms and phrases, including references to assumptions. These forward-looking statements, including current trend information, projections for future business activities and other trend projections, involve risks and uncertainties that may cause our actual future activities and results of operations to be materially different from those suggested or described in this prospectus.

     These risks include:

     o    customer satisfaction and quality issues;

     o    competition;

     o    our ability to achieve and execute internal business plans;

     o worldwide political instability and economic downturns and inflation, including any weakness in the economic and political conditions of countries in the Asia-Pacific region, including China; and

     o    other factors described herein under "Risk Factors."

     If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those expected, estimated or projected. Given these uncertainties, users of the information included in this prospectus, including investors and prospective investors, are cautioned not to place undue reliance on such forward-looking statements. We do not intend to update the forward-looking statements included in this prospectus.

     In this prospectus and in the accompanying prospectus supplement, except as specified otherwise or unless the context requires otherwise, "we," "us," "our," the "Company" and "Global Sources" refer to Global Sources Ltd. and its subsidiaries, and do not include or refer to the selling shareholder. All references to "fiscal" in connection with a year shall mean the year ended December 31.

     All financial information contained herein is expressed in United States dollars, unless otherwise stated.

                               PROSPECTUS SUMMARY

This summary is not complete and does not contain all the information you should consider. You should read this entire prospectus and any supplements to this prospectus carefully, including without limitation, the documents incorporated by, reference in this prospectus and the section entitled "Risk Factors."

                                   OUR COMPANY

     We are a leading business-to-business (B2B) media company that provides information and integrated marketing services to facilitate global trade, with a particular focus on the China market. For more than 33 years, we have been in the business of helping buyers find products and suppliers in Asia.

     Our online services account for the majority of our revenue, with substantially all other revenue coming from trade publications and trade shows. We derive most of our revenue from suppliers for marketing and advertising services. At any point in time, several thousand suppliers are promoting their products through our media. These suppliers range from large companies such as Hitachi, Motorola, Philips, Texas Instruments and Toshiba, to hundreds of smaller firms.

     We have a significant presence across a number of industry sectors, including electronics, fashion accessories, hardware and gifts. We have been particularly effective in facilitating China's two-way trade of electronic goods, its largest import and export sector.

Global Trade and the Role of Media

     Asia has become the primary supply market for many of the consumer products sold in the world. China's admission to the World Trade Organization in 2001 led to a dramatic shift in global trade, with more orders flowing to China and away from traditional supply markets such as Taiwan and Hong Kong SAR. For example, from 1999 to 2003, China's exports to the US grew by a compound annual growth rate of 15%, while exports from Taiwan and Hong Kong SAR each declined by 8%.

     With a population that is more than 15 times as large as Hong Kong, Taiwan and Korea combined, and with comparably more manufacturing facilities, the potential scale of China as an exporter is very substantial. China's exporters include state-owned enterprises, joint ventures and a rapidly growing number of entrepreneurial companies. Many of these companies are relatively inexperienced with exporting.

     International trade is complex, making it difficult for many suppliers and buyers to effectively participate. With thousands of manufacturers spread across vast regions, and given the large distances between them and their customers, it is difficult for buyers and suppliers to identify and communicate with each other.

     Media play a key role in helping buyers and suppliers find, connect and transact with each other. Buyers use online marketplaces, trade publications and trade shows to stay informed about supply market developments and purchasing opportunities. Suppliers use these media to find new buyers and new markets for their products. Most suppliers want to use a full range of media to make sure they reach the majority of their target market, because of the benefits of different exposures to buyers, and because each type of media plays a different role in the sales cycle.

The Global Sources Solution

     We provide online marketplaces, trade publications and trade shows that connect Asian suppliers with buyers worldwide.

     o Global Sources Online is comprised of marketplaces for nine industry sectors.

     o We publish seven monthly trade publications, plus various other quarterly and seasonal publications.

     o    We have six China Sourcing Fairs scheduled in Shanghai during 2004.

     On the buyer side, we serve an independently certified community of more than 400,000 active members in more than 200 countries and territories, up from 209,000 at the end of 2000. Active members are buyers who have received a magazine or a CD-ROM, or who have made an inquiry through Global Sources Online within the past year. During 2003, buyers sent more than 3.8 million requests for information (RFIs) to the 130,000 suppliers listed on Global Sources Online.

     During 2003, more than 6,600 suppliers paid us for marketing and/or advertising services. More than 5,900 of these suppliers were located in greater China, which includes over 3,100 in mainland China, 1,900 in Taiwan, and 950 in Hong Kong SAR.

     With the combination of our online, print and trade show offerings, supported by our creative and production services, we offer suppliers a virtual, one-stop shop for most of their export marketing communications needs. We believe that we are the largest company offering such an integrated solution to companies engaged in international trade with China.

Strategy

     Our objective is to be the preferred provider of essential information and integrated marketing services in the markets we serve. Our primary strategy to achieve this is by serving industry sectors with each of online, trade publication and trade show media. This range of media enables suppliers to reach their prospective markets in multiple ways. It may also give us a competitive advantage over media companies who do not offer a full range of media.

     Our growth strategy has five primary components:

     o Continue to Expand in China. We are significantly expanding our sales representation, marketing and infrastructure in China to enable us to grow our revenue along with the anticipated growth of China trade in the industry sectors we serve.

     o Expand Trade Show Business. We plan to launch more trade shows, including six China Sourcing Fairs in 2004.

     o Add New Customers for Existing Services. We believe we can significantly increase the number of suppliers who will purchase our online marketplace, trade publication and trade show services for three primary reasons: the overall strength and differentiation of our services; the largest community of independently certified buyers we have involved in global B2B trade; and the increasing number of buyers making inquiries through Global Sources Online.

     o Cross-Sell Services to Existing Customers. We see significant potential to convince more of our online marketplace and trade publication customers to also exhibit in our trade shows; and to convince more of our trade show exhibitors to also become customers of our online marketplaces and trade publications.

     o Seek Acquisitions, Joint Ventures and Alliances. We intend to selectively pursue acquisitions, joint ventures and alliances to help us accelerate achievement of our strategic goals.

Competitive Strengths

     o We are diversified in terms of products and services offered, industries served and customer base.

     o We are well positioned to grow along with China's exports and imports in our chosen industry sectors.

     o We have powerful and valuable assets including: the Global Sources brand; leading products and market positions; a long history and extensive presence in China; and substantial online leadership and expertise.

Challenges Facing the Company

     Our current business, competitive strengths and strategy are subject to significant risks, including the following:

     o Reliance on the China Market. Customers in China provided more than 36% of our total revenue in fiscal 2002 and approximately 43% in 2003. Our dependence on China is significant, and adverse political and/or economic changes may harm our business and cause our revenue to decline.

     o Limited Operating History in the Trade Show Business. To grow our trade show business, we will need to hire additional personnel and expend additional capital, including advance deposits to secure venues. In addition, factors such as the spread of SARS and the threat of terrorist attacks may have an adverse impact on our trade show business.

     o Managing Growth in China Sales Representation. We plan to substantially increase the number of independent sales representatives in China from the approximately 800 team members that we currently have in over 40 locations. Our success will depend in part upon our ability to implement and manage this growth effectively.

                     HISTORY AND PRINCIPAL EXECUTIVE OFFICE

     We originally were incorporated under the laws of Hong Kong in 1970. In April 2000, we completed a share exchange with a publicly traded company based in Bermuda, and our shareholders became the majority shareholders of the Bermuda corporation. As a result of the share exchange, we became incorporated under the laws of Bermuda and changed our name to Global Sources Ltd.

     Our primary operating offices are located in Shenzhen, China; Hong Kong SAR; Singapore; and Makati, Philippines. Our registered office is located at Canon's Court, 22 Victoria Street, Hamilton, HM 12, Bermuda, and our telephone number at that address is (441) 295-2244. Our website address is www.globalsources.com. Information contained on our website or available through our website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus.

          SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following summary historical consolidated financial and operating data for the three-year period ended December 31, 2003 and for the three months ended March 31, 2004 and 2003 should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included elsewhere in this prospectus. We derived the financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 from our audited financial statements included elsewhere in this prospectus. We derived the financial data as of December 31, 2001 from our audited financial statements not included in this prospectus. We derived the financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 from unaudited financial statements included elsewhere in this prospectus.

Prior to August 8, 2002, Arthur Andersen served as our independent auditors. Since Arthur Andersen ceased practicing before the SEC on August 31, 2002, we are unable to obtain their written consent to incorporate or include by reference its reports on our financial statements. See "Risk Factors--Issues related to Arthur Andersen may impede our ability to access the capital markets." Our consolidated financial statements for the year ended December 31, 2001 have been audited by Arthur Andersen.


                                                                                               Three Months Ended
                                                      Year Ended December 31,                       March 31,
                                           ---------------------------------------------   ------------------------------
                                               2001            2002            2003            2003           2004
                                           ------------  ---------------  --------------   ------------   ---------------
Income Statement Data:                                                                             (Unaudited)
                                                              (In Thousands, Except Per Share Data)
Revenue:
Online services......................        $  55,468    $      51,268    $     51,367    $     12,585    $     12,906
Other media services.................           36,391           33,132          36,318           8,071           9,118
Exhibitions..........................            2,619            2,455           3,327             801           1,509
Miscellaneous........................              807              631             657             183             129
                                           ------------  ---------------  --------------   ------------   ---------------
Total revenue........................           95,285           87,486          91,669          21,640          23,662
Total operating expenses.............           91,900           82,640          82,888          20,118          20,531
                                           ------------  ---------------  --------------   ------------   ---------------
Income from operations...............        $   3,385    $       4,846    $      8,781    $      1,522    $      3,131
  Interest expense...................             (172)              --              --              --              --
  Interest income....................              357              439             122              22              36
  Loss on sale of
  available-for-sale   securities....               --               --             (40)             --              --
  Foreign exchange gains (losses),
    net..............................             (470)              50              --             (24)             52
  Write down of investments..........           (1,150)              --              --              --              --
                                           ------------  ---------------  --------------   ------------   ---------------
Income before income taxes...........            1,950            5,335           8,863           1,520           3,219
Income tax provision.................           (1,143)            (720)           (668)            (91)           (194)
                                           ------------  ---------------  --------------   ------------   ---------------
Income before minority interest .....        $     807    $       4,615    $      8,195    $      1,429    $      3,025
Equity in income of affiliate........               51               --              --              --              --
Minority interest....................              (83)            (308)           (861)           (104)           (397)
                                           ------------  ---------------  --------------   ------------   ---------------
Net income...........................        $     775    $       4,307    $      7,334    $      1,325    $      2,628
                                           ============  ===============  ==============   ============   ===============
Basic and diluted net income per
  share..............................        $    0.03    $        0.15    $       0.25    $       0.05    $       0.09
                                           ============  ===============  ==============   ============   ===============
Shares used in basic net income per
  share calculations(1)..............           28,936           28,940          28,946          28,943          28,949
Shares used in diluted net income
  per share calculations(1)..........           28,936           28,940          28,973          28,943          29,062
                                           ============  ===============  ==============   ============   ===============


                                                                                                Three Months Ended
                                                      Year Ended December 31,                        March 31
                                            -------------------------------------------     -------------------------
                                               2001            2002            2003            2003            2004
                                            -----------    -----------     ------------     -----------      --------
                                                                                                   (Unaudited)
                                                        (In U.S. Dollars Thousands, except Buyer community)
Other Data:
  Net cash provided by operating
  activities.........................         $15,464        $20,662         $25,323         $3,686          $2,486
  Buyer community(2).................         309,943        378,031         402,987         385,926         409,388



                                                          December 31,                     March 31,
                                         -------------------------------------------    --------------
                                              2001           2002            2003            2004
                                         ------------   ------------    ------------    --------------
                                                                                         (Unaudited)
                                                         (In U.S. Dollars Thousands)
Balance Sheet Data:
   Cash and cash equivalents............ $  20,236      $  11,009       $  26,227       $  12,065
   Available-for-sale securities........        --         26,199          35,140          51,978
   Total assets ........................    53,602         62,650          82,541          86,794
   Net assets ..........................    11,601         18,522          27,980          31,776
  Long-term debt, less current portion..    15,963         15,856          16,068          16,583
   Total shareholders' equity ........      11,601         18,522          27,980          31,776



================================================================================

(1) On February 16, 2004, we announced a one for ten bonus share issue on our outstanding common shares. All common shares and per-share amounts have been retroactively adjusted to reflect the eleven for ten share split for all periods presented. For a further discussion on the share split, please see Note 26 of our consolidated financial statements appearing elsewhere in this prospectus. Fractional shares were rounded up resulting in an additional 1,350 common shares upon distribution of the bonus shares on April 1, 2004.

(2) Represents number of buyers who have received a magazine or a CD-ROM or who have made an inquiry through the Global Sources website
     (www.globalsources.com) within applicable period.

                                  RISK FACTORS

     In addition to other information in this prospectus, the following risk factors should be carefully considered in evaluating an investment in our company because such factors may have a significant impact on our business, operating results and financial condition. As a result of the risk factors set forth below and elsewhere in this prospectus, and the risks discussed in our other Securities and Exchange Commission filings, actual results could differ materially from those projected in any forward-looking statements.

General economic uncertainty may reduce spending for business-to-business marketing and advertising.

     The revenue growth and profitability of our business depend significantly on the overall demand for business-to-business media and especially online marketplace services, trade publications and trade shows. We believe that the markets for these services are subject to the potentially negative impact of a number of factors, including reductions in marketing expenditures by suppliers and the overall weakening of global economies. These factors may give rise to a number of market trends that adversely affect our business and revenues.

The Chinese market is key to our current and future revenue growth, and political instability in this market could reduce our revenue and seriously harm our business.

     Our customers in China provided more than 36% of our total revenues in fiscal 2002 and approximately 43% of our total revenues in fiscal 2003, and we believe our operations in China will continue to grow for the next several years. Our dependence on the China market and its revenues is significant, and adverse political changes in China may harm our business and cause our revenues to decline.

     The Chinese government has instituted a policy of economic reform which has included encouraging foreign trade and investment, and greater economic decentralization. However, the Chinese government may discontinue or change these policies, or these policies may not be successful. Moreover, despite progress in developing its legal system, China does not have a comprehensive and highly developed system of laws, particularly as it relates to foreign investment activities and foreign trade. Enforcement of existing and future laws, regulations and contracts is uncertain, and implementation and interpretation of these laws and regulations may be inconsistent. As the Chinese legal system develops, new laws and regulations, changes to existing laws and regulations and the interpretation or enforcement of laws and regulations may adversely affect business operations in China. While Hong Kong SAR (Special Administrative Region) has had a long history of promoting foreign investment, its incorporation into China means that the uncertainty related to China and its policies may now also affect Hong Kong SAR.

The international markets, and in particular the Asia-Pacific region, in which we do business are subject to political and economic instability, which may interfere with our ability to do business, increase our costs and decrease our revenue.

     The international markets in which we operate are subject to risks, including:

     o    fluctuations in regional economic conditions;

     o    political instability;

     o    the threat of terrorist attacks;

     o    conflicting and changing legal and regulatory requirements;

     o    restrictions placed on our operations due to our foreign status;

     o    significant changes in tax rates and reporting requirements;

     o the loss of revenue, property and equipment from expropriation, nationalization, war, insurrection, terrorism and other political risks;

     o adverse governmental actions, such as restrictions on transfers of funds and trade protection measures, including tariffs and export quotas; and

     o    fluctuations in currency exchange rates.

     In 2003, we derived more than 90% of our revenue from customers in the Asia-Pacific region. We expect that a majority of our future revenue will continue to be generated from customers in this region. At the time of the Asian economic crisis of 1997 and 1998, our revenue and operating results were adversely affected. During the Asian economic crisis, both our sales and revenue declined. If there is future political or economic instability in the Asia-Pacific region, our business may be harmed and our revenue may decrease.

     Because we operate internationally, foreign exchange rate fluctuations may have a material impact on our results of operations. To the extent significant currency fluctuations occur in Asian currencies, our revenue and profits would be affected. At the time of the Asian economic crisis of 1997 and 1998, certain of our contracts were dominated and priced in foreign currencies. The conversion of these contract proceeds into U.S. dollars resulted in losses and is indicative of the foreign exchange risk assumed by us. Currently, we do not hedge our exposure to foreign currency fluctuations.

Our limited operating history in the trade show business as well as other factors could adversely affect our ability to operate in this business successfully.

     Our trade show business to date has been limited. To increase our scale in the trade show business, we will need to hire additional personnel and expend additional capital. The trade show business also requires us to make substantial non-refundable deposits to secure venue dates far in advance of our conducting the trade show. We may not have sufficient access to capital to expand our trade show business and we can give no assurances that our operation of this business will be incremental to our growth.

     In addition, while we expect that a significant portion of our future revenue will be derived from our trade show business, several factors could negatively affect our financial performance in this business, including:

     o    the spread of SARS, Avian influenza and other similar epidemics;

     o    political instability and the threat of terrorist attacks;

     o    decrease in demand for booth space;

     o    limited availability of venues and appropriate venue dates;

     o    competing trade shows; and

     o    our inability to effectively expand our staff and infrastructure.

If our current and potential customers are not willing to adopt and renew our services, we may not attract and retain a critical mass of customers.

     Our services will be attractive to suppliers only if buyers use our services to identify suppliers and purchase their products. The content, products and suppliers currently available on our websites and other media or made available by suppliers may not be sufficient to attract and retain buyers. If buyers and suppliers do not accept our online services and other media, or if we are unable to attract and retain a critical mass of buyers and suppliers for our online services and other media, our business will suffer and our revenue may decrease.

     None of the buyers or suppliers that currently pay to use our services are under any long-term contractual obligation to continue using our services. A significant percentage of our customers do not renew their contracts and we experience high customer turnover from year to year. If we cannot replace non-renewing customers with new customers, our business could be adversely affected.

We may not be successful in identifying and consummating acquisitions, joint ventures and alliances to expand our business.

     We are regularly evaluating potential strategic acquisitions, joint ventures and alliances and we believe that such transactions are an integral part of our business strategy. However, we may not be able to negotiate terms successfully, finance the acquisition or arrangement, or integrate any new businesses, products or technologies into our existing business and operations. Even if we are successful in integrating any new businesses, products or technologies into our existing business, we may not achieve expected results, or we may not realize other expected benefits. If we are unable to make acquisitions and enter into joint ventures and alliance arrangements successfully, our growth potential may be harmed.

If we are unable to compete effectively, we will lose current customers and fail to attract new customers.

     Our industry is intensely competitive, evolving and subject to rapid change. Barriers to entry are minimal, and competitors are able to launch new websites and other media at a low cost. Competition is likely to result in price reductions, reduced margins and loss of market share, any one of which may harm our business. We compete for our share of customers' marketing and advertising budgets with other online marketplaces, trade publications and trade shows. Competitors vary in size, geographic scope, industries served and breadth of the products and services offered. We may encounter competition from companies which offer more comprehensive content, services, functionality and/or lower prices.

     Many of our current and potential competitors may have greater financial, technical, marketing and/or other resources and experience and greater name recognition than we have. In addition, many of our competitors may have established relationships with one another and with our current and potential suppliers and buyers and may have extensive knowledge of our industry. Current and potential competitors have established or may establish cooperative relationships with third parties to increase the ability of their products to address customer needs. Accordingly, our competitors may develop and rapidly acquire significant market share.

Our quarterly operating results may have seasonal fluctuations, and we may fail to meet analyst, investor and shareholder expectations, causing our share price to decline.

     We have experienced seasonal quarter-to-quarter fluctuations. Our buyer activity is often relatively slower during the summer and year-end vacation and holiday periods. Additionally, our online and trade publication advertising revenue is seasonal and tends to be highest in the fourth quarter of each calendar year as a result of increased advertising and media buying in that quarter. Virtually all of our trade shows are expected to be held in April and October of each year. As a result, second and fourth quarter revenue are likely to be substantially higher than the first and third quarter revenue. However, certain expenses associated with these revenue are likely to be incurred in preceding quarters, which may cause results to be lower in those quarters. If revenue in a quarter fails to meet or exceed the expectations of public market analysts, investors and shareholders, the price of our shares may decline.

Current weakness of the telecommunications and Internet infrastructure in the Asia-Pacific region could harm our business.

     We are likely to continue to derive the majority of our Internet-based online marketplace revenue from the Asia-Pacific region. The quality of some of the telecommunications and Internet infrastructure and telephone line availability in China and in some Asia-Pacific countries is poor. This may contribute to lower than expected adoption of many of our services and may cause usage growth and revenue to fall below expectations. In addition, access fees are high in many Asia-Pacific countries, which also contributes to low usage and may adversely affect our growth and revenue potential.

Customer concerns regarding security may deter use of our online products and services.

     Widely publicized security breaches involving the Internet or in online services generally, or our failure to prevent security breaches, may cause our current and potential customers not to use our products and services and adversely affect our revenue. We may be required to incur additional costs to protect against security breaches or to alleviate problems caused by these breaches. Our potential for growth depends on our customers' confidence in the security of our products and services.

The failure of outside parties to meet our service level and information accuracy expectations may make our services less attractive to customers and harm our business.

     We rely on outside parties for some information, licenses, product delivery and technology products and services. We rely on technology relationships with software developers and providers, systems integrators and other technology firms to support, enhance and develop our products and services. Although we have contracts with technology providers to enhance, expand, manage and maintain our computer and communications equipment and software, these service providers may not provide acceptable services. Services provided by third parties include managing our Global Sources Online network Web server, maintaining our communica-tions lines and managing our network data centers and software development. These relationships may not continue or we may not be able to develop additional third-party relationships on acceptable commercial terms, which could cause customer dissatisfaction and/or a delay in the launch of new software or services.

     We license some components of our technology from third parties. These licenses may not be available to us on commercially reasonable terms in the future. The loss of these licenses could delay release or enhancement of our services until equivalent technology could be licensed, developed or otherwise obtained. Any such delay could have a material adverse effect on our business. These factors may deter customers from using our services, damage our business reputation, cause us to lose current customers, and harm our ability to attract new customers.

     We have no control over the accuracy, timeliness or effectiveness of the information, products and services of these outside parties. As a result of outside party actions, we may fail to provide accurate, complete and current information about customers and their products in a timely manner and to deliver information to buyers in a satisfactory manner.

We rely on independent sales representative firms and the loss of any significant firm or members of a firm would harm our business and revenue.

     We rely on the services of independent sales representative organizations for the sales and marketing of our products and services. We have service agreements with various sales representative firms that employ sales representatives. Four sales representative firms in China are responsible for supplier accounts which in the aggregate accounted for approximately 43% of our total revenue for the year ended December 31, 2003. Generally, either we or the sales representative firm may terminate the service agreement between us upon short notice. It is possible that we may not retain some of our sales representative firms, or they may not retain some of their sales personnel or be able to replace them with equally qualified personnel. Furthermore, if a sales representative firm terminates its agreement with us, some of our customers with a direct relationship with that sales representative firm or its personnel may terminate their relationship with us. Although these firms and their employees are independent from us, there can be no assurance that our reputation and our business will not be harmed by their acts or omissions.

The loss of one or more of our executive officers or key employees, either to a competitor or otherwise, could harm our business.

     Our executive officers and key employees are critical to our business. Our executive officers and key personnel may not remain with us and their loss may negatively impact our operations, and may reduce our revenues and cash flows. In particular, the services of our chief executive officer, chief financial officer, chief operating officer and chief information officer are important to our operations. If competitors hire our key personnel, it could allow them to compete more effectively by diverting customers from us and facilitating more rapid development of their competitive offerings. We do not maintain key man insurance on any of our executive officers.

Our inability to maintain effective Internet domain names could create confusion and direct traffic away from our online services.

     If we are not able to prevent third parties from acquiring Internet domain names that are similar to the various Internet domain names that we own, third parties could create confusion that diverts traffic to other websites away from our online services, thereby adversely affecting our business. The acquisition and maintenance of Internet domain names generally are regulated by governmental agencies. The regulation of Internet domain names in the United States and in foreign countries is subject to change. As a result, we may not be able to acquire or maintain relevant Internet domain names. Furthermore, the relationship between regulations governing such addresses and laws protecting proprietary rights is unclear.

If we release new services, catalog tools or software that contain defects, we may need to suspend further sales and services until we fix the defects, and our reputation could be harmed.

     Our services depend on software that is complex and that may contain unknown and undetected defects, errors or performance problems. We may not discover defects, errors or performance problems that affect our new or current services or enhancements until after they are deployed. These defects, errors or performance problems could force us to suspend sales and services or cause service interruptions which could damage our reputation or increase our service costs, cause us to lose revenues, delay market acceptance or divert our development resources, any of which could severely harm our business.

Risk of failure of our computer and communications hardware systems increases without redundant facilities.

     Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Any system interruptions that cause Global Sources Online or any of our online sites to be unavailable may drive away buyers and reduce the attractiveness of these sites to advertisers and could adversely affect our business, financial condition and operating results. We maintain most of our computer systems in one web-hosting and internal support facility in Singapore. We do not have redundant facilities or disaster recovery systems for our computer systems. Interruptions could result from natural disasters as well as catastrophic hardware failures, software problems, extended power loss, telecommunications failure and similar events.

We may be subject to legal liability for publishing or distributing content over the Internet or in our trade publications or trade shows.

     We may be subject to legal claims relating to the content on Global Sources Online or our other websites, or the downloading and distribution of such content, as well as legal claims arising out of the products or companies featured in our trade publications and tradeshows. Claims could involve matters such as libel and defamation, patent, trademark, copyright and design infringement, fraud, and invasion of privacy. Media companies have been sued in the past, sometimes successfully, based on the content published or made available by them. Like many companies in our industry, we have received notices of claims based on content made available on our website. In addition, some of the content provided on Global Sources Online is manually entered from data compiled by other parties, including governmental and commercial sources, and this data may have errors, or we may introduce errors when entering such data. If our content is improperly used or if we supply incorrect information, third parties may take legal action against us. In addition, we may violate usage restrictions placed on text or data that is supplied to us by third parties. Our insurance may not cover claims of this type, or may not provide sufficient coverage, which could harm our reputation and operating results.

Evolving regulation of the Internet and commercial e-mail may affect us adversely.

     As Internet commerce continues to evolve, increasing regulation by federal, state or foreign agencies becomes more likely. Strict legal prohibitions on the transmission of unsolicited commercial email, coupled with aggressive enforcement, could reduce our ability to promote our services and our ability to facilitate communications between suppliers and buyers and, as a result, adversely affect our business.

     In addition, taxation of products and services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Internet-based services, which could harm our business and operating results.

     The laws governing Internet transactions and market access over the Internet are evolving and remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet may harm our business by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws apply to the Internet.

Our intellectual property protection is limited, and others may infringe upon it, which may reduce our ability to compete and may divert our resources.

     Our success depends upon proprietary technology, content and other intellectual property rights. We have relied on a combination of copyright, trade secret and trademark laws and nondisclosure and other contractual restrictions to protect ourselves. Our efforts to protect our intellectual property rights may not be adequate. Our competitors may independently develop similar technology or duplicate our software and services. If others are able to develop or use technology and/or content we have developed, our competitive position may be negatively affected.

     We have in the past co-developed, and may in the future co-develop, some of our intellectual property with independent third parties. In these instances, we take all action that we believe is necessary and advisable to protect and to gain ownership of all co-developed intellectual property. However, if such third parties were to introduce similar or competing online products and services that achieve market acceptance, the success of our online services and our business, financial condition, prospects and operating results may be harmed.

     We cannot determine whether future patent, service mark or trademark applications, if any, will be granted. No certainty exists as to whether our current intellectual property or any future intellectual property that we may develop will be challenged, invalidated or circumvented or will provide us with any competitive advantages.

     Litigation may be necessary to enforce our intellectual property rights, protect trade secrets, determine the validity and scope of the proprietary rights of others, or defend against claims of infringement or invalidity. Intellectual property laws provide limited protection. Moreover, the laws of some foreign countries do not offer the same level of protection for intellectual property as the laws of the United States. In addition, we may be unable to detect unauthorized use of our intellectual property. Litigation may result in substantial costs and diversion of resources, regardless of its outcome, which may limit our ability to develop new services and compete for customers.

If third parties claim that we infringe upon their intellectual property rights, our ability to use technologies and products may be limited, and we may incur substantial costs to resolve these claims.

     Litigation regarding intellectual property rights is common in the Internet and software industries. Defending against these claims could be expensive and divert our attention from operating our business. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If we become liable to third parties for infringing their intellectual property rights, we could be required to pay substantial damage awards and be forced to develop non-infringing technology, obtain a license or cease using the products and services that contain the infringing technology or content. We may be unable to develop non-infringing technology or content or to obtain a license on commercially reasonable terms, or at all.

     In the past, we have received notices alleging intellectual property infringements. Although, to date, there has been no successful litigation directed against us with respect to the infringement and/or improper use of the intellectual property rights of third parties, there can be no assurances that there will not be any successful litigation in the future.

     We may also be named as a defendant in litigation alleging infringement of intellectual property rights by our customers. We may be required to defend ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to pay significant damages or obtain one or more licenses from third parties, and we may be unable to obtain necessary licenses at a reasonable cost or at all. Inability to obtain licenses may prevent us from offering products and services, which may limit our revenue.

Our lengthy sales and implementation cycle could cause delays in revenue growth.

     The period between our initial contact with a potential customer and the purchase by it of our products and services is often long and unpredictable and may have delays associated with the lengthy budgeting and approval processes of our customers. This lengthy sales and implementation cycle may affect our ability to estimate our revenue in future quarters.

Our growth could strain our resources, and if we are unable to implement appropriate controls and procedures to manage our growth, we may not be able to successfully implement our business plan.

     We plan to increase substantially the number of independent sales representatives in China in order to pursue our business objectives. Our success will depend in part upon the ability of our senior management to implement and manage this growth effectively. To do this, additional new representatives must be recruited and trained. If our new representatives perform poorly, or if their training and management is unsuccessful, or if our relationships with our existing representatives fail, our business may be harmed. To manage the expected growth of our operations, we will need to continue to improve our operational, financial and management con-trols and our reporting systems and procedures. If we fail to manage our growth successfully, we will be unable to execute our business plan.

Merle A. Hinrichs, our Chairman and Chief Executive Officer, is also our controlling shareholder and he may take actions that conflict with your interest.

     Merle A. Hinrichs beneficially owns 67.2% of our common shares. Accordingly, Mr. Hinrichs controls the power to elect our directors, to appoint new management and to oppose actions requiring shareholder approval, such as adopting amendments to our articles of incorporation and approving mergers or sales of all or substantially all of our assets. Such concentration of ownership may have the effect of delaying or preventing a change of control even if a change of control is in the best interest of all shareholders. In addition, Mr. Hinrichs may still effectively control our company even if his share holdings are significantly reduced. There may be instances in which the interest of our controlling shareholder may conflict with the interest of a holder of securities sold pursuant to this prospectus.

There is a limited public market for our shares and the trading volume for our shares is low which may limit your ability to sell your shares or purchase more shares.

     Our common shares have been traded in the public market for a limited time and this market may not be sustained. As a result of the April 2000 share exchange, 1,189,949 of our common shares were listed on the Nasdaq National Market. As of April 30, 2004 we had approximately 1,037 shareholders, and approximately 7,081,316 shares that were tradable on the Nasdaq National Market.

     However, because of the small number of shareholders and the small number of publicly tradable shares, we cannot be sure that an active trading market will develop or be sustained or that you will be able to sell or buy common shares when you want to. As a result, it may be difficult to make purchases or sales of our common shares in the market at any particular time or in any significant quantity. If our shareholders sell our common shares in the public market, the market price of our common shares may fall. In addition, such sales may create the perception by the public of difficulties or problems with our products and services or management. As a result, these sales may make it more difficult for us to sell equity or equity related securities in the future at a time or price that is appropriate.

Future sales of our common shares could depress the price of the common shares.

     Future sales of common shares by us or our existing shareholders could adversely affect the prevailing market price of the common shares. As of April 30, 2004, we had 28,952,194 common shares outstanding. At least 19,921,092 common shares outstanding are beneficially owned by people who may be deemed "affiliates," as defined by Rule 405 of the Act, and are "restricted securities" which can be resold in the public market only if registered with the Securities and Exchange Commission or pursuant to an exemption from registration.

     We cannot predict what effect, if any, that future sales of such restricted shares or the availability of shares for future sale, will have on the market price of the common shares from time to time. Sales of substantial amounts of common shares in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices for the common shares and could impair our ability to raise additional capital through an offering of our equity securities.

Because we are governed by Bermuda law rather than the laws of the United States and our assets are outside the U.S., our shareholders may have more difficulty protecting their rights because of differences in the laws of the jurisdictions.

     We are organized under the laws of Bermuda. In addition, certain of our directors and officers reside outside the United States and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon such persons or to realize against them judgments of courts of the United States predicated upon civil liabilities under the United States federal securities laws. We have been advised by our legal counsel in Bermuda, Appleby Spurling Hunter, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters subject to certain conditions and exceptions.

It may be difficult for a third party to acquire us, and this may depress our share price.

     Our bye-laws contain provisions that may have the effect of delaying, deferring or preventing a change in control or the displacement of our management. These provisions may discourage proxy contests and make it more difficult for the shareholders to elect directors and take other corporate actions. These provisions may also limit the price that investors might be willing to pay in the future for our common shares. These provisions include:

     o providing for a staggered board of directors, so that it would take three successive annual general meetings to replace all directors;

     o requiring the approval of 100% of shareholders for shareholder action by written consent;

     o establishing advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that may be acted upon by shareholders at a general meeting; and

     o restricting business combinations with interested shareholders that have not been approved by at least two-thirds of the holders of our voting shares (other than the interested shareholder) or by a majority of the continuing directors or if certain prescribed conditions are met assuming that we will receive fair market value in exchange for such business combination. In this context, a "business combination" includes mergers, asset sales and other material transactions resulting in a benefit to the interested shareholder or the adoption of a plan for our liquidation or dissolution; a "continuing director" is a member of our board of directors that is not an affiliate or associate of an interested shareholder and was a member of our board prior to such person becoming an interested shareholder; and an "interested shareholder" is any person (other than us or any of our subsidiaries, any employee benefit or other similar plan or any of our shareholders who owned shares prior to the listing of our shares on the Nasdaq National Market) that owns or has announced its intention to own, or with respect to any of our affiliates or associates, within the prior two years did own, at least 15% of our voting shares.

Issues related to Arthur Andersen may impede our ability to access the capital markets.

     SEC rules and regulations require us to present historical audited financial statements in various SEC filings, including registration statements, along with our accountants' consent to our inclusion of its audit report in those filings. Prior to August 8, 2002, Arthur Andersen served as our independent auditors. Effective August 8, 2002, Arthur Andersen resigned as our independent public accountants and we subsequently retained Ernst & Young as our independent auditors for the fiscal years ended December 31, 2002 and December 31, 2003. On August 31, 2002, Arthur Andersen ceased practicing before the SEC and, as a result, we are unable to obtain their written consent to incorporate by reference or include Arthur Andersen's reports on our financial statements. If the SEC ceased accepting financial statements previously audited by Arthur Andersen without Arthur Andersen's written consent, we would be unable to access the public capital markets unless Ernst & Young, our current independent accountant, or another independent accountant, is able to re-audit the financial statements originally audited by Arthur Andersen. In addition, investors in the securities offered hereby and in any future offerings we make for which we use Arthur Andersen audit reports will not be entitled to recovery against Arthur Andersen under the Securities Act for any material misstatements or omissions in those financial statements. Furthermore, Arthur Andersen will be unable to participate in the "due diligence" process that would customarily be performed by potential investors in our securities, which process includes having Arthur Andersen perform procedures to assure the continued accuracy of its report on our audited financial statements and to confirm its review of unaudited interim periods presented for comparative purposes. As a result, we may not be able to bring to the market successfully an offering of our securities. Consequently, our financing costs may increase or we may miss attractive market opportunities.

                                 USE OF PROCEEDS

     Except as may otherwise be described in the prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities included in this prospectus will be used for general corporate purposes. Any specific allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in the related prospectus supplement.

     We will not receive any of the proceeds from the sale of our common shares by the selling shareholder.

                          PRICE RANGE OF COMMON SHARES

     Our common shares are traded on the Nasdaq National Market under the symbol "GSOL." For the periods presented below, the high and low sales prices for our common shares as reported on the Nasdaq National Market as adjusted for the eleven for ten share split resulting from the bonus share issue, were as follows:

Period                                                  High            Low
------                                                  ----            ---

2002
First Quarter.....................................      $5.06           $3.32
Second Quarter....................................      $4.64           $3.68
Third Quarter.....................................      $3.82           $2.59
Fourth Quarter....................................      $4.72           $3.05

2003
First Quarter.....................................      $4.82           $3.77
Second Quarter....................................      $5.50           $3.69
Third Quarter.....................................     $10.09           $4.37
Fourth Quarter....................................      $9.09           $6.36

2004
First Quarter.....................................     $16.82           $6.74
Second Quarter (through April 30, 2004)...........     $12.82          $10.60

     On April 30, 2004, the closing sales price for our common shares as reported on the Nasdaq National Market was $11.29. As of April 30, 2004, and based on information provided to us by our transfer agent, there were approximately 1,037 holders of record of our common shares.

                                 DIVIDEND POLICY

     Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.

     Under our bye-laws, each share is entitled to a dividend if, as and when dividends are declared by the board of directors. The board of directors may determine that any dividend may be paid in cash or will be satisfied by paying up in full common shares in Global Sources to be issued to the shareholders credited as fully paid or partly paid. The board of directors may also pay any fixed cash dividend which is payable on any of our common shares half-yearly or on other dates, whenever our position, in the opinion of the board of directors, justifies such payment.

     Dividends, if any, on our common shares will be paid at the discretion of our board of directors and will depend on our future operations and earnings, capital requirements, surplus and general financial conditions, as our board of directors may deem relevant.

     We have not paid any cash dividends on our common shares since October 1999. Previously, we paid dividends as a private company as a means to distribute earnings to shareholders. Beginning in October 1999, we have focused on the implementation of our growth plans, and we have retained earnings in furtherance of such plans. We are not permitted to pay a dividend under Bermuda law until such time as we have positive retained earnings. In any event, we do not intend to pay dividends for the foreseeable future in order to focus on our growth plans.

          SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth selected historical consolidated financial and operating data for the five-year period ended December 31, 2003 and for the three months ended March 31, 2004 and 2003. Such data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes which are included elsewhere in this prospectus. We derived the financial data as of December 31, 2003 and 2002 and for the years ended December 31, 2003, 2002 and 2001 from our audited financial statements included elsewhere in this prospectus. We derived the financial data as of March 31, 2004 and for the three months ended March 31, 2004 and 2003 from unaudited financial statements included elsewhere in this prospectus. We derived the financial data as of December 31, 2001, 2000 and 1999 and for the years ended December 31, 2000 and 1999 from our audited financial statements not included in this prospectus.

     Our consolidated financial statements for the years ended December 31, 2001, 2000 and 1999 have been audited by Arthur Andersen. Since Arthur Andersen ceased practicing before the SEC on August 31, 2002, we are unable to obtain their written consent to incorporate or include by reference its reports on our financial statements. See "Risk Factors--Issues related to Arthur Andersen may impede our ability to access the capital markets."


                                                                                                        Three Months Ended
                                                        Year Ended December 31,                              March 31,
                                    ---------------------------------------------------------------   ------------------------
                                        1999         2000         2001         2002         2003         2003         2004
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
                                                                                                            (Unaudited)
                                                                   (In Thousands, Except Per Share Data)
Income Statement Data:
Revenue:
  Online services...............    $  25,463    $  55,121    $  55,468    $  51,268    $  51,367   $    12,585   $    12,906
  Other media services..........       61,778       44,113       36,391       33,132       36,318         8,071         9,118
  Exhibitions...................        1,906        2,635        2,619        2,455        3,327           801         1,509
  Miscellaneous.................        1,125        1,184          807          631          657           183           129
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Total revenue...................       90,272      103,053       95,285       87,486       91,669        21,640        23,662
Operating Expenses:
  Sales.........................       29,481       33,847       31,236       28,659       30,113         7,042         7,504
  Event production..............          562          795          811          933          930           236           180
  Community ....................       13,120       13,710       12,735       12,481       12,331         2,879         3,136
  General and administrative....       31,521       35,618       32,748       28,885       28,682         7,084         7,437
  Online services development...        3,461        6,665        8,393        5,378        4,960         1,315         1,072
  Non-cash compensation expense(1)         --       65,689        2,501        2,564        1,419           537           833
  Other(2) .....................          371        2,371        3,476        3,740        4,453         1,025           369
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Total operating expenses .......       78,516      158,695       91,900       82,640       82,888        20,118        20,531
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Income (loss) from operations ..      $11,756    $ (55,642)   $   3,385    $   4,846    $   8,781   $     1,522   $     3,131
  Interest expense .............         (337)        (649)        (172)          --           --            --            --
  Interest income ..............          558        1,135          357          439          122            22            36
  Loss on sale of
  available-for-sale
    securities..................           --           --           --           --          (40)           --            --
  Foreign exchange gains (losses),
    net.........................          427           50         (470)          50           --           (24)           52
  Write-down of investments.....           --      (11,750)      (1,150)          --           --            --            --
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Income (loss) before income taxes      12,404      (66,856)       1,950        5,335        8,863         1,520         3,219
Income tax provision............       (1,435)      (1,277)      (1,143)        (720)        (668)          (91)         (194)
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Income (loss) before minority
  interest .....................    $  10,969    $ (68,133)   $     807    $   4,615    $   8,195   $     1,429   $     3,025
Equity in income (loss) of
  affiliate.....................           --          (51)          51           --           --            --            --
Minority interest...............           --          (37)         (83)        (308)        (861)         (104)         (397)
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
Net income (loss)...............    $  10,969    $ (68,221)   $     775    $   4,307    $   7,334   $     1,325   $     2,628
                                    ==========   ==========   ==========   ==========   ===========   ==========  ============
Basic and diluted net income
  (loss) per share..............    $    0.40    $  (2.39)    $     0.03   $    0.15    $   $0.25   $      0.05   $     0.09
                                    ==========   ==========   ==========   ==========   ===========   ==========  ============



                                       16

                                                                                                        Three Months Ended
                                                        Year Ended December 31,                              March 31,
                                    ---------------------------------------------------------------   ------------------------
                                        1999         2000         2001         2002         2003         2003         2004
                                    ----------   ----------   ----------   ----------   -----------   ----------  ------------
                                                                                                            (Unaudited)
                                                                   (In Thousands, Except Per Share Data)

Cash dividends declared per share        0.54           --           --           --           --          --            --
Shares used in basic net income
  per share calculations(3).....       27,557       28,544       28,936       28,940       28,946          28,943        28,949
Shares used in diluted net income
  per share calculations(3).....       27,557       28,544       28,936       28,940       28,973          28,943        29,062


                                                               December 31,                          March 31,
                                         ---------------------------------------------------------  -----------
                                            1999        2000       2001        2002        2003        2004
                                         ---------- ----------- ---------- ------------  ---------  -----------
                                                                                                    (Unaudited)
                                                              (In U.S. Dollars Thousands)
Balance Sheet Data:
   Cash and cash equivalents............ $  15,433   $  12,727  $  20,236   $  11,009   $  26,227   $  12,065
   Available-for-sale securities........        --          --         --      26,199      35,140      51,978
   Total assets ........................    46,645      55,706     53,602      62,650      82,541      86,794
   Net assets ..........................     5,710       8,161     11,601      18,522      27,980      31,776
  Long-term debt, less current portion..     3,540      16,084     15,963      15,856      16,068      16,583
   Total shareholders' equity ........       5,710       8,161     11,601      18,522      27,980      31,776


--------------------------------------------------------------------------------

(1) Reflects the non-cash compensation expenses associated with the grants under the employee equity compensation plans and for year 2000, also includes the non-cash compensation expenses associated with the transfer of shares from Hung Lay Si Co. Ltd., our former parent company, to our chairman and chief executive officer. Non-cash compensation expense was allocated according to the category under which a staff employee and team member functioned as follows: approximately $323 (2002: $623; 2001: $381; 2000: $291; three months ended March 31, 2004: $261; three months ended March 31, 2003: $81) represents sales expenses, $96 (2002: $238; 2001: $87;
     2000: $168; three months ended March 31, 2004;: $31; three months ended March 31, 2003: $26) represents community expenses, $691 (2002: $1,179; 2001: $1,546; 2000: $65,044; three months ended March 31, 2004: $463; three months ended March 31, 2003: $328) represents general and administrative expenses and $309 (2002: $524; 2001: $487; 2000: $186; three months ended
     March 31, 2004: $78; three months ended March 31, 2003: $102) represents online services development expenses.

(2) Includes amortization of intangibles/software development cost and for the year ended December 31, 2000 also includes non-cash listing expenses of approximately $1.4 million.

(3) On February 16, 2004, we announced a one for ten bonus share issue on our outstanding common shares. All common shares and per-share amounts have been retroactively adjusted to reflect the eleven for ten share split for all periods presented. For a further discussion on the share split, please see Note 26 of our consolidated financial statements appearing elsewhere in this prospectus. Fractional shares were rounded up resulting in an additional 1,350 common shares upon distribution of the bonus shares on April 1, 2004.

        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

     Because we did not have any preferred shares outstanding during the period presented, the ratio of earnings to combined fixed charges and preference dividends was the same as the ratio of earnings to fixed charges. The ratio of earnings to fixed charges, and any deficiency, where applicable, for each of the periods set forth below is as follows:

                                                                                                       Three
                                                                                                      Months
                                                                Year Ended                             Ended
                                                               December 31,                          March 31,
                                        -----------------------------------------------------------  ---------
                                            1999        2000       2001        2002        2003        2004
                                        -----------  ----------  ----------  ----------  ----------  ---------
Ratio of earnings to fixed charges.          38          --           12         N/A         N/A        N/A
Deficiency of earnings to cover
fixed charges......................          --        (66,856)       --         --          --         --


     "Fixed Charges" consists of:

     o    interest expensed and capitalized, and

     o    an estimate of the interest within rental expense.

     "Earnings" consists of income from continuing operations before income taxes and fixed charges (excluding capitalized interest).

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the "Selected Financial Data" and the accompanying financial statements and the notes to those statements appearing elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly under the caption "Risk Factors."

Overview

     We are a leading business-to-business (B2B) media company that provides information and integrated marketing services, with a particular focus on the China market. Our mission is to facilitate global trade between buyers and suppliers by providing the right information, at the right time, in the right format. Although our range of media has grown, for more than 33 years we have been in the same basic business of helping buyers worldwide find products and suppliers in Asia.

     We were originally incorporated under the laws of Hong Kong in 1970. In 1971, we launched Asian Sources, a trade magazine to serve global buyers importing products in volume from Asia. In 1985, we launched Electronics News for China for this purpose. Realizing the importance of the Internet, we became one of the first providers of business-to-business online services by launching Asian Sources Online in 1995. In 1999, we changed the name of Asian Sources Online to Global Sources Online. Today we have several publications, their associated websites plus leading events and conferences that provide information to high-tech design engineers and manufacturers in China and throughout Asia.

     In April 2000, we completed a share exchange with a publicly traded company based in Bermuda, and our shareholders became the majority shareholders of the Bermuda corporation. As a result of the share exchange, we became incorporated under the laws of Bermuda and changed our name to Global Sources Ltd. Today we are one of Asia's leading providers of trade information in print, online, on CD-ROM and face-to-face, meeting the marketing and sourcing needs of our supplier and buyer communities.

Revenue

     We derive revenue from three principal sources.

     Online services -- Our primary service is creating and hosting marketing websites that present suppliers' products and company information in a consistent and easily searchable manner on Global Sources Online. We also derive revenue from banner advertising fees. We ratably recognize the fees we receive to display a supplier's advertisement or company data over the contractual term, which is generally six to twelve months.

     Other media services -- We publish trade magazines, which consist primarily of product advertisements from suppliers and our independent editorial reports and product surveys. We publish our core trade magazines monthly, and a host of specialized magazines seasonally. Suppliers pay for advertising in our trade magazines to promote their products and companies. We also derive revenue from buyers that subscribe to our trade publications. We also offer CD-ROM versions of the content on Global Sources Online. We recognize revenue ratably over the period during which the advertisement is displayed, generally not exceeding one year.

     Exhibitions - trade shows and seminars -- We launched a new line of trade shows, called the China Sourcing Fairs. They offer international buyers direct access to China and other Asian manufacturers. The first fair was held during the fourth quarter of 2003. Future fairs will be held mainly in the second quarter and fourth quarter of each financial year. We recognize exhibitor services revenue at the conclusion of the related events.

Critical Accounting Policies

     Our significant accounting policies are described in Note 2 to the consolidated financial statements appearing elsewhere in this prospectus. The following is a discussion of our critical accounting policies:

Revenue Recognition

     We derive our revenue primarily from receipt of advertising fees in our published trade magazines and websites, sale of trade magazines, receipt of fees from licensing our trade and service marks, receipt of service fees from the provision of software maintenance services, and from organizing exhibitions and business seminars.

     Revenue from advertising in trade magazines and websites is recognized ratably over the period in which the advertisement is displayed. Advertising contracts do not exceed one year. When advertising fees from published trade magazines and websites are contracted under a single arrangement, we allocate the total advertising fees to the multiple deliverables based on their relative fair values. The fair value of the revenue from published trade magazines and websites is based on our average historical selling prices. Revenue from sales of trade magazines is recognized upon delivery of the magazine. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from the provision of maintenance service is deferred and recognized ratably over the maintenance service period. Revenue from organizing exhibitions or trade shows and business seminars is recognized at the conclusion of the event and the related direct event production costs and direct event promotion costs are deferred and recognized as expenses upon conclusion of the event.

     We receive license fees and royalties from licensing our trade and service marks. Revenue from license fees is recognized ratably over the term of the license, currently four to five years. Royalties from license arrangements are earned ratably in the period in which the advertisement is displayed by the licensee.

     The correct measurement of timing and the duration of the contracts with our customers are essential to the recognition of our revenue. Any delays in recognizing the revenue could cause our operating results to vary significantly from period to period. In addition our revenue recognition determines the timing of certain expenses such as commissions, circulation expenses, direct event production costs and direct event promotion expenses. We believe that we have adequate controls and processes in place to ensure the accuracy of the revenue recording.

Capitalization of Development Costs of Software for Internal Use

     We adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the preliminary project stage with respect to the development of software for internal use are expensed as incurred; costs incurred during the application development stage are capitalized and are amortized over the estimated useful life of three years upon the commissioning of service of the software. Training and maintenance costs are expensed as incurred.

     To account for the development costs related to the products to be sold, leased or otherwise marketed, we adopted SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Development costs incurred subsequent to the establishment of the technological feasibility of the product are capitalized. The capitalization will end when the product is available for general release to customers.

     Our policies on capitalized software development costs determine the timing and our recognition of certain development costs. In addition, these policies determine whether the costs are capitalized or recorded as expenses.

Estimation of Allowance for Doubtful Debts

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities in our financial statements.

     We estimate the collectibility of our accounts receivable based on our analysis of the accounts receivable, historical bad debts, customer credit-worthiness and current economic trends. We continuously monitor collections from our customers and maintain adequate allowance for doubtful accounts. While credit losses have historically been within our expectations and the allowances we established, if the bad debts significantly exceed our provisions, our operating results and liquidity would be adversely affected.

Impairment of Long-Lived Assets

     Property and equipment are amortized over their estimated useful lives. Useful lives are based on our estimates of the period that the assets will generate revenue and can be productively employed.

     We periodically review the carrying values of our long-lived assets based on the anticipated gross cash flows and will provide for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The impairment loss is measured based on the difference between the carrying amount of the asset and its fair value.

     While we believe our estimation of the useful lives and future cash flows are reasonable, different assumptions regarding such useful lives and cash flows could materially affect our valuations.

Results of Operations

     The following table sets forth the results of our operations as a percentage of total revenue:

                                                                                        Three Months
                                                                                           Ended
                                                    Year Ended December 31,              March 31,
                                               ------------------------------------   -------------------
                                                  2001        2002        2003        2003        2004
                                               -----------  ----------  -----------   --------  ---------
Income statement data:
Revenue:
  Online services.........................           58%         59%         56%         58%         55%
  Other media services....................           38          38          39          37          38
  Exhibitions.............................            3           2           4           4           6
  Miscellaneous...........................            1           1           1           1           1
         Total revenue....................          100         100         100         100         100
Operating expenses:
  Sales...................................           33          33          33          33          32
  Event production........................            1           1           1           1           1
  Community...............................           13          14          13          13          13
  General and administrative..............           34          33          31          33          31
  Online services development.............            9           6           5           6           5
  Non-cash compensation...................            3           3           2           2           3
  Other...................................            3           4           5           5           2
         Total operating expenses.........           96          94          90          93          87
  Income from operations..................            4%          6%         10%          7%         13%
  Net income..............................            1%          5%          8%          6%         11%
                                               ===========  ==========  ===========  ========= ===========

The following table represent our revenue by geographical areas as a percentage of total revenue:

                                                                                          Three Months
                                                                                              Ended
                                                     Year Ended December 31,                March 31,
                                              --------------------------------------    ------------------
                                                  2001         2002         2003        2003        2004
                                              ------------  ------------  ----------    --------  --------
Asia.......................................           93%         93%          93%         93%         93%
United States..............................            5           6            6           6           7
Europe.....................................            1           1            1           1           0
Others.....................................            1           0            0           0           0
                                              ------------  ------------  ----------    --------  --------
         Total revenue.....................          100%        100%         100%        100%        100%
                                              ============  ============  ==========    ========  ========

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Revenue

     Our total revenue grew by 9% to $23.7 million during the three months ended March 31, 2004 from $21.6 million during the three months ended March 31, 2003. Our online services revenue grew from $12.6 million during the three months ended March 31, 2003 to $12.9 million during the three months ended March 31, 2004, a growth of 2% reflecting our growth in China. Our other media services revenue grew from $8.1 million during the three months ended March 31, 2003 to $9.1 million during the three months ended March 31, 2004, a growth of 12% reflecting our growth in China, growth in certain of our print publications and growth in marketing services or print inserts. Our exhibitions revenue grew from $0.8 million during the three months ended March 31, 2003 to $1.5 million during the three months ended March 31, 2004, a growth of 88% as a result of an increase in the number of exhibitors.

     We have made substantial progress in developing our customer base in China, our largest market. Revenue from China grew by 19% during the three months ended March 31, 2004 compared to the three months ended March 31, 2003. China accounted for 44% of total revenue for the three months ended March 31, 2004.

Operating expenses

     Sales. We utilize independent sales representatives employed by independent sales representative organizations in various countries and territories to promote our products and services. Under these arrangements, the sales representative organizations are entitled to commissions as well as marketing fees. Commission expense is recorded when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier, and is included in sales expenses.

     Sales costs consist of the commissions and marketing fees paid and incentives provided to our independent sales representative organizations, as well as sales support fees for processing sales contracts. These representative organizations sell online services, advertisements in our trade magazines and exhibitor services and earn a commission as a percentage of revenue generated. Sales costs increased from $7.0 million during the three months ended March 31, 2003 to $7.5 million during the three months ended March 31, 2004, an increase of 7% due mainly to an increase in revenue in the first quarter of 2004.

     Event Production. With the launch of China Sourcing Fairs in the fourth quarter of 2003, we are presenting the costs associated with production of the exhibition or trade show and seminar events as a separate category in our Income Statement. Accordingly, certain of our costs for the first three months of 2003 have been reclassified from sales costs to event production costs, to conform to our current presentation.

     Event production costs consist of the costs incurred for hosting the exhibition or trade show and seminar events. The event production costs include venue rental charges, booth construction costs, travel costs incurred for the event hosting and other event organizing costs. The event production costs are deferred and recognized as an expense when the related event occurs.

     Event production costs remained at $0.2 million during the three months ended March 31, 2003 and during the three months ended March 31, 2004.

     Community. During the third quarter of 2003, we enhanced the scope of our circulation function and renamed it Community Development. Certain items of costs for the first quarter of 2003 have been reclassified from general and administrative costs to community costs to conform to current presentation.

     Community costs consist of the costs incurred for servicing our buyer community and for marketing our products and services to the global buyer community. Community costs also include costs relating to our trade magazine publishing business, specifically printing, paper, bulk circulation, subscription promotions, customer services costs and the marketing promotions costs incurred for promoting the China Sourcing Fairs events to the buyer community. The promotions costs incurred for promoting the China Sourcing Fairs to the buyer community are deferred and recognized as an expense when the related event occurs. Community costs increased from $2.9 million during the three months ended March 31, 2003 to $3.1 million during the three months ended March 31, 2004, an increase of 7%. This increase was due mainly to increases in paper costs, payroll costs, cost of participation in third-party trade shows to promote our products and services to the buyer community and subscription promotion expenses.

     General and Administrative. General and administrative costs consist mainly of corporate staff compensation, information technology support services, content management services, marketing costs, office rental, depreciation, communication and travel costs. General and administrative costs increased from $7.1 million during the three months ended March 31, 2003 to $7.4 million during the three months ended March 31, 2004, an increase of 4%, due mainly to the increase in content management services costs and marketing costs.

     Online Services Development. Online services development costs consist mainly of payroll, office rental and depreciation costs relating to the enhancements of Global Sources Online. Online services development costs to fund the expansion of our online services declined from $1.3 million during the three months ended March 31, 2003 to $1.1 million during the three months ended March 31, 2004, a decline of 15% due mainly to a reduction in depreciation costs.

     Non-Cash Compensation Expenses. We have issued share awards under several equity compensation plans (ECP) to both employees and team members. The total non-cash compensation expense, resulting from the ECP, recorded by us during the three months ended March 31, 2004 was $0.8 million compared to $0.5 million recorded during the three months ended March 31, 2003. This increase was a result of new shares awards in January 2004 and an increase in our share price. The corresponding amounts for the non-cash compensation expenses are credited to shareholders' equity.

     Other Non-Cash Expenses. Other non-cash expenses consist of amortization of software development costs.

     Other non-cash expenses during the three months ended March 31, 2004, were $0.4 million, compared to $1.0 million for the three months ended March 31, 2003.

     Income From Operations. The total income from operations during the three months ended March 31, 2004 was $3.1 million as compared to $1.5 million during the three months ended March 31, 2003. The increase in total income from operations resulted mainly from the increase in revenue, declines in online services development costs and amortization of software development costs, off-set partially by increases in sales costs, community costs, general and administrative costs and non-cash compensation expenses. Income from operations for online services grew to $2.2 million during the three months ended March 31, 2004 from $1.4 million during the three months ended March 31, 2003, an increase of 57%. The growth was mainly attributable to growth in online services revenue, declines in online services development costs and amortization of software development costs.

     Income Taxes. We and certain of our subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies. Certain of our subsidiaries operate in Hong Kong SAR and Singapore and are subject to income taxes in their respective jurisdictions. Also, we are subject to withholding taxes for revenue earned in certain other countries.

     We reported a tax provision of $0.2 million during the three months ended March 31, 2004 and $0.1 million during the three months ended March 31, 2003.

     Net Income. Net income was $2.6 million during the three months ended March 31, 2004, compared to $1.3 million during the three months ended March 31, 2003. This growth resulted mainly from the increase in revenue, declines in online services development costs, amortization of software development costs and foreign exchange losses, off-set partially by increases in sales costs, community costs, general and administrative costs, non-cash compensation expenses, increases in tax provision and in the current quarter share of profits attributable to a minority shareholder due to profitable performance of a subsidiary.


Fiscal Year 2003 Compared to Fiscal Year 2002

Revenue

     During the year ended December 31, 2003, our total revenue grew to $91.7 million from $87.5 million during the year ended December 31, 2002, a growth of 5%. Our online services revenue grew marginally by

$0.1 million to $51.4 million during the year ended December 31, 2003, as compared with $51.3 million during the year ended December 31, 2002. Revenue from our other media services grew by $3.2 million or 10% to $36.3 million during the year ended December 31, 2003 as compared with $33.1 million during the year ended December 31, 2002. Our exhibitions or trade shows revenue grew from $2.5 million during the year ended December 31, 2002 to $3.3 million during the year ended December 31, 2003, a growth of 32%, due to launching our China Sourcing Fairs event held in the fourth quarter of 2003. This offers international buyers direct access to suppliers in China and other Asian countries. Future fairs will be held mainly in the second quarter and fourth quarter of each financial year.

     We made substantial progress in developing our customer base in China, which has offset much of the decline we experienced in other markets such as Hong Kong SAR and Taiwan. Revenue from China grew by 40% during the three months ended December 31, 2003 compared to the three months ended December 31, 2002 making China the Company's largest market.

Operating Expenses

Sales

     We utilize independent sales representatives employed by independent sales representative organizations in various territories to promote our products and services. Under these arrangements, the sales representatives are entitled to commissions as well as marketing fees. Commissions expense is recorded when the associated revenue is recognized or when the associated accounts receivable are paid, whichever is earlier, and is included in sales expenses.

     The sales representative organizations handle collections from customers on our behalf. We include these collections as well as cash advances made to the sales representatives in receivables from sales representatives. As of June 30, 2002, the board of directors of two of these sales representative companies included a director we nominated to monitor the receivables collected from our customers by these related party sales representatives, and to monitor any changes to the authorized signatories of the depository bank accounts. The nominated directors were our employees. We and the nominated directors did not have any interest in the share capital of the sales representative companies. However as of December 31, 2003 and December 31, 2002, we did not have any nominated directors on the board of directors of any of our sales representative organizations.

     Sales costs consist of the commissions and marketing fees paid and incentives provided to our independent sales representatives as well as sales support fees for processing sales contracts. These representatives sell online services, advertisements in our trade magazines and exhibitor services and earn a commission as a percentage of revenue generated. Sales costs increased from $28.7 million during the year ended December 31, 2002 to $30.1 million during the year ended December 31, 2003, an increase of 5% due to increase in revenue of 5%.

Event Production

     With the launch of China Sourcing Fairs in fourth quarter of 2003, we are presenting the costs associated with production of the exhibition or trade show and seminar events as a separate category in our Income Statement. Accordingly, certain of our costs for first nine months of 2003 and prior periods have been reclassified from sales costs to event production costs to conform to current presentation.

     Event production costs consist of the cost incurred for hosting the exhibition or trade show and seminar events. The event production costs include venue rental charges, booth construction costs, travel costs incurred for the event hosting and other event organizing costs. The event production costs are deferred and recognized as expense at the conclusion of the related events.

     Event production costs remained at $0.9 million during the year ended December 31, 2003 and the year ended December 31, 2002, due to a decline in event production costs of our technical seminars and exhibitions during year 2003, which was offset by the additional production costs of our first China Sourcing Fair, held in the fourth quarter of 2003. Event production costs are expected to increase in 2004 from our sponsoring of six China Sourcing Fairs.

Community

     During the third quarter of 2003, we enhanced the scope of our circulation function and renamed it as Community Development. Certain items of costs for the first half of 2003 and prior periods have been reclassified from general and administrative costs to community costs to conform to our current year presentation.

     Community costs consist of the costs incurred for servicing our buyer community and for marketing our products and services to the global buyer community. Community costs also include costs relating to our trade magazine publishing business, specifically printing, paper, bulk circulation, subscription promotions, customer services costs and the marketing promotions costs incurred for promoting the China Sourcing Fairs events to the buyer community. The promotions costs incurred for promoting the China Sourcing Fairs to the buyer community are deferred and recognized as expense at the conclusion of the related events.

     Community costs declined from $12.5 million during the year ended December 31, 2002 to $12.3 million during the year ended December 31, 2003, a decline of 2% due mainly to a decline in payroll costs, rental costs of premises, utilities and fees paid to third parties offset partially by an increase in buyer marketing promotions costs.

General and Administrative

     General and administrative costs consist mainly of corporate staff compensation, information technology support services, content management services, marketing costs, office rental, depreciation, communication and travel costs.

     General and administrative costs declined marginally from $28.9 million during the year ended December 31, 2002 to $28.7 million during the year ended December 31, 2003, due mainly to a decline in information technology support services costs.

Online Services Development

     Online services development costs consist mainly of payroll, office rental and depreciation costs relating to the enhancements of Global Sources Online.

     Online services development costs to fund the expansion of our online services declined from $5.4 million during the year ended December 31, 2002 to $5.0 million during the year ended December 31, 2003, a decline of 7%. This decline resulted mainly from a decline in depreciation costs.

Non-Cash Compensation Expenses

     We have issued share awards under several equity compensation plans (ECP) to both employees and team members. The total non-cash compensation expense, resulting from the ECP, recorded by us during the year ended December 31, 2003 was $1.4 million compared to $2.6 million recorded during the year ended December 31, 2002. This decline was a result of earlier share awards that were fully vested in April 2003. The corresponding amounts for the non-cash compensation expenses are credited to shareholders' equity.

Other Non-Cash Expenses

     Other non-cash expenses consist mainly of amortization of software development costs.

     Other non-cash expenses during the year ended December 31, 2003 were $4.5 million, compared to $3.7 million for the year ended December 31, 2002.

Income from Operations

     The total income from operations during the year ended December 31, 2003 was $8.8 million compared to $4.8 million during the year ended December 31, 2002. The improvement was mainly due to growth in revenue, declines in community costs, general and administrative costs, online services development costs and non-cash compensation expenses, offset partially by an increase in sales costs and amortization of software development costs. Income from operations for online services declined from $6.3 million during the year ended December 31, 2002 to $6.0 million during the year ended December 31, 2003, a decline of 5%. The decline resulted mainly from an increase in amortization of software development costs offset partially by a decline in online services development costs.

Income Taxes

     We and certain of our subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies. Certain of our subsidiaries operate in Hong Kong SAR and Singapore and are subject to income taxes in their respective jurisdictions. Also, we are subject to withholding taxes for revenue earned in certain other countries.

     We reported a tax provision of $0.7 million during the year ended December 31, 2003 and the year ended December 31, 2002.

Net Income

     Net income was $7.3 million during the year ended December 31, 2003, compared to a net income of $4.3 million during the year ended December 31, 2002. The improvement was mainly due to growth in revenue, declines in community costs, general and administrative costs, online services development costs, non-cash compensation expenses and income taxes, offset partially by increases in sales costs, amortization of software development costs, the share of profits attributable to a minority shareholder during the year ended December 31, 2003 due to profitable performance of a subsidiary and a decline in interest income.

Fiscal Year 2002 Compared to Fiscal Year 2001

Revenue

     During the year ended December 31, 2002, our online services revenue declined by $4.2 million or 8% to $51.3 million as compared with $55.5 million during the year ended December 31, 2001. Revenue from our other media services declined by $3.3 million or 9% to $33.1 million during the year ended December 31, 2002 as compared with $36.4 million during the year ended December 31, 2001. Our exhibitions or trade shows revenue declined by $0.1 million or 4% from $2.6 million to $2.5 million. Total revenue for the year ended December 31, 2002 was $87.5 million compared with $95.3 million for the year ended December 31, 2001, a decline of $7.8 million or 8%.

     Revenue has been affected by the poor global economy, and especially the severe recession in some of our traditional markets, Hong Kong SAR and Taiwan, which together accounted for 60% of our revenue for fiscal year 2000. However, we have made substantial progress in developing our customer base in China which has offset much of the decline in other markets. Revenue from China grew by 10% during fiscal year 2002, making China the Company's largest market and China accounted for 38% of total revenue in fourth quarter of fiscal year 2002.

Operating Expenses

Sales

     Sales costs consist of the commissions and marketing fees paid and incentives provided to our independent sales representative organizations and sales support costs. Sales costs declined from $31.2 million during the year ended December 31, 2001 to $28.7 million during the year ended December 31, 2002, a decline of 8% due mainly to a decline in revenue of 8%.

Event Production

     Event production costs consist of costs incurred for hosting the exhibition or trade show and seminar events. The event production costs include venue rental charges, booth construction costs, travel costs incurred for the event hosting and other event organizing costs.

     Event production costs increased from $0.8 million during the year ended December 31, 2001 to $0.9 million during the year ended December 31, 2002, an increase of 13% due to increase in event organizing costs.

Community

     Community costs consist of the costs incurred for servicing our buyer community and for marketing our solutions to the global buyer community. The community costs also include costs relating to our trade magazine publishing business, specifically printing, paper, bulk circulation, subscription promotions and customer services costs.

     Community costs declined slightly from $12.7 million during the year ended December 31, 2001 to $12.5 million during the year ended December 31, 2002, a decline of 2% due to a decline in printing costs and paper consumption.

General and Administrative

     General and administrative costs consist mainly of corporate staff compensation, information and technology support services, content management services, marketing costs, office rental, depreciation, communication and travel costs.

     General and administrative costs declined from $32.7 million during the year ended December 31, 2001 to $28.9 million during the year ended December 31, 2002, a decline of 12% due to our cost reduction measures that resulted in a decline in marketing expenses, information technology support costs, telecommunications costs and payroll costs, and a decline in content management services costs in the first half of 2002.

Online Services Development

     Online services development costs consist mainly of payroll, office rental and depreciation costs relating to the enhancements of Global Sources Online.

     Online services development costs to fund the expansion of our online services declined from $8.4 million during the year ended December 31, 2001 to $5.4 million during the year ended December 31, 2002, a decline of 36%. This decline resulted from reductions in fees paid to consultants and capitalization of costs related to the internal development of new software and software tools.

Non-Cash Compensation Expenses

     We have issued share awards under several equity compensation plans ("ECP") to both employees and team members. The total non-cash compensation expense, resulting from the ECP, recorded by us during the years ended December 31, 2002 and 2001 was $2.6 million and $2.5 million, respectively. The corresponding amounts for the non-cash compensation expenses are credited to shareholders' equity.

Other Non-Cash Expenses

     Other non-cash expenses consist of amortization of software development costs and amortization of intangibles.

     Other non-cash expenses during the year ended December 31, 2002 were $3.7 million, consisting mainly of amortization of software development costs, compared to $3.5 million for the year ended December 31, 2001, consisting of $3.1 million for amortization of software development costs and $0.4 million for amortization of intangibles.

Income from Operations

     Income from operations for online services grew to $6.3 million during the year ended December 31, 2002 from $6.0 million during the year ended December 31, 2001, an increase of 5%. The improvement resulted mainly from declines in sales costs, general administrative costs and online development costs compared to 2001, offset partially by the decline in online services revenue. The total income from operations during the year ended December 31, 2002 was $4.8 million compared to $3.4 million during the year 2001. The improvement was mainly due to declines in sales costs, general administrative costs and online development costs compared to 2001, offset partially by the decline in total revenue.

Income Taxes

     We and certain of our subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies. Certain of our subsidiaries operate in Hong Kong SAR and Singapore and are subject to income taxes in their respective jurisdictions. Also, we are subject to withholding taxes for revenue earned in certain other countries.

     We reported a tax provision of $0.7 million during the year ended December 31, 2002 and $1.1 million during the year ended December 31, 2001.

Net Income

     Net income was $4.3 million during the year ended December 31, 2002, compared to a net income of $0.8 million during the year ended December 31, 2001. The improvement primarily was due to declines in sales costs, general and administrative costs, online development costs and exchange loss compared to the year ended December 31, 2001, and the $1.2 million write-down of investments recorded in year 2001 and offset partially by a decline in revenue.

Liquidity and Capital Resources

     We have reclassified the available-for-sale securities from cash and cash equivalents and disclosed the available-for-sale securities separately on our balance sheet.

     We financed our activities for three months ended March 31, 2004 using cash generated from our operations.

     Net cash generated from operating activities was $2.5 million during the three months ended March 31, 2004, compared to $3.7 million cash generated from operating activities during the three months ended March 31, 2003. The primary source of cash from operating activities was collections from our customers received through our independent sales representative organizations.

     Net cash used for investing activities was $16.7 million during the three months ended March 31, 2004, which was used principally for capital expenditures for computers, softwares, office furniture and purchase of available-for-sale securities. Net cash used for investing activities during the three months ended March 31, 2003 was $2.7 million, which was used principally for capital expenditure for computers, software development, a motor vehicle and purchase of available-for-sale securities, off-set partially by $0.2 million proceeds from bonds which matured during the quarter.

     Net cash generated from financing activities was $0.1 million during the three months ended March 31, 2004, which represents the amount received from directors for the shares subscribed by them in the Director Purchase Plan. Net cash generated from financing activities was $0.03 million during the three months ended March 31, 2003, which represents amount received from directors for the shares subscribed by them in the Director Purchase Plan.

     We hold a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to our suppliers. This facility has a maximum limit of approximately $0.6 million. As at March 31, 2004, the unutilized amount under this facility was approximately $0.4 million. Hongkong and Shanghai Banking Corporation Limited has also provided guarantees on our behalf to our suppliers. As at March 31, 2004, such guarantees amounted to $0.009 million.

     We continuously monitor collections from our customers and maintain an adequate allowance for doubtful accounts. While credit losses have historically been within our expectations and the allowances established, if the bad debts significantly exceed our provisions, additional allowances may be required.

     Advance payments received from customers were $28.2 million as of March 31, 2004, compared to $27.5 million as at December 31, 2003, improving our liquidity.

     During the first quarter of 2004, we entered into a number of license agreements for our exhibition events amounting to $29.9 million in payments over five years. The agreements are cancelable under Force Majeure conditions, and with the consent of the other party but may be subject to a payment penalty.

     On February 16, 2004, we announced a one for ten bonus share issue on our outstanding common shares. Shareholders of record on March 1, 2004 received one additional common share for every ten common shares held, of face value of $0.01 each. The bonus share issue was distributed on April 1, 2004. All common shares and per-share amounts in the consolidated financial statements have been retroactively adjusted to reflect the eleven for ten share split for all periods presented. In addition, we have reclassified $0.026 million from additional paid in capital to common share capital as of December 31, 2003 and March 31, 2004, in connection with the bonus share issue.

The following table summarizes our contractual obligations as at March 31, 2004:


                                                         Payments due by period (in U.S. Dollars Thousands)
                                                         --------------------------------------------------
                                                                  Less than       1-3          3-5      More than
                                                      Total        1 year        years        years      5 years
                                                    ----------   -----------   ----------   ----------  ---------
Contractual Obligations
Operating leases..............................       $    329      $   306       $    23      $    --    $    --
Liabilities for incentive and bonus plans.....          1,025          343           375          307         --
Amount owed to Hung Lay Si Co. Ltd..(1).......         12,017          315         2,493        2,445      6,764
Purchase obligations..........................            464          464            --           --         --
                                                    ----------   -----------   ----------   ----------  ---------
Total.........................................       $ 13,835      $ 1,428       $ 2,891      $ 2,752    $ 6,764
                                                    ==========   ===========   ==========   ==========  =========


(1) Interest on the principal amount owed to Hung Lay Si Co. Ltd. will accrue beginning January 1, 2005 at the U.S. Federal Funds rate. The rate assumed for purpose of the contractual obligation on the amount owed to Hung Lay Si Co. Ltd. is based on the U.S. Federal Funds rate as at March 31, 2004.

     We anticipate that cash on hand and cash generated from operations will be adequate to satisfy our working capital, capital expenditure requirements and cash commitments based on the current levels of our operations. We have no bank debt as of March 31, 2004.

Recent Accounting Pronouncements

     In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The purpose of this statement is to develop consistent accounting for asset retirement obligations and related costs in the financial statements and provides more information about future cash outflows, leverage and liquidity regarding retirement obligations and the gross investment in long-lived assets. We adopted SFAS No. 143 effective January 1, 2003 and believe that the adoption of this standard did not have a material impact on the Company's financial statements of position, results of operations, or cash flows.

     In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which requires additional disclosures in interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

     In January 2003, FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN 46 requires a beneficiary to consolidate a variable interest entity ("VIE") if it is the primary beneficiary of that entity. The primary beneficiary is defined as having a variable interest in a VIE that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. In December 2003, FASB completed deliberations of proposed modifications to FIN 46 ("Revised Interpretations") resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the Company's first quarter of fiscal 2004. VIEs created after December 31, 2003 must be accounted for under the Revised Interpretations. Special Purpose Entities ("SPEs") created prior to February 1, 2003, may be accounted for under the original or revised interpretation's provisions no later than the first period ending after December 15, 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under the revised interpretation's provisions no later than the Company's first quarter of fiscal 2004. We believe that the adoption of FIN 46 did not have a material impact on the Company's financial statements of position, results of operations, or cash flows.

     In November 2002, the EITF reached consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables," which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. We believe that the adoption of EITF 00-21 does not have a material impact on the Company's financial statements of position, results of operations or cash flows.

Qualitative and Quantitative Disclosures about Market Risk

     We operate internationally and foreign exchange rate fluctuations may have a material impact on our results of operations. Historically, currency fluctuations have been minimal on a year to year basis in the currencies of the countries where we have operations. As a result, foreign exchange gains or losses in revenue and accounts receivable have been offset by corresponding foreign exchange losses or gains arising from expenses. However, during the Asian economic crisis of 1997 to 1998, both advertising sales and the value of Asian currencies declined, which caused a significant decline in our revenue that was not fully offset by lower expense levels in Asian operations.

     This decline in revenue occurred due to contracts being denominated and priced in foreign currencies prior to devaluations in Asian currencies. The conversion of these contract proceeds to U.S. dollars resulted in losses and reflects the foreign exchange risk assumed by us between contract signing and the conversion of cash into U.S. dollars. We believe this risk is mitigated because historically a majority (ranging between 55% to 60%) of our revenue is denominated in U.S. dollars or is received in the Hong Kong currency which is currently pegged to the U.S. dollar. Correspondingly, a majority (approximately 85%) of our expenses are denominated in Asian currencies. To the extent significant currency fluctuations occur in the New Taiwan dollar, the Chinese Renminbi or other Asian currencies, or if the Hong Kong dollar is no longer pegged to the U.S. dollar, our revenue and expenses may fluctuate in tandem thus reducing the net impact on our profits.

     During the three months ended March 31, 2004 and the three months ended March 31, 2003, we have not engaged in foreign currency hedging activities.

     In the first quarter of 2004 and the year 2003, we derived more than 90% of our revenue from customers in the Asia-Pacific region. We expect that a majority of our future revenue will continue to be generated from customers in this region. Future political or economic instability in the Asia-Pacific region could negatively impact our business.

                                    BUSINESS

Summary

     We are a leading business-to-business (B2B) media company that provides information and integrated marketing services, with a particular focus on the Chinese market. Our mission is to facilitate global trade between buyers and suppliers by providing the right information, at the right time, in the right format. Although our range of media has grown, for more than 33 years we have been in the same basic business of helping buyers worldwide find products and suppliers in Asia.

     Buyers rely on our media to stay current with available purchasing opportunities. Suppliers use our media to find new buyers and markets for their products. With our broad range of online, trade magazine and trade show offerings, we provide comprehensive export marketing media and services.

     We have a significant presence across a number of industry sectors including electronics, fashion accessories, hardware and gifts. We are particularly strong in facilitating China's two-way trade of electronics, China's largest import and export sector. Our revenue from China has grown 59% since 2000.

     We serve an independently certified community of more than 400,000 active members in more than 200 countries and territories. This buyer community has almost doubled in size from 209,000 at the end of 2000. During 2003, buyers sent more than 3.8 million requests for information (RFIs) to the 130,000 suppliers listed on Global Sources Online, up from 2.4 million for the year 2000.

     We are diversified in terms of products and services offered, industries served and our customer base. We have powerful and valuable assets including: the Global Sources brand; leading products and market positions; a long history and extensive presence in China; and substantial online leadership and expertise. We believe that all of these provide a strong platform for success and that we are well positioned to grow along with China's exports and imports in the industry segments within which we operate.

Industry Background

Global Trade and the Role of China

     Over the past few decades, as communications and logistics technologies have improved and as more free trade agreements have been signed, international trade has grown at a pace far exceeding the growth of overall global production. For example, from 1990 to 2002, world exports increased at an average annual rate of 6.0% while world GDP grew at an average annual rate of 2.2%. Asia, and China in particular, have been significant contributors to the growth of global trade.

     According to the World Trade Organization (WTO), China is the world's fourth largest economy, after the European Union, the United States and Japan. China is rapidly expanding as both an exporter and an importer of goods and services. According to the US-China Business Council (UCBC), from 1999 to 2003 China's exports have grown from $195 billion to $438 billion, a compound annual growth rate (CAGR) of 22%, and its imports have grown from $166 billion to $413 billion, a CAGR of 26%.

     China has become a major manufacturer and exporter of a wide range of products, due to its significant labor cost advantages, large population, improving quality controls and increasing amounts of foreign investment. Being admitted to the WTO in 2001 was a very important turning point for China. Membership led to a dramatic shift in global trade, with more orders flowing to China and away from traditional supply markets.

     As an indicator of China's export strength, exports to the United States grew by a CAGR of 15% between 1999 and 2003, from $81.8 billion to $152.4 billion. This is in sharp contrast to other traditional trading powers, such as Taiwan and Hong Kong SAR, which have each experienced an 8% decrease in their exports to the United States over the same period.

     The graph below illustrates the recent growth of China's exports to the United States across a range of selected product categories.

                    China Exports to the US in Selected Product
                        Categories (US dollars In Millions)

----------------------------------------------- ----------- --------------- --------------- --------------
Industry Segment                                   2001          2002            2003           CAGR*
                                                   ----          ----            ----           -----
Household goods.............................     $19,296       $24,473         $28,864           22%
Computers and accessories,
   peripherals and parts....................      10,406        14,774          21,988           45%
Sporting goods, footwear, and toys..........      15,411        18,166          20,007           14%
Television receivers, VCRs & other video
   equipment................................      2,416         4,276           5,749            54%
Telecommunications equipment................      2,069         2,812           3,747            35%
Electric apparatus and parts................      2,846         3,115           3,484            11%
Automotive parts and accessories............      1,350         1,697           2,144            26%


        ___________________________
        Source:  Foreign Trade Division, U.S. Census Bureau
        *   Compound annual growth rate

     The largest segment of China's overall global trade, for both imports and exports, is electrical machinery and equipment. According to the UCBC, this segment includes consumer electronics, semiconductors, computers and communications equipment. The UCBC estimates that China:

     o Exported $89 billion worth of electrical machinery and equipment in 2003. This is up 36% from 2002 and represents 20% of China's total exports.

     o Imported $104 billion worth of electrical machinery and equipment in 2003. This is up 42% from 2002 and represents 18% of China's total imports.

     With a population that is more than 15 times as large as Hong Kong SAR, Taiwan and Korea combined, and with comparably more manufacturing facilities, the potential scale of China as an exporter is very substantial. China's exporters include state-owned enterprises, joint ventures and a rapidly growing number of entrepreneurial companies. Many of these companies are relatively inexperienced with exporting.

     With thousands of manufacturers spread across vast regions, and given the large distances between them and their customers, it is difficult for buyers and suppliers to identify and communicate with each other. Accordingly, buyers' search and evaluation costs, and suppliers' advertising and marketing expenses can be substantial.

The Role of Media in Global Trade

     In global trade, media play a key role in helping suppliers and buyers find, connect and transact with each other. To facilitate this, media companies provide three major offerings -- online marketplaces, trade publications and trade shows. Many media companies, however, offer just one or two of these types of media.

     For media companies doing business in Asia, the fragmentation existing in many markets presents significant challenges. They need to find, qualify and visit tens of thousands of suppliers and then assist them to promote their products to the global marketplace. Building a sales force to contact these suppliers is a significant undertaking and typically requires substantial financial and manpower commitments and resources. In particular, there is a huge challenge to effectively and efficiently hire, train and manage a network of sales representatives across such an immense area, where multiple jurisdictions have varying legal requirements, languages, currencies and customs.

     Buyers rely on media to stay current with all available purchasing opportunities. They use the media to identify and pursue new suppliers with which they can compare both pricing and product quality with their existing suppliers. They also seek to purchase new product lines appropriate to their distribution channels. Buyers choose media based on the quality and quantity of information relevant to their interests, and on the range and flexibility of the formats and delivery methods.

     Most suppliers frequently introduce new products and actively seek new buyers and markets through the use of media. Their objective is to make sure their products are seen by as many potential buyers as possi-ble, and sold to buyers that will provide them the best price and the right order size. Suppliers select media based on the number and quality of buyers reached, and on the reputation of the medium and its cost. Also, particularly in China, creative services for ad design and English language copywriting play a significant role in media selection. Suppliers measure the return on their promotional investments by the quantity and quality of sales leads, or RFIs, that they receive, and where possible, by the actual orders generated.

     Operators of online marketplaces generate most of their business from selling marketing services to suppliers, such as hosting and publishing a suppliers' website or catalog, and from advertising. Online marketplaces have the advantages of content depth and timeliness and provide a venue where suppliers can make detailed product and company information accessible to buyers. In the past several years, the use of the Internet for sourcing and purchasing activities has increased significantly. In the United States for example, Forrester Research and the Institute for Supply Chain Management stated that 69% of companies surveyed indicated that they were using the Internet as part of the request for proposal (RFP) process.

     Trade magazine publishers garner the vast majority of their revenue from the sale of advertising. Magazines offer buyers the convenience of portability while offering suppliers a proven medium that delivers a targeted audience. Magazine advertising formats are effective since they enable suppliers to do high-impact, display advertising that can strongly position their company and their products. Advertising in trade magazines contributes greatly to making buyers aware that a company is a potential supplier, and if the buyer is in an active sourcing mode, these advertisements often stimulate the buyer to make an inquiry or to visit the supplier's website.

     Trade show organizers generate most of their business from selling booth space to suppliers. Trade shows play a unique role in the sales process since they allow sellers to make face-to-face presentations to buyers and to negotiate and take orders at the booth. In international trade, this is something that cannot be accomplished by online or print media.

     Many suppliers want to reach their customers and prospects in multiple ways: online, in print and in person at trade shows. Suppliers need this full range of media to make sure they reach their entire target market, because of the benefits of different exposures to buyers, and because each of the media plays a different role in the sales cycle.

Our Offerings

     Our primary business relates to connecting buyers worldwide with suppliers in Asia and other emerging markets. However, we also enable trade in the other direction with a range of media that facilitate selling to Asia and China.

     We provide a broad set of business-to-business (B2B) media products and services to stimulate and streamline the marketing and sourcing processes of global trade. In particular, we believe that we are the largest company offering such an integrated solution to suppliers and buyers engaged in international trade with China.

     Buyers request information and purchase goods from suppliers who market themselves through our online services, trade magazines, CD-ROMs and trade shows. We provide information to help buyers evaluate numerous sourcing options so they can place orders with suppliers that offer them the best terms. We help suppliers market their products and their capabilities to our community of buyers worldwide. By receiving inquiries from a wide selection of buyers, suppliers have more opportunities to achieve the best possible terms, and to learn about the demand and specific requirements in different markets.

     With the combination of our print, online and trade show offerings, supported by our creative and production services, we offer suppliers a virtual one-stop shop for most of their export marketing communications needs.

Media for Buyers Worldwide

Online Services

     Through Global Sources Online, our online marketplace, buyers are able to identify and make inquiries to suppliers. Our primary source of revenue is from suppliers who pay for marketing websites. Each marketing website is comprised of a home page, a company profile and a virtual showroom containing product profile pages on the supplier's products. Each product profile page contains detailed product information, specifications and full color images. Many suppliers choose to supplement their marketing websites with additional online marketing services. For example, suppliers can sponsor a particular product or other search category and when a buyer searches that category, the supplier's banner advertisement is displayed promoting its products or services, with a link to that supplier's marketing website.

     Buyers may search Global Sources Online by product, keyword, supplier or country. Buyers can reach a large potential supply base by searching among, and/or making inquiries to the 130,000 suppliers who are categorized according to the products they can supply. In listing suppliers for a specific product, we give prominence to those who maintain marketing websites with us.

     A key feature of Global Sources Online for buyers is the standard format for suppliers' information, making it unnecessary for buyers to leave our website to visit numerous individual supplier websites, each with a different data structure and design. Another important feature is our "Product Alert." Buyers register their profiles and are then notified by e-mail whenever there is new advertising or editorial content in the product categories they specified.

Trade Publications

     We publish seven monthly publications, plus other quarterly and seasonal publications, that are circulated to buyers worldwide. Our trade publications contain paid advertisements from suppliers, as well as our independent editorial features, which include market reports and product surveys. In addition to our paid subscription base, we distribute samples of our trade magazines and CD-ROMs free of charge to prospective buyers worldwide at a variety of trade shows and events. Our CD-ROMs provide buyers with an offline, electronic means of accessing content found within the industry sectors on Global Sources Online. We do not charge suppliers separately for including their information on CD-ROMs.

Trade Shows

     We have six China Sourcing Fairs scheduled for 2004 in Shanghai. The shows bring buyers from around the world to meet face-to-face with Chinese suppliers. The first China Sourcing Fair was held in Shanghai in October 2003. It featured nearly 600 booths and was attended by 15,000 buyers from more than 100 countries and territories.

Our online Trade Show Center provides extensive event, exhibitor and product information and enables buyers to search for products, send inquiries or make appointments with suppliers at the listed events. We also publish show guides with CD-ROMs for China Sourcing Fairs.

Advertising Creative Services

     We offer our customers advertising and marketing creative services, which assist them in communicating their unique selling propositions and in executing integrated marketing campaigns across our online services, trade magazines and trade shows. Account managers and copywriters in our customer service centers assist suppliers with various creative services -- including digital photography of products, translation, copywriting, ad layout and quality control. Basic media and creative services are included in our media charges.

Private Catalogs

     My Catalog is an online service for buyers to make their sourcing and purchasing activities more efficient. My Catalog has all the functionality of Global Sources Online plus additional content, functionality and support. My Catalog enables buyers to maintain personalized product and supplier information for current and/or potential suppliers. As of March 2004, a variety of companies were using this service including large buying organizations such as AEON, Best Buy and Kingfisher.

     Our Private Supplier Catalogs enable suppliers to enter, manage, update and distribute their product and company data for a variety of online marketing and cataloging applications. We provide tools within the catalog to assist suppliers with creating, updating and posting content.

     Our online catalog offerings are maintained in a private, password-protected environment where the catalog user has the sole right of access and data entry. We currently derive little revenue from these services.

Media for Asian Engineers and Executives

     In addition to our primary media, which connect export suppliers in Asia with buyers worldwide, we are a leading provider of information to electronics engineers and executives within Asia. For this segment of our business, we have six websites, seven magazines and host several conferences and events each year.

Strategy

     Our objective is to be the preferred provider of essential information and integrated marketing solutions in the markets we serve, with a particular emphasis on the large and rapidly growing China market. Our primary strategy to achieve this objective is to serve our industry sectors with each of online, trade publication and trade show media. This full range of media enables suppliers to reach their target market in multiple ways. This strategy can also enable us to achieve a competitive advantage versus other media companies who do not provide this full range of media.

     Our focus for growth is to invest in the organic development of our core businesses and competencies, where we believe significant opportunities exist, and to seek acquisitions and alliances. More specifically, there are five principal components of our growth strategy:

     o Continue to Expand in China. We are significantly expanding our sales representation, marketing and infrastructure in China to enable us to grow our revenue along with the anticipated growth of China trade in the industry sectors we serve. Our revenue from China has grown approximately 59% since 2000 and we expect revenue from China to continue to grow.

     o Expand Trade Show Business. Our primary initiative is to launch more trade shows. Building on the success of our first China Sourcing Fair, which was held in October 2003, we currently have six China Sourcing Fairs scheduled in 2004. We are looking to expand the number of exhibitors, industry sectors served, frequency, and locations where our trade shows are held.

     o Add New Customers for Existing Services. To date, we have sold our solutions to a relatively small number of the 130,000 suppliers currently listed on Global Sources Online. We believe we can significantly increase the number of suppliers who will purchase our online marketplace, trade publication and trade show services for three primary reasons: the overall strength and differentiation of our services; the largest community of independently certified buyers we are involved in global B2B trade; and the increasing number of buyers making inquiries through Global Sources Online. We also intend to further penetrate the high-tech sector in Asia, which we serve in several languages, and where we see significant potential to continue to increase our revenue.

     o Cross-Sell Services to Existing Customers. We believe that we can increase our revenues by cross-selling our existing products and services to suppliers who are already customers. We see significant potential to convince more of our online marketplace and trade publication customers to also exhibit in our trade shows; and to convince more of our trade show exhibitors to also become customers of our online marketplaces and trade publications.

     o Seek Acquisitions, Joint Ventures and Alliances. We intend to selectively pursue acquisitions, joint ventures and alliances to help us accelerate achievement of our strategic goals and maintain and achieve market-leading positions. Specific objectives currently include: gaining greater penetration into existing or adjacent additional industry sectors, expanding into new industry sectors, and gaining access to a larger number of potential users.

     At the core of our strategy is one basic goal: to steadily increase the usage of our media. As we do this, we expect to increase the size and loyalty of the communities we serve. Our belief is that as our community of active buyers increases, our products and services become increasingly attractive to suppliers. As the number of buyers and sellers using our products and services grows, our offerings become incrementally more attractive to additional buyers and sellers, which we believe will drive revenue growth through further adoption of our online, publication and trade show products and services.

Products & Services

Media for Buyers Worldwide

Online Services

     Global Sources Onlines, our primary online service, is comprised of the following industry sector marketplaces:

Computer Products                            Hardwares
Electronic Components                        Security Products
Electronics                                  Telecom Products
Fashion Accessories & Supplies               Timepieces
Gifts & Home Products

Trade Publications

     We publish the following industry-specific trade magazines monthly:

Asian Sources Computer Products              Asian Sources Gifts & Home Products
Asian Sources Electronic Components          Asian Sources Hardwares
Asian Sources Electronics                    Asian Sources Telecom Products
Asian Sources Fashion Accessories & Supplies

     We also publish the following specialized magazines and CD-ROMs seasonally and/or for special trade events:

Global Sources Electronic Components         Global Sources Security Products
Global Sources Lighting Products             Global Sources Timepieces


Trade Shows


   Trade Show                                     Description
   ----------                                     -----------

   China Sourcing Fair:  DIY & Home Improvement   o     Primary product categories include:  DIY & home
                                                        center; furniture & furnishings; garden & outdoor
                                                        products; and lighting & electrical.

                                                  o     Spring and fall 2004 events in Shanghai.

   China Sourcing Fair:  Gifts & Home Products    o     Primary product categories include:  gifts,
                                                        premiums & toys; sporting goods; Christmas & holiday
                                                        products; stationery; health & beauty products; and
                                                        kitchen & household appliances.

                                                  o     Spring and fall 2004 events in Shanghai.

   China Sourcing Fair:  Electronics &            o     Primary product categories include:  personal &
   Components                                           mobile electronics; computers & networking products;
                                                        electronic components; security & safety products; telecom products & accessories; and home & office electronics.

                                                  o     Spring and fall 2004 events in Shanghai.


                                       36


Media for Asian Engineers and Executives

Magazines

   Magazine                                       Description
   --------                                       -----------

   Electronic Engineering Times - Asia            o     Editions published bi-weekly in simplified and
                                                        traditional Chinese, Korean and English; covers the
                                                        latest technology and design techniques for
                                                        electronics engineers.

   Electronic Buyers' News - China                o     Published monthly in simplified Chinese; delivers
                                                        technology and business intelligence required by
                                                        procurement, production and corporate management who
                                                        oversee electronics manufacturing in China, select
                                                        technology solutions and approve vendor selection.

   Chief Executive China                           o    Published monthly in simplified Chinese; serves mainland China senior management with case studies and information on
                                                        management techniques and strategies.



Websites

   Website                                        Description
   -------                                        -----------

   Electronic Engineering Times - Asia Online     o     Provides industry news, new product information and
                                                        feature stories covering electronic technology and its
                                                        application; websites in traditional and simplified
                                                        Chinese, English and Korean.

   Electronic Buyers' News - China Online         o     Provides global and local industry news,
                                                        technology trends and product updates in
                                                        simplified Chinese.

   Chief Executive China Online                   o     A resource focusing on excellent management
                                                        practices for China's business leaders in
                                                        simplified Chinese.

Trade Shows and Exhibitions:

   Trade Show                                     Description
   ----------                                     -----------

   The 9th Annual International IC - China        o     Mainland China's premiere showcase of integrated
   Conference & Exhibition                              circuits (IC) application technologies and high-end
                                                        components.

                                                  o     March 2004 events in mainland China.

   The 4th Annual Embedded Systems Conferences -  o     Embedded systems design, skills training and
   Asia & China                                         technologies in mainland China and Taiwan.

                                                  o     March 2004 events in mainland China and July
                                                        2004 in Taiwan.



                                       37

   Trade Show                                     Description
   ----------                                     -----------

   The 3rd EDA & Test - China Conference &        o     Asia-Pacific's largest, longest-running showcase of
   Exhibition & 12th EDA & Test - Taiwan                electronic design automation and test technologies.
   Conference & Exhibition

                                                  o     March 2004 in mainland China and July 2004 in Taiwan

   Franchising China 2004 Conference &            o     China's foremost showcase of international
   Exhibition                                           franchising concepts.

                                                  o      November 2004 events in mainland China.


Customers

     We provide services to a broad range of international buyers and suppliers in various industry sectors.

Suppliers

     During 2003, more than 6,600 suppliers paid us for marketing or advertising services. More than 5,900 of these suppliers were located in greater China, including approximately 3,100 located in mainland China, 1,900 in Taiwan and 950 in Hong Kong SAR. Customers during 2003 included: Analog Devices, Hitachi, Honeywell, Matsushita, Motorola Semiconductor, NEC, Philips, Seiko, TDK, Texas Instruments and Toshiba. However, most customers do not have brands or company names that are well-known by those not involved in our industry sectors. None of our supplier customers represented more than 2% of our revenue during 2003.

Buyers

     For our primary group of media, which connect export suppliers in Asia with buyers worldwide, we serve an independently certified community of more than 400,000 active members in more than 200 countries and territories. This figure is based on procedures to ensure that only buyers who have received a magazine or a CD-ROM, or who have made an inquiry through the Global Sources website (www.globalsources.com) within the 12 month period ended December 31, 2003 are extracted from the databases. This community is up from approximately 209,000 at the end of 2000, representing a compound annual growth rate of 24%.

     We have developed our services primarily for retailers, distributors and manufacturers who import in volume for resale. We serve a specialized group of senior executives with large import buying power. We believe a significant portion of these executives are owners, partners, presidents, vice presidents, general managers or directors of their respective companies.

     We derive a relatively small proportion of our total revenue from these buyers for subscriptions to our magazines, reports, and to My Catalog.

Sales and Marketing

     Our sales organization consists of approximately 870 independent representatives in approximately 60 cities worldwide, with 45 of these locations in Greater China. We have a staff of nine full-time employees that oversee and monitor the independent sales representative organizations that employ these representatives.

     These organizations operate pursuant to service agreements with us that generally are terminable by either party on short notice. These representatives focus on developing and maintaining relationships with suppliers that are current customers and they seek to increase the number of new suppliers using our services. Substantially all of our contracts with suppliers are entered into directly between the supplier and us. Online services and print advertising revenue is seasonal and tends to be highest in the fourth quarter of each calendar year. Revenue for trade shows is highly seasonal as it is recognized in the month in which each show is held. Our sales representatives collectively make an average of 40,000 supplier visits per month. The largest representative sales offices are located in Beijing, Guangzhou, Shanghai, Shenzhen, Hong Kong SAR and Taipei. Our four largest sales representatives in China accounted for approximately 43% of our total revenue in 2003.

     Our marketing strategy leverages our database of approximately 130,000 suppliers currently listed on Global Sources Online. Sophisticated analyses of buyer and supplier profile data enable us to target our sales and marketing programs to new geographic areas, and to specific product categories within industry sectors.

     Our sales representative organization is generally structured to offer an integrated marketing solution of our media to customers. With this approach, the focus is on the customers' needs as opposed to separate sales representatives selling individual media. Our community development group is responsible for marketing our services to the global buyer community through online advertisements and promotions, trade shows and direct mail campaigns.

Content Development

     Our content development group, comprised of 289 team members, is responsible for compiling, editing, integrating and processing the content that appears in our online services, print media and CD-ROMs. Within content development, the advertisement operations and editorial groups compile materials from suppliers and freelance writers, respectively, and transform these materials into the advertising and editorial content. Research teams analyze customer content usage to direct content development and they work with sales representatives and marketing staff to develop appropriate content for new industry sectors. Our site team is responsible for evaluating and integrating content into our online services, as well as maintaining the overall integrity of such services. In addition, members of the content development group manage the pre-press production work and print production processes associated with the creation of our trade magazines. They also maintain the back-end supplier database, which is the foundation for our online supplier and product information.

Strategic Relationships

     We own 60.1% of a joint venture with CMP Media Inc., through UBM Asia B.V., a subsidiary of United News & Media plc. We entered into the joint venture in September 2000, to provide new technology content, media and online services for the Asian electronics market, focusing on new opportunities in the greater China market. During 2001, we increased the frequency of the joint ventures' publications.

     In November 2001, we formed a strategic alliance with the WorldWide Retail Exchange (WWRE), to offer a supplier sourcing program for WWRE members and Asian suppliers.

     We have formed license-based partnerships with third parties to operate regional online marketing services such as South African Sources, and Turkish Sources. These enable suppliers within the relevant geographic regions to promote their products and services to buyers located primarily outside of such regions.

Technology and Systems

     We use a combination of commercial software and internally developed systems to operate our websites and services. We have invested more than $35.3 million from 1995 to December 31, 2003 in online services development. As of December 31, 2003, we had 138 team members engaged in technology development, maintenance, software customization and data center operations.

     Our online marketplace services are run on the Oracle DBMS release 8. The catalog application that supports Global Sources Online's core functions uses a Java Application Platform.

     Our servers are hosted by Singapore Telecommunications ("SingTel"). We have a dedicated 10Mbps link to SingTel's IX backbone, while SingTel maintains a 777 Mbps link to the United States and direct links to most countries in Asia. We use Storage Tech Enterprise tape back-up systems as well as servers located at our Singapore facility for back-up. For the year ended December 31, 2003 our external network had approximately 99.99% uptime availability.

     Our platform applications use standard industry database protocols. We can, therefore, integrate our systems with products from other vendors written in traditional program languages or more innovative systems. Our Internet offerings are based on industry standard Web technologies. We may deploy our Web offerings on any modern Internet browser platform, which means that our Web clients do not need to download the software onto their personal computers.

     All of our systems use secure socket layer, known as SSL, to encrypt sensitive communications between browsers and Web servers. SSL enables secure communication by encoding information transmitted over the Internet. We use Extensible Markup Language, referred to in the industry as XML, as an open communication protocol for information delivery.

Competition

     For our online marketplaces, trade magazines and trade show services, the market is highly fragmented and potential competition and competitors vary by the range of services provided, geographic focus and the industry sector served. Some competitors only offer trade shows and other competitors only offer online services. However, across the range of our services, geographic focus and industry sectors served, we do not believe that there is a dominant direct competitor.

     We may compete to some extent with a variety of organizations that have announced their intention to launch, or have already launched, products and services that compete to a certain degree with ours. These businesses include business media companies, trade show organizers, consortium exchanges, government trade promotion bodies, domestic retail marketplaces, international trade marketplaces, global standards organizations, transaction software and services providers, electronic sourcing application and/or service providers, and distributor, sell-side marketplaces. We may be at a competitive disadvantage to companies that have greater financial resources, that have more advanced technology, that have greater experience or that offer lower cost solutions than ours. In addition, some buyers and suppliers may have developed in-house solutions for the online sourcing and marketing of goods and may be unwilling to use ours.

Intellectual Property

     Our primary product and supplier content, in addition to our in-house produced editorial content, is held under common law copyright. We actively protect this intellectual property by several means, including the use of digital watermark technology on the images on our website, which enables us to identify unauthorized use on other websites.

     We have also developed several proprietary technology applications. In the future, we may apply for patents for these technology applications, where appropriate. However, we may not be successful in obtaining the patents for which we applied. Even if we are issued a patent, it is possible that others may be able to challenge such a patent or that no competitive advantage will be gained from such patent.

     Our intellectual property is very important to our business. We rely on a combination of contractual provisions, employee and third-party nondisclosure agreements, and copyright, trademark, service mark, trade secret and patent laws to establish and protect the proprietary rights of our software and services.

     We have registered trademarks for "Asian Sources" and/or "Global Sources" in Australia, the European Community, Germany, Hong Kong SAR, Indonesia, Israel, Malaysia, Mexico, Japan, the Philippines, the People's Republic of China, Singapore, South Africa, South Korea, Switzerland, Taiwan, Thailand, Turkey and the USA, and we have trademarks pending registration in various countries, including Australia, the European Community, Hong Kong SAR, India, Indonesia, Japan, Malaysia, Mexico, the People's Republic of China, the Philippines, South Africa, Thailand, Turkey and the USA.

     We have in the past, and may in the future, co-develop some of our intellectual property with independent third parties. In these instances, we take all action that we believe is necessary or advisable to protect and to gain ownership of all co-developed intellectual property. However, if such third parties were to introduce similar or competing online services that achieve market acceptance, the success of our online services and our business, financial condition, prospects and operating results may be harmed.

Government Regulation

     Our services are subject to government regulation.

Internet Regulation

     There are an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state and local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to the liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products and services. Moreover, it may take years to determine whether and how existing laws, such as those governing issues relating to intellectual property ownership and infringement, privacy, libel, copyright, trademark, trade secret, design rights, taxation, and the regulation of, or any unanticipated application or interpretation of existing laws, may decrease the use of the Internet, which could in turn decrease the demand for our services, increase our cost of doing business or otherwise have a material adverse effect on our business, financial condition, prospects and operating results.

Regulation of Communications Facilities

     To some extent, the rapid growth of the Internet in the United States has been due to the relative lack of government intervention in the marketplace for Internet access. For example, several telecommunications carriers are seeking to have telecommunications over the Internet regulated in the same manner as are certain other telecommunications services. Additionally, local telephone carriers have petitioned the Federal Communications Commission to regulate Internet service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. Some Internet service providers are seeking to have broadband Internet access over cable systems regulated in much the same manner as telephone services, which could slow the deployment of broadband Internet access services. Because of these proceedings or others, new laws or regulations could be enacted, which could burden the companies that provide the infrastructure on which the Internet is based, thereby slowing the rapid expansion of the medium and its availability to new users.

Employees

     As of December 31, 2003, we had 464 employees worldwide, the majority of whom work in management, technical or administrative positions. We consider our employee relationships to be satisfactory. Our employees are not represented by labor unions and we are not aware of any attempts to organize our employees. Our team members include full-time employees, independent sales representatives, consultants and others paid on a contract basis.

     The following summarizes the approximate number of employees and independent contractors by function:


                                                                                     Independent
  Function                                                            Employees      Contractors         Total
  --------                                                            ---------      -----------         -----
  Content Development.........................................           103             186              289
  Corporate Human Resources & Administration..................            34              38               72
  Corporate Marketing.........................................             8              37               45
  Community Development.......................................            91              25              116
  Sales.......................................................             9             870              879
  Publishing..................................................            17              49               66
  Electronic Commerce Services................................             6              16               22
  Information System Department...............................           109              29              138
  Corporate Accounts..........................................            62              57              119
  Office of the CEO, COO, CTO.................................             9               0                9
  Legal and Group Secretarial.................................             4               6               10
  Conference & Trade Show Services............................            12               4               16
      Total...................................................           464           1,317            1,781



Properties

     We do not own any of our offices. Generally, we lease our office space under cancelable and non-cancelable arrangements with terms of two to five years. We also service our customers through independent sales representative offices located in Australia, Hong Kong SAR, India, Israel, Japan, Malaysia, the Netherlands, the Philippines, Singapore, Taiwan, Thailand, the United Kingdom, the United States and over 40 locations in mainland China. We lease in the aggregate approximately 117,915 square feet of executive and administrative offices in China, Hong Kong SAR, the Philippines, Singapore and Taiwan. Our aggregate base rental and building management fee payments for the year ended December 31, 2003 were approximately $1.5 million.

Legal Proceedings

     We are a party to litigation from time to time in the ordinary course of our business. We do not expect the outcome of any pending litigation to have a material adverse effect on our business.

                         SENIOR MANAGEMENT AND DIRECTORS

Senior Management and Directors

     The following table sets forth information regarding the persons who are our senior management and directors.

        Name                                        Age      Position
        ----                                        ---      --------

        Merle A. Hinrichs...................         62      Director, Chairman and Chief Executive Officer
        Eddie Heng Teng Hua.................         53      Director and Chief Financial Officer
        J. Craig Pepples....................         43      Chief Operating Officer
        Bill Georgiou.......................         59      Chief Information Officer
        James W. W. Strachan................         52      Executive Vice President, Corporate Development
        Sarah Benecke.......................         47      Director
        Roderick Chalmers...................         56      Director
        Dr. H. Lynn Hazlett.................         67      Director
        David F. Jones......................         39      Director
        Jeffrey J. Steiner..................         67      Director


     Mr. Hinrichs has been a director since April 2000 and is currently our Chairman and Chief Executive Officer. Mr. Hinrichs is our co-founder and was the principal executive officer of our predecessor company, Trade Media Holdings Limited, a Cayman Islands corporation which is now wholly owned by us ("Trade Media"), from 1971 through 1993 and resumed that position in September 1999. From 1994 to August 1999, Mr. Hinrichs was chairman of the ASM Group, which included Trade Media. Mr. Hinrichs is a director of Trade Media and has also been the Chairman of the Board of Trade Media. Mr. Hinrichs graduated from the University of Nebraska and Thunderbird, the American Graduate School of International Management ("Thunderbird"). Mr. Hinrichs is a co-founder and former chairman of the Society of Hong Kong Publishers. He is a member of the board of trustees of Thunderbird and is a board member of the Economic Strategy Institute. His term as director expires in 2006.

     Mr. Heng has been the Chief Financial Officer (previously entitled vice president of finance) since 1994 and has been a director since April 2000. He joined us in August 1993 as deputy to the vice president of finance. He received an MBA from Shiller International University in London in 1993, is a Singapore Certified Public Accountant, a member of the Institute of Certified Public Accountants, Singapore, and a Fellow Member of The Association of Chartered Certified Accountants in the United Kingdom. Prior to joining us, he was the regional financial controller of Hitachi Data Systems, a joint venture between Hitachi and General Motors. His term as director expires in 2004.

     Mr. Pepples has been our Chief Operating Officer since June 1999 and is responsible for our worldwide operations, including interactive media, corporate marketing, community development, information services, human resources and finance. Mr. Pepples joined Trade Media in October 1986 in an editorial capacity, managed Trade Media's sales in China from 1989 to 1992, and served as country manager for China from 1992 to June 1999. Mr. Pepples graduated with a B.A. in Linguistics from Yale University.

     Mr. Georgiou was appointed our Chief Information Officer (previously Chief Technology Officer) in January 2001. Mr. Georgiou has had over 20 years' experience in information technology, most recently as a consultant with 3Com Technologies during 2000 and as IT Director with Park N'Shop (HK) Ltd., a subsidiary company of A.S. Watson, from 1999 to 2000. He received his B.Ec. (Honours degree) and M.B.A. from the University of Adelaide.

     Mr. Strachan has been our Executive Vice President, Corporate Development since May 2000, and is responsible for business development, partner and investor relations, and strategic planning in North America. Mr. Strachan joined us in 1979 and became vice president, sales and marketing in 1984. Mr. Strachan served as a group publisher beginning in 1988 before being appointed executive vice-president of sales and marketing in 1994. Mr. Strachan received his M.B.A. from the University of Hawaii.

     Ms. Benecke has been a director since April 2000, and, since 1993, has been a director of Trade Media Holdings Ltd. Ms. Benecke was our principal executive officer from January 1994 through August 1999. She joined us in May 1980 and served in numerous positions, including publisher from 1988 to December 1992 and chief operating officer in 1993. Since September 1999, Ms. Benecke has been a consultant to Publishers Representatives, Ltd. (Hong Kong), a subsidiary of our company. She is also a director of Hintak Ltd. (Hong Kong). She graduated with a B.A. from the University of New South Wales, Australia. Her term as director expires in 2004.

     Mr. Chalmers has been a director since October 2000. He was chairman, Asia-Pacific, of PricewaterhouseCoopers LLP ("PwC") and a member of PwC's Global Management Board from 1998 until his retirement in July 2000. He was a 30-year veteran with PwC's merger partner Coopers & Lybrand with specialist experience in the securities industry. He has at various times been a non-executive director of the Hong Kong SAR Securities and Futures Commission, a member of the Takeovers and Mergers Panel, and chairman of the Working Group on Financial Disclosure. He is a director of Gasan Group Limited (Malta) and Gasan Mamo Insurance Co. Limited (Malta). His term as director expires in 2006.

     Dr. H. Lynn Hazlett has been a director since October 2000. He was a former chief executive officer and president of QRS Corporation, a leading US-based provider of supply chain management solutions to the retail industry, until his retirement in 2000. He previously managed Supply Chain Associates, an international consulting firm until 1997. Prior to that he was corporate vice president at VF Corporation, the US apparel company, from 1989 to 1994. Currently he is the owner and managing partner of RxD Citrus Ltd., a grower of citrus fruit. He is also managing partner of AMI Bayshore Developer LLC and GFB LLC, both coastal land development companies. Dr. Hazlett has a doctorate in Economics and Automated Systems from George Washington University. His term as director expires in 2005.

     Mr. Jones has been a director since April 2000. Mr. Jones was an executive at MacQuarie Direct Investment, a venture capital firm in Sydney, Australia from 1994 to August 1999. He founded and ran UBS Capital in Australia from July 1999 to September 2002. Since September 2002, Mr. Jones has been a director of Castle Harlan Australian Mezzanine Partners Pty Ltd., an Australian buyout firm. He is currently a director of the following companies: Otowa Pty Ltd.; Sheridan Australia Pty Ltd.; Austar United Ltd.; New Price Retail; and Penrice Soda Products Pty Ltd. Mr. Jones has an MBA from Harvard Business School and is a mechanical engineering graduate from the University of Melbourne. His term as director expires in 2005.

     Mr. Steiner has been a director since November 1999. Mr. Steiner also has been a director of The Fairchild Corporation ("Fairchild") since 1985. He has been the chairman of the board and chief executive officer of Fairchild from December 1985 to the present. Mr. Steiner was president of Fairchild from July 1991 to September 1998. His term as director expires in 2006.

     In 2003, Mr. Jeffrey Steiner was convicted in France on a charge of unjustified use (in 1990) of the corporate funds of Elf Acquitaine, which is a criminal offense in France. Mr. Steiner was given a suspended sentence of one year and ordered to pay a fine of (euro)500,000 by the French court.

Compensation

     For the year ended December 31, 2003, we and our subsidiaries provided our nine directors and executive officers as a group aggregate remuneration, pension contributions, allowances and other benefits of approximately $2,370,591 including the non-cash compensation of $301,013 associated with the share award and ECP plans. Of that amount, $195,000 was paid under a performance based, long-term discretionary bonus plan which we implemented in 1989 for members of our senior management. Under the plan, members of senior management may, at our discretion, receive a long-term discretionary bonus payment. The awards, which are payable in either five or ten years' time, are paid to a member of senior management if his or her performance is satisfactory to us. There are five current members of senior management and four former members of senior management who may receive payments on maturity.

     In 2003, we and our subsidiaries incurred $30,079 in costs to provide pension, retirement or similar benefits to our respective officers and directors pursuant to our retirement plan and pension plan.

Employment Agreements

     We have employment agreements with Merle A. Hinrichs under which he serves as our chairman and chief executive officer and as president of Global Sources USA, Inc., one of our subsidiaries. The agreements contain covenants restricting Mr. Hinrichs' ability to compete with us during his term of employment and preventing him from disclosing any confidential information during the term of his employment agreement and for a period of three years after the termination of his employment agreement. In addition, we retain the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by Mr. Hinrichs in the course of his employment. Upon a change of control, if Mr. Hinrichs is placed in a position of lesser stature than that of a senior executive officer, a significant change in the nature or scope of his duties is effected, Mr. Hinrichs ceases to be a member of the board or there is a breach of those sections of his employment agreements relating to compensation, reimbursement, title and duties or termination, each of us and such subsidiary shall pay Mr. Hinrichs a lump sum cash payment equal to five times the sum of his base salary prior to the change of control and the bonus paid to him in the year preceding the change of control. The agreements may be terminated by either party by giving six months notice.

     We have employment agreements with each of our executive officers. Each employment agreement contains a non-competition provision, preventing the employee from undertaking or becoming involved in any business activity or venture during the term of employment without notice to us and our approval. The employee must keep all of our proprietary and private information confidential during the term of employment and for a period of three years after the termination of the agreement. We can assign the employee to work for another company if the employee's duties remain similar. In addition, we retain the rights to all trademarks and copyrights acquired and any inventions or discoveries made or discovered by the employee during the employee's term of employment. Each employment agreement contains a six months' notice provision for termination, and does not have a set term of employment. Bonus provisions are determined on an individual basis.

Board Practices

     Our board of directors consists of seven members divided into three classes, the terms of which expire at the general meeting of shareholders to be held in each year indicated above. Each director holds office until his or her term expires and his or her successor has been elected and qualified. At each general meeting of shareholders, directors nominated to a class with a term that expires in that year will be elected for a three-year term. Executive officers serve at the discretion of the board of directors. Officers are elected at the annual meeting of the directors held immediately after the annual general meeting of shareholders. Our executive officers have, on average, 16 years of service with us. Directors receive a cash fee of $10,000 per year, plus an additional $2,500 for each board meeting attended.

Committees of the Board of Directors

     We have established an audit committee and an executive committee of our board of directors. The audit committee recommends the appointment of auditors, oversees accounting and audit functions and other key financial matters of our company. David Jones, Roderick Chalmers and Lynn Hazlett are the members of the audit committee and the board of directors determined that Mr. Chalmers is an audit committee financial expert as defined under appropriate SEC guidelines. The executive committee acts for the entire board of directors between board meetings. Merle Hinrichs and Eddie Heng are the members of the executive committee.

Code of Ethics

     We have adopted a Code of Ethics ("Code of Ethics") that applies to our chief executive officer, chief financial officer, chief accounting officer or controller and persons performing similar functions. Any amendments or waivers to our Code of Ethics that apply to the chief executive officer or senior financial officers will be promptly disclosed on our website as required by law or by the Securities and Exchange Commission or by the Nasdaq National Market.

Share Ownership

     Information on the ownership of our Common Shares is given under "Security Ownership of Certain Beneficial Owners and Management."

Equity Compensation Plans

     We established The Global Sources Employee Equity Compensation Trust (the "Trust") on December 30, 1999. The Trust is administered by Harrington Trust Limited, as trustee. The purpose of the Trust is to administer monies and other assets contributed to the trustee for the establishment of equity compensation and other benefit plans, including the equity compensation plans described below. The number of shares that may be sold pursuant to these plans is limited to the number of our shares held by the Trust. Following our takeover of Trade Media on April 14, 2000, the Trade Media shares were exchanged for our common shares. These Trade Media shares currently represent our common shares. As of December 31, 2003, after adjustment to reflect the share split discussed in Note 26 to our consolidated financial statements included elsewhere in this prospectus, the Trust holds 2,165,844 of our common shares. The Trust has informed us that it does not intend to acquire any additional shares. In exercising its powers, including the voting of securities held in the Trust, the trustee may be directed by a plan committee, selected by the board of directors of one of our wholly owned subsidiaries.

Global Sources Equity Compensation Plans Numbers I, II and III

     In March 2000, we adopted the Global Sources Equity Compensation Plans
(ECP) Numbers I, II and III. Employees, directors, consultants, advisors and independent contractors of ours, our subsidiaries or affiliates are eligible to receive option grants under ECP I. Employees, directors and consultants of ours, our subsidiaries or affiliates are eligible to receive grants under ECP II and
III. Options granted under ECP I and II will be exercisable, and coupons granted under ECP III will be redeemable, for our shares held by the Trust.

     ECPs I, II and III are administered by the trustee subject to the directions of the plan committee of one of our wholly-owned subsidiaries. The plan committee determines who will receive, and the terms of, the options under ECP I and II. The exercise price of these options may be below the fair market value of our shares. Under ECP I, payment for shares being purchased upon exercise of an option may be made in the manner determined by us at the time of grant. Under ECP II optionees may pay for common share purchased upon exercise of options by check to the Trust. Under ECP II, the number of common shares that optionees may purchase is based on the number of years they have been employed by, or have been working with us, our subsidiaries or affiliates.

     Under ECP III, outstanding coupons are redeemable for a defined amount of compensation payable in our common shares, which will be transferred from the Trust to the coupon holders. The number of shares will be determined by dividing the amount of compensation awarded by an amount determined by the plan committee. Under each of ECPs I and III, the maximum number of shares that may be issued to any individual in any calendar year may not exceed 25% of the total shares available under such plan.

     On each of the first three annual anniversaries of the listing of our common shares on a securities exchange, the trustee will release one-third of the common shares purchased by an optionee, under ECP II, and one-third of the shares granted to each coupon holder, under ECP III, if such optionee or holder, as the case may be, is still employed with us on these dates. Under ECP II, the consideration paid for any common share purchased by an optionee fired for cause or who becomes an employee of one of our competitors, but not yet released by the trustee, will be returned to the optionee by the Trust and the right to receive these shares will be forfeited and revert back to the trustee. Under ECP III, common shares allotted by, but not yet released by the trustee, to an employee who is subsequently fired for cause or who becomes an employee of one of our competitors, are forfeited and revert back to the trustee for future use. Options are not transferable under ECPs I and II and coupons are not transferable under ECP III.

     Under ECPs I and II, all options held by an optionee terminate on the date of that optionee's termination for cause or resignation. Death, disability or retirement does not affect an optionee's right to exercise an option.

     All outstanding options are adjusted to preserve the optionee's benefits under ECPs I and II and all outstanding common shares are adjusted to preserve the interests of the holders of these common shares under ECP III if there is a change in the number of our outstanding common shares or an exchange for securities of a successor entity as a result of our: (i) reorganization; (ii) recapitalization; (iii) stock dividend; or (iv) stock split.

     If a person or group of persons acting together becomes the beneficial owner of at least 50% of our issued and outstanding common shares, by tender offer or otherwise, all unexercised options under ECPs I and II become immediately exercisable and all optionees will be entitled to sell to the trustee all unexercised options at a price equal to the greater of fair market value or the tender offer price.

     If ECPs I, II and III terminate, all optionees will be entitled to sell to the trustee all unexercised options at a price equal to the difference between the fair market value of the common shares and the aggregate exercise price of the options under ECPs I and II and securities and any cash held by the trustee shall be distributed in equal shares to people who received coupons under ECP III, upon our: (i) dissolution or liquidation; (ii) reorganization, merger or consolidation; or (iii) sale of our business. If none of these events occurs, ECPs I, II and III terminate in February 2010.

     The non-cash compensation expense associated with the awards under ECP II and ECP III of approximately $2,904,000 and $2,357,000, respectively, were recognized ratably over the three year vesting term from the respective award dates.

Global Sources Equity Compensation Plans Numbers IV and V

     Eligible employees, directors, consultants, advisors and independent contractors under ECP IV are awarded a defined amount of compensation payable in Global Sources Ltd. common shares the number of which are determined by the plan committee periodically.

     Entitlement of the employees, directors, consultants, advisors and independent contractors to these common shares is subject to employment and vesting terms.

     Eligible employees, directors, consultants, advisors and independent contractors under ECP V were awarded a one-time grant of shares the number of which were determined by the plan committee.

     Entitlement of the employees, directors, consultants, advisors and independent contractors to these common shares is subject to employment and vesting terms.

     The Equity Compensation Plan committee approved the awards of common shares under ECP IV and ECP V on January 23, 2001. The Equity Compensation Plan Committee approved additional awards of common shares under ECP IV on April 1, 2001 and July 1, 2001 and under ECP V in January 2002.

     The non-cash compensation expenses associated with the above awards under ECP IV and ECP V of approximately $3,095,000 and $1,823,000, respectively, are recognized over the five year vesting term from the respective award dates.

Global Sources Equity Compensation Plan VI

     Eligible employees, directors, consultants, advisors and independent contractors under ECP VI are awarded a one-time grant of our common shares the number of which are determined by the plan committee.

     Entitlement of the employees, directors, consultants, advisors and independent contractors to these common shares is subject to non-compete and vesting terms.

     The Equity Compensation Plan committee approved the ECP VI on March 13, 2001 and made awards of common shares under the plan on various dates during the year 2001 and 2002.

     The non-cash compensation expenses associated with the awards in accordance with ECP VI totaling approximately $589,000 are recognized over the five year vesting term from the respective award dates.

Global Sources Equity Compensation Plan VII

     Eligible employees, directors, consultants, advisors and independent contractors under ECP VII are awarded a grant of a defined number of our common shares, the number of which are determined by the plan committee periodically.

     Entitlement of the employees, directors, consultants, advisors and independent contractors to these common shares is subject to employment and vesting terms.

     The Equity Compensation Plan committee approved the awards of common shares under ECP VII in January 2002 and made further awards on March 31, 2003 and on June 19, 2003. The non-cash compensation expenses associated with the above awards under ECP VII of approximately $1,967,000 are recognized over the six year vesting term from the respective award dates.

Directors Purchase Plan

     A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by our shareholders. Each eligible director on the date of the first board meeting of each calendar year, commencing in 2001, receives the grant of an option to purchase 22,000 common shares on that date. The options granted are subject to such terms and conditions as determined by the board of directors at the time of the grant.

     The option price per share, payable before the end of each February, is determined by the board of directors for each such grant of options. The non-employee directors may decline all or part of the award, which is non-transferable.

     The board of directors granted the first awards under the above plan in 2001. The option price was fifteen percent less than the average closing price of the shares for the last five trading days of the previous calendar year. Full payment must be made upon exercising the option. The award vests over four years with one quarter of the shares vesting each year. Upon resignation of an eligible director, all unvested shares are forfeited and the option price received for the forfeited unvested shares is refunded. Only one director accepted the offer for the 22,000 shares granted under the option on February 10, 2001. On February 28, 2002, 2003 and 2004, we issued to the director 5,500, 5,500 and 5,500 of our common shares, respectively, that vested on those dates, adjusted to reflect the share split discussed in Note 26 to the consolidated financial statements. As of December 31, 2003, $164,300 from the proceeds of this plan was included in additional paid in capital.

     As per the terms of the plan, the board of directors granted options to all eligible directors in February 2002. These awards will vest after four years. Optionees must pay 15% of the option price, which is the average closing price of the shares for the last five trading days of year 2001, at the time of exercising the option. The balance of 85% must be paid on or before the vesting date. The resignation of a director following his or her exercise of the grant of options and payment of the option price shall not cause a forfeiture of the unvested shares. All the eligible non-employee directors accepted the offer before February 28, 2002. We received $49,896 towards the 15% of the option price which was included in additional paid in capital.

     The board of directors granted options to all eligible directors again in February 2003. These awards will vest after four years. Optionees must pay 10% of the option price, which is the average closing price of the shares for the last five trading days of year 2002, at the time of exercising the option. The remaining 90% must be paid on or before the vesting date. The resignation of a director following his or her exercise of the grant of options and payment of the option price shall not cause a forfeiture of the unvested shares. Three eligible directors accepted the offer before February 28, 2003. The $29,700 received towards the 10% of the option price was included in the additional paid in capital.

     On May 8, 2003, shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee directors to participate in the plan. The plan was renamed as Directors Purchase Plan by the board of directors on August 14, 2003.

     Directors purchasing the shares under the plan pay 10% of the purchase price which is the average closing price of the shares for the last five trading days of year 2003, on or before February 28, 2004. The balance of 90% is paid by February 28, 2008 and the shares will be issued thereafter. The resignation of a director following his or her purchase of the shares and payment of the 10% initial installment shall not cause a forfeiture of the purchased shares. Six directors opted to purchase 22,000 shares each and a director opted to purchase part of the 22,000 shares. The amount of $92,069 received towards the 10% of the purchase price will be included in the additional paid in capital.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Major Shareholders

     The following table sets forth information about those persons who hold more than 5% of our common shares and the share ownership of our directors and officers as a group. The information is based upon our knowledge of the share ownership of such persons on April 30, 2004.

     Prior to November 27, 2003, the Quan Gung 1986 Trust (through Hung Lay Si Co. Ltd., its wholly owned subsidiary) beneficially owned approximately 61% of our common shares. Hung Lay Si Co. Ltd. is a company organized under the laws of the Cayman Islands. The Quan Gung 1986 Trust was formed under the laws of the Island of Jersey. Counsel to the trustee has informed us that, by virtue of the terms of the Trust and the laws of the Island of Jersey, the trustee cannot make disclosure of the names of the beneficiaries and settlor of the Trust in breach of the obligations placed on it and in accordance with its duties of confidentiality.

     On November 27, 2003, Merle A. Hinrichs acquired 15,033,846 of our common shares, after adjustment to reflect the share split resulting from our bonus share distribution of one share for every ten shares held as of March 1, 2004, representing 51.9% of the outstanding common shares, from Hung Lay Si Co. Ltd. As a result, Mr. Hinrichs owns approximately 67.2% of our outstanding common shares. As consideration for the purchase of the common shares, Mr. Hinrichs agreed to pay Hung Lay Si Co. Ltd. the purchase price of $109,337,056 payable on November 27, 2013. Mr. Hinrichs has granted to Hung Lay Si Co. Ltd. a security interest in all 15,033,846 common shares he purchased pending payment of the consideration. A copy of the purchase agreement and security agreement was filed by Mr. Hinrichs with the SEC on Schedule 13D on December 8, 2003, and jointly by the Trust and Hung Lay Si Co. Ltd. on Schedule 13D/A on the same day, and reference is made to those filings for the complete terms of the transaction. The agreements provide that in the event of cash dividends declared and paid by us, Mr. Hinrichs will pay to Hung Lay Si Co. Ltd. 50% of the dividends for any of the common shares purchased by Mr. Hinrichs that remain subject to Hung Lay Si Co. Ltd.'s security interest in the shares. If Mr. Hinrichs wishes to transfer or sell any shares subject to those agreements to someone other than Hung Lay Si Co. Ltd., Hung Lay Si Co. Ltd. has a right of first refusal to offer to purchase those shares. If Hung Lay Si Co. Ltd. waives its right to purchase the shares, upon consummation of a sale to the other person, at least 80% of the proceeds of the sale will be applied to the payment of the purchase price. Hung Lay Si Co. Ltd. may also be deemed, under Securities and Exchange Commission rules, to be a beneficial owner of the shares in which it has a right of first refusal and a security interest.

                                                                  Common Shares Beneficially Owned
                                                                  -----------------------------------
Name of Beneficial Owner                                             Shares             Percentage
-----------------------------------------------------             ----------------   ----------------
Merle A. Hinrichs....................................                 19,457,276              67.2%
Hung Lay Si Co. Ltd..................................                  2,605,082               9.0%
Harrington Trust Limited.............................                  2,369,261               8.2%
Jeffrey J. Steiner (1)...............................                    366,812               1.3%
Eddie Heng Teng Hua..................................                          *               *
J. Craig Pepples.....................................                          *               *
Bill Georgiou........................................                          *               *
Sarah Benecke........................................                          *               *
David F. Jones.......................................                          *               *
Roderick Chalmers....................................                          *               *
Dr. H. Lynn Hazlett..................................                          *               *
All officers and directors as a group (9 persons)....                 19,921,092              68.8%


* Indicates beneficial ownership of less than 1%.

(1) Mr. Jeffrey J. Steiner may be deemed to beneficially own the same common shares owned directly or beneficially by The Steiner Group LLC. Mr. Steiner disclaims beneficial ownership of shares owned by The Steiner Group LLC, the Jeffrey Steiner Family Trust and shares owned by him as custodian for his children. The Steiner Group LLC is a Delaware limited liability company.

     At April 30, 2004, we believe that 3,152,328 of our shares, or 10.89%, were beneficially owned by U.S. holders and there were 821 shareholders of record in the U.S.

     Mr. Merle A. Hinrichs, our Chairman and Chief Executive Officer, beneficially owns approximately 67.2% of our common shares and is deemed our controlling shareholder.

     Our major shareholders do not have different voting rights. We do not know of any arrangement which may at a subsequent date result in a change in control of our company.

Related Party Transactions

     On December 31, 2003, we had $11,404,000 in obligations due to our former controlling shareholder.

     These obligations arose from:

     o the transfer of intangibles, including copyrights for magazines, from Hung Lay Si Co. Ltd. to us in 1983; and

     o allocations of operating expenses from Hung Lay Si Co. Ltd. and its affiliates to us prior to year 2000, when we became a public company pursuant to a share exchange.

     Effective January 1, 2000, we executed an unsecured promissory note in the principal amount of $11,404,000 to establish the repayment terms of these obligations owed to Hung Lay Si Co. Ltd. On January 1, 2005, we will begin repayment of this promissory note by making quarterly payments of principal and interest over the following ten years. Interest will accrue beginning on January 1, 2005 at the U.S. Federal Funds rate on the following business day and will be adjusted quarterly. For each subsequent interest period, the interest rate will be the U.S. Federal Funds rate on the first business day of the applicable calendar quarter. If we fail to make a timely payment, the interest rate on that payment will be adjusted quarterly to equal 2% over the U.S. Federal Funds rate on the first business day of each calendar quarter that payment and the accrued but unpaid interest are outstanding until that payment is made. The interest that accrues on the unpaid amount will be payable quarterly unless Hung Lay Si Co. Ltd. demands immediate payment. If we fail to make a payment, Hung Lay Si Co. Ltd. may also accelerate the promissory note and demand full payment.

     We have extended loans to some of our employees for the sole purpose of financing the purchase or lease of a residence. The loans for the purchase of a residence are secured by that residence, bear interest at a rate of LIBOR plus 2 to 3%, generally have a term of ten years and become due and payable immediately upon the termination of the employee's employment. The loans for the lease of a residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, which is typically less than or equal to 12 months. The maximum loan amounts are limited to the lower of the aggregate of two years' gross compensation of the borrower or $500,000. The loans were made upon terms and subject to conditions that are more favorable to the borrowers than those that would customarily be applied by commercial lending institutions in the borrower's country of employment. Since the beginning of 2000, the largest aggregate amount of indebtedness of Mr. Pepples to us, outstanding at any time during such period, was approximately $32,233. Mr. Pepples has repaid his loan in full in November 2002. Mr. Pepples' loan was interest free and unsecured. Except for the aforementioned loan, there were no other loans due from our directors and executive officers as at December 31, 2002 and December 31, 2003. We do not expect to extend loans to our directors or executive officers to the extent such loans would be prohibited by the Sarbanes-Oxley Act of 2002.

     We lease approximately 90,157 square feet of our office facilities from companies controlled by a wholly-owned subsidiary of Hung Lay Si Co. Ltd. under cancelable and non-cancelable operating leases and incur building maintenance services fees to our former affiliated companies. We incurred rental and building services expenses of $756,428 during the year ended December 31, 2003. We also receive legal, secretarial and treasury management consultancy services from wholly-owned subsidiaries of Hung Lay Si Co. Ltd. The expenses incurred for these services during the year ended December 31, 2003 were $258,677.

     We also have a documentary credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to our suppliers. As at December 31, 2002, this facility had a maximum limit of $0.8 million. One of our former fellow subsidiaries has guaranteed our obligation under this facility. This facility has been renewed during the year 2003 for a maximum limit of $0.577 million and at the time of renewal, the guarantee given by our former fellow subsidiary was released. The largest amount outstanding under this facility during the fiscal year 2003, prior to the renewal date, was $0.475 million.

     For further information on these transactions, see the notes to our audited consolidated financial statements included elsewhere in this prospectus.

     We believe these transactions are commercially reasonable in the jurisdictions where we operate and for our employees where they reside or work.

                  GENERAL DESCRIPTION OF THE OFFERED SECURITIES

     We may offer from time to time under this prospectus, separately or together:

     o    common shares,

     o    preferred shares,

     o    unsecured senior or subordinated debt securities,

     o warrants to purchase common shares, preferred shares or debt securities,

     o    share purchase contracts to purchase common shares, and

     o share purchase units, each consisting of (a) a common share purchase contract, under which the holder or Global Sources Ltd., upon settlement, will purchase a fixed or varying number of common shares, and (b) a beneficial interest in either debt securities, preferred shares or debt or equity obligations of third parties, including U.S. Treasury securities, purchased with the proceeds from the sale of the share purchase units.

     The prior consent of the Bermuda Monetary Authority may be required for the issue of any such securities. Material U.S. federal income tax considerations pertaining to an investment in the securities offered will be described in the applicable prospectus supplement.

     References to "we," "our" or "us" in "Description of Share Capital," "Description of Preferred Shares," "Description of Debt Securities," "Description of Warrants to Purchase Common Shares or Preferred Shares," "Description of Warrants to Purchase Debt Securities" and "Description of Shares Purchase Contracts and the Shares Purchase Units" refer solely to Global Sources Ltd. and not its subsidiaries.

                          DESCRIPTION OF SHARE CAPITAL

Memorandum and Articles of Association

Description of Shareholder Rights Attaching to Our Common
Shares

     The following discussion of our common shares, and the laws governing the rights of our shareholders, is based upon the advice of Appleby Spurling Hunter, our Bermuda counsel.

     Our authorized share capital consists of 50,000,000 common shares, par value $0.01 per share. Effective April 1, 2004, we issued to all of our shareholders a bonus share distribution of one share for every ten shares held as of March 1, 2004. As of April 1, 2004, we had 28,952,194 common shares issued and outstanding.

     o Holders of common shares have no preemptive, redemption, conversion or sinking fund rights.

     o Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares and do not have any cumulative voting rights.

     o In the event of our liquidation, dissolution or winding-up, the holders of common shares are entitled to share ratably in our assets, if any, remaining after the payment of all our debts and liabilities.

     o Our outstanding common shares are fully paid and non-assessable. Non-assessable as that term is understood under Bermuda Law means in relation to fully-paid shares of a company and subject to any contrary provision in any agreement in writing between such company and the holder of shares, that no shareholder shall be obliged to contribute further amounts to the capital of the company, either in order to complete payment for their shares, to satisfy claims of creditors of the company, or otherwise; and no shareholder shall be bound by an alteration of the memorandum of association or bye-laws of the company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the company.

     o Additional authorized but unissued common shares may be issued by the board of directors without the approval of the shareholders.

     The holders of common shares will receive dividends, if any, as may be declared by the board of directors out of funds legally available for purposes. We may not declare or pay a dividend, or make a distribution out of contributed surplus, if there are reasonable grounds for believing that:

     o we are, or after the payment would be, unable to pay our liabilities as they become due; or

     o the realizable value of our assets after such payment or distribution would be less than the aggregate amount of our liabilities and our issued share capital and share premium accounts.

     The following is a summary of provisions of Bermuda law and our organizational documents, including the bye-laws. We refer you to our memorandum of association and bye-laws, copies of which have been filed with the SEC. You are urged to read these documents for a complete understanding of the terms of the memorandum of association and bye-laws.

Share Capital

     Our authorized capital consists of one class of common shares. Under our bye-laws, our board of directors has the power to issue any authorized and unissued shares on such terms and conditions as it may determine. Any shares or class of shares may be issued with such preferred, deferred, qualified or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise, as we may from time to time by resolution of the shareholders prescribe.

Voting Rights

     Generally, under Bermuda law and our bye-laws, questions brought before a general meeting are decided by a simple majority vote of shareholders present or represented by proxy. Each shareholder is entitled to one vote for each share held. Matters will be decided, by way of votes cast on a show of hands, unless a poll is demanded.

     If a poll is demanded, each shareholder who is entitled to vote and who is present in person or by proxy has one vote for each common share entitled to vote on such question. A poll may only be demanded under the bye-laws by:

     o    the chairman of the meeting;

     o    at least three shareholders present in person or by proxy;

     o any shareholder or shareholders present in person or by proxy and holding between them not less than one-tenth of the total voting rights of all shareholders having the right to vote at such meeting; or

     o a shareholder or shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being common shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all such common shares conferring such right.

     No shareholder shall, unless the board of directors otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by that shareholder in respect of all shares held by such shareholder have been paid.

Dividend Rights

     Under Bermuda law, a company may declare and pay dividends unless there are reasonable grounds for believing that the company is, or would, after the payment, be unable to pay its liabilities as they become due or that the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts.



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

     Under our bye-laws, each share is entitled to a dividend if, as and when dividends are declared by the board of directors. The board of directors may determine that any dividend may be paid in cash or will be satisfied in paying up in full in our common shares to be issued to the shareholders credited as fully paid or partly paid. The board of directors may also pay any fixed cash dividend which is payable on any of our common shares half-yearly or on other dates, whenever our position, in the opinion of the board of directors, justifies such payment.

     Dividends, if any, on our common shares will be paid at the discretion of our board of directors and will depend on our future operations and earnings, capital requirements, surplus and general financial conditions, as our board of directors may deem relevant.

     We have not paid any cash dividends on our common shares since October 1999. Previously, we paid dividends as a private company as a means to distribute earnings to shareholders. Beginning in October 1999, we have focused on the implementation of our growth plans, and we have retained earnings in furtherance of such plans. Currently, we do not intend to pay dividends for the foreseeable future in order to focus on our growth plans. We are not permitted to pay a dividend under Bermuda law until such time as we have positive retained earnings. In any event, we do not intend to pay dividends for the foreseeable future in order to focus on our growth plans.

Purchase by a Company of its Own Common Shares

     We may purchase our own common shares out of the capital paid up on the common shares in question or out of funds that would otherwise be available for dividend or distribution or out of the proceeds of a fresh issue of common shares made for the purposes of the purchase. We may not purchase our shares if, as a result, our issued share capital would be reduced below the minimum capital specified in our memorandum of association.

     However, to the extent that any premium is payable on the purchase, the premium must be provided out of the funds of the company that would otherwise be available for dividend or distribution or out of a company's share premium account. Any common share purchased by a company are treated as cancelled and the amount of the company's issued capital is diminished by the nominal value of the shares accordingly but shall not be taken as reducing the amount of the company's authorized share capital.

Variation of Rights

     We may issue more than one class of shares and more than one series of shares in each class. If we have more than one class of shares, the rights attached to any class of shares may be altered or abrogated either:

     o with the consent in writing of the holders of not less than seventy-five percent of the issued common shares of that class; or

     o with the sanction of a resolution passed at a separate general meeting of the holders of such common shares, voting in proxy or present, at which a quorum is present.

     The bye-laws provide that a quorum for such a meeting shall be two persons present in person or by proxy representing a majority of the shares of the relevant class. The bye-laws specify that the creation or issue of shares ranking on parity with existing shares will not, subject to any statement to the contrary in the terms of issue of those shares or rights attached to those shares, vary the special rights attached to existing shares.

Transfer of Common Shares

     Subject to the "Transfer Restrictions" section below, a shareholder may transfer title to all or any of his shares by completing an instrument of transfer in the usual common form or in such other form as the board of directors may approve.

Transfer Restrictions

     The board of directors may in its absolute discretion and without assigning any reason refuse to register the transfer of any share that is not fully paid.

     The board of directors may refuse to register an instrument of transfer of a share unless it:



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

     o    is duly stamped, if required by law, and lodged with us;

     o is accompanied by the relevant share certificate and such other evidence of the transferor's right to make the transfer as the board of directors shall reasonably require;

     o has obtained, where applicable, permission of the Bermuda Monetary Authority; and

     o    is in respect of one class of shares.

     A "blanket" authorization has been obtained from the Bermuda Monetary Authority for all transfers of our common shares between persons who are not resident in Bermuda for exchange control purposes, provided our common shares remain listed on an "appointed stock exchange" (which includes listing on the Nasdaq National Market).

Transmission of Shares

     In the event of the death of a shareholder, the survivor or survivors, where the deceased shareholder was a joint holder, or the legal personal representative of such shareholder, including executors and administrators, shall be the only persons recognized by us as having any title to the shareholder shares.

Rights in Liquidation

     Under Bermuda law, in the event of liquidation, dissolution or winding-up of a company, after satisfaction in full of all claims of creditors and subject to the preferential rights accorded to any series of preferred stock, the proceeds of such liquidation, dissolution or winding-up are distributed among the holders of shares in accordance with a company's bye-laws.

     Under our bye-laws, if we are wound up, the liquidator may, with the sanction of a resolution from us and any sanction required by the Companies Act, divide amongst the shareholders in specie or kind the whole or part of our assets, whether they shall consist of property of the same kind or not and may for such purposes set such values as he deems fair upon any property to be divided as set out above and may determine how such division shall be carried out as between the shareholders.

Meetings of Shareholders

     Under Bermuda law, a company is required to convene at least one general meeting per calendar year. The directors of a company, notwithstanding anything in its bye-laws, shall, on the requisition of the shareholders holding at the date of the deposit of the requisition not less than one-tenth of the paid-up capital of the company carrying the right of vote, duly convene a special general meeting.

     The bye-laws provide that the board of directors may convene a special general meeting whenever in their judgment such a meeting is necessary. Unless the bye-laws of a company specify otherwise, Bermuda law requires that shareholders be given at least five days' notice of a meeting of the company. Our bye-laws extend this period to provide that at least 21 days' written notice of a general meeting must be given to those shareholders entitled to receive such notice. The accidental omission to give notice to or non-receipt of a notice of a meeting by any person does not invalidate the proceedings of a meeting.

     Under Bermuda law the number of shareholders constituting a quorum at any general meeting of shareholders may not be less than two individuals. Our bye-laws add to this quorum requirement to provide that no business can be transacted at a general meeting unless a quorum of at least two shareholders representing a majority of the issued shares of the company are present in person or by proxy and entitled to vote. A shareholder present at a general meeting or a meeting of a class of shareholders in person or by proxy shall be deemed to have received appropriate notice of the meeting.

     Under our bye-laws, notice to any shareholders may be delivered either personally, by electronic means or by sending it through the post, by airmail where applicable, in a pre-paid letter addressed to the shareholder at his address as appearing in the share register or by delivering it to, or leaving it at such registered address or, in the case of delivery by electronic means, by delivering it to the shareholder at such address as may be provided to the company by the shareholder for such purpose. A notice of a general meeting is deemed to be duly given to the shareholder if it is sent to him by cable, telex, telecopier or electronic means.



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

Access to Books and Records and Dissemination of Information

     Under Bermuda law, members of the general public have the right to inspect the public documents of a company available at the office of the Bermuda Registrar of Companies. These documents include the memorandum of association and any alteration to the memorandum of association.

     Our shareholders and directors have the additional right to inspect our minute books and our audited financial statements, which must be presented at an annual general meeting.

     Our bye-laws provide that our register of shareholders is required to be open for inspection during normal business hours by shareholders without charge and to members of the general public on the payment of a fee. A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. We have established a branch register with our transfer agent, Mellon Investor Services, LLC, at 85 Challenger Road, Ridgefield Park, NJ 07660, USA.

     Under Bermuda law, a company is required to keep at its registered office a register of its directors and officers that is open for inspection for not less than two hours in each day by members of the public without charge. Our bye-laws extend this obligation to provide that the register of directors and officers be available for inspection by the public during normal business hours. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election or Removal of Directors

     The bye-laws provide that the number of directors will be such number not less than two, as our shareholders by resolution may from time to time determine. A director will serve until his successor is appointed or his prior removal in the manner provided by the Companies Act or the bye-laws. Our bye-laws provide that at each annual general meeting one-third of the directors will retire from office on a rotational basis based on length of time served. A director is not required to hold shares in a company to qualify to join the board, and once appointed may sit on the board regardless of age, unless the bye-laws provide otherwise. Our bye-laws do not require qualifying shares to join the board and do not set age limits for directors who serve on the board. All directors must provide written acceptance of their appointment within thirty days of their appointment.

     The board has the power at any time and from time to time to appoint any individual to be a director so as to fill a casual vacancy. The board may approve the appointment of alternate directors.

     We may, in a special general meeting called for this purpose, remove a director, provided notice of such meeting is served upon the director concerned not less than fourteen days before the meeting and he shall be entitled to be heard at that meeting.

     The office of a director will be vacated in the event of any of the following:

     o if he resigns his office by notice in writing to be delivered to our registered office or tendered at a meeting of the board of directors;

     o if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health;

     o if he becomes bankrupt under the law of any country or compounds with his creditors;

     o    if he is prohibited by law from being a director; or

     o if he ceases to be a director by virtue of the Companies Act or is removed from office pursuant to the bye-laws.

Amendment of Memorandum of Association and Bye-Laws

     Bermuda law provides that the memorandum of association of a company may be amended by resolution of the board subject to approval by a resolution passed at a general meeting of which due notice has been given. An amendment to a memorandum of association does not require the consent of the Minister of Finance save for specific circumstances, for example, the adopting of any objects which constitute restricted business activities under the Companies Act.



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

     Under Bermuda law, the holders of:

     o an aggregate of not less than twenty percent in par value of a company's issued share capital or any class thereof, or

     o not less in the aggregate than twenty percent of the company's debentures entitled to object to alterations to its memorandum of association,

have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda Supreme Court. An application for an annulment of an amendment of the memorandum of association must be made within twenty-one days after the date on which the resolution altering the memorandum of association is passed and may be made on behalf of the persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No such application may be made by persons voting in favor of the amendment or any persons who have given to the company a statement in writing duly signed that he, having had notice, consents to the alteration.

     Our bye-laws provide that they may be amended in the manner provided for in the Companies Act. The Companies Act provides that the directors may amend the bye-laws, provided that any such amendment shall be operative only to the extent approved by the shareholders.

Transactions with Interested Shareholders

     Our bye-laws prohibit us from engaging in a business combination with any interested shareholder unless the business combination is approved by two-thirds of the holders of our voting shares (other than shares held by that interested shareholder), or by a simple majority if the business combination is approved by a majority of continuing directors or if certain prescribed conditions are met assuring that we will receive fair market value in exchange for such business combination. In this context, a "business combination" includes mergers, asset sales and other material transactions resulting in a benefit to the interested shareholder or the adoption of a plan for our liquidation or dissolution; a "continuing director" is a member of our board of directors that is not an affiliate or associate of an interested shareholder and was a member of our board prior to such person becoming an interested shareholder; and an "interested shareholder" is any person (other than us or any of our subsidiaries, any employee benefit or other similar plan or any of our shareholders that received our shares in connection with our share exchange in 2000 prior to the listing of our shares on the Nasdaq National Market) that owns or has announced its intention to own, or with respect to any of our affiliates or associates, within the prior two years did own, at least 15% of our voting shares.

Appraisal Rights and Shareholder Suits

Amalgamation

     The Companies Act provides that, subject to the terms of a company's bye-laws, the amalgamation of a Bermuda company with another company requires the amalgamation agreement to be approved by the board of directors and at a meeting of the shareholders by seventy-five percent of the members present and entitled to vote at that meeting in respect of which the quorum shall be two persons holding or representing at least one-third of the issued shares of the company or class, as the case may be.

     Our bye-laws alter the majority vote required and provide that any resolution submitted for the consideration of shareholders at any general meeting to approve a proposed amalgamation with another company requires the approval of two-thirds of the votes of disinterested shareholders cast at such meeting.

     Under Bermuda law, in the event of an amalgamation of a Bermuda company, a shareholder who did not vote in favor of the amalgamation and who is not satisfied that fair value has been offered for such shareholder's shares, may apply to a Bermuda court within one month of notice of the meeting of shareholders to appraise the fair value of those shares.

Class Actions and Derivative Actions

     Class actions and derivative actions are generally not available to shareholders under Bermuda law. Under Bermuda law, a shareholder may commence an action in the name of a company to remedy a wrong done



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

to the company where the act complained of is alleged to be beyond the corporate power of the company, or is illegal or would result in the violation of the company's memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company's shareholders than those who actually approved it.

     When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to a Bermuda court, which may make such order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders, by other shareholders or by the company.

Capitalization of Profits and Reserves

     Under our bye-laws, the board of directors may resolve to capitalize all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of our share premium account; and accordingly make that amount available for distribution among the shareholders who would be entitled to it if distributed by way of a dividend in the same proportions and on the footing that the same may be paid not in cash but be applied either in or towards:

     o paying up amounts unpaid on any of our shares held by the shareholders; or

     o payment up in full of our unissued shares, debentures, or other obligations to be allotted and credited as fully paid amongst such shareholders.

     As a proviso to the foregoing, the share premium account may be applied only in paying up unissued shares to be issued to shareholders credited as fully paid, and provided, further, that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

Registrar or Transfer Agent

     Our transfer agent and registrar is Mellon Investor Services, LLC. In addition to a register held by Mellon Investor Services, a register of holders of the shares is maintained by Appleby Spurling Hunter in Bermuda located at Canon's Court, 22 Victoria Street, Hamilton HM 12 Bermuda.

Untraced Shareholders

     We are entitled to sell the common shares of a person entitled to such common shares provided such person goes untraced for a period of 12 years. We shall be held to account to the rightful holder of such common shares for an amount equal to the proceeds of sale. Any dividend or distribution out of contributed surplus unclaimed for a period of six years from the date of declaration of that dividend or distribution shall be forfeited and shall revert to us and the payment by the board of directors of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the common share into a separate account shall not constitute us a trustee in respect thereof.

Personal Liability of Directors and Indemnity

     The Companies Act requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any fraud or dishonesty of which he may be guilty in relation to the company, shall be void.

     Every director, officer, resident representative and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer, resident representative or committee member; provided that the



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indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Exchange Controls

Bermuda Law

     We have been designated as a non-resident under the Exchange Control Act of 1972 by the Bermuda Monetary Authority. This designation will allow us to engage in transactions in currencies other than the Bermuda dollar.

     The Registrar of Companies (Bermuda) has neither approved nor disapproved of the securities to which this document relates, nor passed on the accuracy or adequacy of this document and accepts no responsibility for the financial soundness of any proposals or the correctness of any statements made or opinions expressed with regard to such securities. Approvals or permissions received from the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such approvals or permissions, the Bermuda Monetary Authority will not be liable for our performance or default or for the correctness of any opinions or statements expressed in this document.

     The transfer of common shares between persons regarded as resident outside Bermuda for exchange control purposes and the issue of common shares to such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of common shares to any person regarded as resident in Bermuda for exchange control purposes require specific prior approval from the Bermuda Monetary Authority under the Control Act.

     There are no limitations on the rights of persons regarded as non-resident of Bermuda for foreign exchange control purposes owning our shares. Because we have been designated as a non-resident for Bermuda exchange control purposes, there are no restrictions on our ability to transfer funds, other than funds denominated in Bermuda dollars, in and out of Bermuda or to pay dividends to non-Bermuda residents who are holders of our shares, other than in respect of local Bermuda currency.

     Under Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity, for example an executor or a trustee, certificates may, at the request of the applicant, record the capacity in which the applicant is acting.

     Notwithstanding the recording of any such special capacity, we are not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

     We will take no notice of any trust applicable to any of our common shares whether or not we had notice of such trust.

     As an "exempted company," we are exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians. However, as an exempted company we may not participate in designated business transactions, including:

     o the acquisition or holding of land in Bermuda (except that required for our business and held by way of lease or tenancy agreement for a term not exceeding 50 years or, with the consent of the Minister granted in his discretion, land held by way of lease or tenancy for a term of not more than 21 years in order to provide accommodation or recreational facilities for our officers and employees);

     o the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda;

     o the acquisition of bonds or debentures secured on land in Bermuda, unless they are issued by the Bermuda Government or a public authority; or

     o the carrying on of business of any kind in Bermuda, except in furtherance of our business carried on outside Bermuda or under a license granted by the Minister of Finance of Bermuda.



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

Taxation

Bermuda Taxation

     We have received from the Minister of Finance a written undertaking under the Exempted Undertakings Tax Protection Act, 1996 (as amended) of Bermuda, to the effect that in the event of there being enacted in Bermuda any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to us or to any of our operations or to our shares, debentures or other obligations until March 28, 2016. These assurances are subject to the proviso that they are not construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the imposition of property taxes on any company owning real property or leasehold interests in Bermuda.

     Currently there is no Bermuda withholding tax on dividends that may be payable by us in respect to the holders of our common shares. No income, withholding or other taxes or stamp duty or other duties are imposed upon the issue, transfer or sale of the shares or on any payment thereunder. There is no income tax treaty between Bermuda and the United States.




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                         DESCRIPTION OF PREFERRED SHARES

General

     The following summary of terms of our preferred shares is not complete. You should refer to the provisions of our memorandum of association and bye-laws and the terms of each class or series of the preferred shares which will be filed with the SEC at or prior to the time of issuance of such class or series of preferred shares and described in the applicable prospectus supplement. The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to that series of preferred shares, provided that the information set forth in the prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered.

     Our bye-laws allow the board, subject to the prior consent of our shareholders, to authorize the creation and issuance of preferred shares in one or more series, and may fix the rights and preferences of those shares, including as to dividends, voting, redemption, conversion rights and otherwise.

     Issuances of preferred shares are subject to the applicable rules of the Nasdaq National Market or other organizations on whose systems our preferred shares may then be quoted or listed. Depending upon the terms of the preferred shares established by our board of directors, any or all series of preferred shares could have preferences over the common shares with respect to dividends and other distributions and upon liquidation of the company. Issuance of any such shares with voting powers, or issuance of additional common shares, would dilute the voting power of the outstanding common shares.

Terms

     The terms of each series of preferred shares will be described in any prospectus supplement related to that series of preferred shares.

     The board of directors in approving the issuance of a series of preferred shares has authority to determine, and the applicable prospectus supplement may set forth with respect to that series, the following terms, among others:

     o the number of shares constituting that series and the distinctive designation of that series;

     o the dividend rate on the shares of that series, if any, whether dividends will be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

     o the voting rights for shares of the series, if any, in addition to the voting rights provided by law, and the terms of those voting rights;

     o the conversion or exchange privileges for shares of the series, if any (including, without limitation, conversion into shares of common share), and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate in those events as the board will determine;

     o whether or not the shares of that series will be redeemable and, if so, the terms and conditions of the redemption, including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

     o any sinking fund for the redemption or purchase of shares of that series and the terms and amount of the sinking fund;

     o the right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness by us or any of our subsidiaries, upon the issue of any additional



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

          shares (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by us or any of our subsidiaries of, any of our outstanding shares;

     o the rights of the shares of that series in the event of our voluntary or involuntary liquidation, dissolution or winding up, and the relative rights of priority, if any, of payment of shares of that series; and

     o any other relevant participating, optional or other special rights, qualifications, limitations or restrictions of that series.

Non-U.S. Currency

     If the purchase price of any preferred share is payable in a currency other than U.S. dollars, the specific terms with respect to such preferred share and such foreign currency will be specified in the applicable prospectus supplement.




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                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities from time to time in one or more series, under one or more indentures, each dated as of a date on or prior to the issuance of the debt securities to which it relates. Senior debt securities and subordinated debt securities may be issued pursuant to separate indentures, a senior indenture and a subordinated indenture, respectively, in each case between us and a trustee qualified under the Trust Indenture Act of 1939, as amended. The form of such indentures have been filed as exhibits to the registration statement of which this prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The senior indenture and the subordinated indenture, as amended or supplemented from time to time, are sometimes referred to individually as an "indenture" and collectively as the "indentures." Each indenture will be subject to and governed by the Trust Indenture Act. The aggregate principal amount of debt securities which may be issued under each indenture will be unlimited and each indenture will set forth the specific terms of any series of debt securities or provide that such terms will be set forth in, or determined pursuant to, an authorizing resolution, as defined in the applicable prospectus supplement, and/or a supplemental indenture, if any, relating to such series.

     The statements made below relating to the debt securities and the indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable indenture and any applicable U.S. federal income tax considerations as well as any applicable modifications of or additions to the general terms described below in the applicable prospectus supplement. The applicable prospectus supplement also may state that any of the terms set forth herein are inapplicable to a particular series of debt securities; provided, that the information set forth in that prospectus supplement does not constitute a material change to the information herein such that it alters the nature of the offering or the securities offered.

Terms

     The debt securities will be our unsecured obligations.

     The senior debt securities will rank equal in right of payment with all our other unsecured and unsubordinated indebtedness.

     The subordinated debt securities will be subordinated in right of payment to the prior payment in full of all our senior indebtedness, which is defined in the section called "--Ranking of Debt Securities" below.

     The specific terms of each series of debt securities will be set forth in the applicable prospectus supplement relating thereto, including the following, as applicable:

     (1) the title of such debt securities and whether the debt securities are senior debt securities or subordinated debt securities and, if subordinated debt securities, the specific subordination provisions applicable thereto;

     (2) the aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

     (3) the price (expressed as a percentage of the principal amount thereof) at which such debt securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or if applicable, the portion of the principal amount of the debt securities that is convertible into shares of common shares or shares of preferred shares or the method by which any such portion, if any, will be determined;

     (4) if convertible into shares of common shares or preferred shares, the terms on which the debt securities are convertible, including the initial conversion price, the conversion period, any events requiring an adjustment of the applicable conversion price and any requirements relating to the reservation of such common shares or preferred shares for purposes of conversion;

     (5) the date(s), or the method for determining the date or dates, on which the principal of the debt securities will be payable and, if applicable, the terms on which the maturity may be extended;



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     (6)  the rate(s) (which may be fixed or floating), or the method by which the rate or rates will be determined, at which the debt securities will bear interest, if any, including if applicable, that the debt securities will bear interest at an increased rate (up to a specified maximum) upon the occurrence of an event of default and/or under certain circumstances described in the applicable prospectus supplement (which may include, among other things, a reduction in the trading price of our common shares below certain levels for a minimum period of time);

     (7) the date(s), or the method for determining the date or dates, from which any such interest will accrue, the dates on which the interest will be payable, the record dates for the interest payment dates, or the method by which the dates will be determined, the persons to whom the interest will be payable, and the basis upon which interest will be calculated if other than that of a 360-day year of twelve 30-day months;

     (8) the place(s) where the principal of and interest, if any, on the debt securities will be payable, where the securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us in respect of the debt securities and the applicable indenture may be served;

     (9) the period(s), if any, within which, the price or prices at which and the other terms and conditions upon which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at our option;

     (10) our obligation, if any, to redeem, repay or repurchase the debt securities pursuant to any sinking fund (as defined in the applicable supplemental indenture) or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to those obligations;

     (11) if other than U.S. dollars, the currency or currencies in which the principal of and interest, if any, on such debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (12) whether the amount of payments of principal of or interest, if any, on the debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which those amounts will be determined;

     (13) whether the principal of or interest, if any, on the debt securities of the series is to be payable, at our election or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which the debt securities are denominated or stated to be payable and the period or periods within which, and the terms and conditions upon which, an election may be made;

     (14) provisions, if any, granting special rights to the holders of debt securities of the series upon the occurrence of particular events as may be specified;

     (15) any deletions from, modifications of or additions to the events of default or our covenants with respect to debt securities of the series, whether or not such events of default or covenants are consistent with the events of default or covenants described herein;

     (16) whether debt securities of the series are to be issuable initially in temporary global form and whether any debt securities of the series are to be issuable in permanent global form and, if so, whether beneficial owners of interests in any such security in permanent global form may exchange their interests for debt securities of the same series and of like tenor of any authorized form and denomination and the circumstances under which any exchanges may occur, if other than in the manner provided in the applicable indenture, and, if debt securities of the series are to be issuable as a global security, the identity of the depository for that series;



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     (17) the applicability, if any, of the defeasance and covenant defeasance provisions of the applicable indenture to the debt securities of the series;

     (18) if exchangeable into another series of our debt securities, the terms on which those debt securities are exchangeable; and

     (19) any other terms of the series of debt securities and any additions, deletions or modifications to the applicable indenture.

     The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

     If the applicable prospectus supplement provides, the debt securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof.

     Except as may be set forth in the applicable prospectus supplement, the debt securities will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protections against transactions involving us, including a highly leveraged transaction involving us or a change of control. The applicable prospectus supplement will contain information with respect to any deletions from, modifications of or additions to the events of default or covenants described below, including any addition of a covenant or other provision providing event risk or similar protection.

Denomination, Interest, Registration and Transfer

     We will issue the debt securities of each series only in registered form, without coupons, in denominations of $1,000, or in such other currencies or denominations as may be set forth in the applicable supplemental indenture or specified in, or pursuant to, an authorizing resolution and/or supplemental indenture, if any, relating to that series of debt securities.

     The principal of and interest, if any, on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement. However, at our option, interest payments may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such debt securities.

     Subject to certain limitations imposed upon debt securities issued in book-entry form, the debt securities of any series:

     o will be exchangeable for any authorized denomination of other debt securities of the same series and of a like aggregate principal amount and tenor upon surrender of the debt securities at the trustee's corporate trust office or at the office of any registrar designated by us for that purpose; and

     o may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the trustee or at the office of any registrar designated by us for that purpose.

     No service charge will be made for any registration of transfer or exchange, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with certain transfers and exchanges. We may act as registrar and may change any registrar without notice.

Certain Covenants

     The applicable prospectus supplement will describe any material covenants in respect of a series of debt securities that are not described in this prospectus.

     Unless otherwise indicated in the applicable prospectus supplement, senior debt securities and the subordinated debt securities will include the provision described below.



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Merger, Consolidation or Sale of Assets

     We may not (1) consolidate with or merge into any other person (other than a subsidiary) or convey, transfer, sell or lease all of substantially all of our properties and assets as an entirety to any other person or (2) permit any person (other than a subsidiary) to consolidate with or merge into us unless:

     o in the case of (1) and (2) above, if we are not the surviving person, the surviving person assumes the payment of the principal of, premium, if any, and interest on the debt securities and the performance of our other covenants under the applicable indenture, and

     o in all cases, immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Payment of Principal, Premium and Interest

     We will duly and punctually pay the principal of (and premium, if any) and interest on the debt securities in accordance with the terms of such debt securities.

Maintenance of Office or Agency

     We will maintain an office or agency where the debt securities may be presented or surrendered for registration of transfer or exchange and where notices and demands to or upon us in respect of the debt securities may be made.

Money for Securities; Payments to Be Held in Trust

     If we will at any time act as our own paying agent with respect to any debt securities, we will, on or before each due date of the principal of (and premium, if any) or interest on any of the debt securities, segregate and hold in trust for the benefit of the persons entitled thereto a sum sufficient to pay the principal (and premium, if any) or interest so becoming due until such sums will be paid to such persons or otherwise disposed of as provided in the indentures and will promptly notify the trustee of our action or failure so to act.

Corporate Existence

     Except as permitted under "--Merger, Consolidation or Sale of Assets" above, we will do or cause to be done all things necessary to preserve and keep in full force and effect our corporate existence, rights (charter and statutory) and franchises; provided, however, that we will not be required to preserve any such right or franchise if the board determines that the preservation thereof is no longer desirable in our conduct of business and that the loss thereof is not disadvantageous in any material respect to the holders.

Maintenance of Properties

     We will use our reasonable efforts to cause all material properties used or useful in the conduct of our business to be maintained and kept in good condition, repair and working order (subject to wear and tear) and supplied with all necessary material equipment and will use our reasonable efforts to cause to be made all necessary material repairs, renewals, replacements, betterments and improvements thereof, all as in our judgment may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing will prevent us from discontinuing the operation or maintenance of any of such properties if such discontinuance is, in our judgment, desirable in the conduct of our business and not disadvantageous in any material respect to the holders.

Statement by Officers as to Default

     We will deliver to the trustee, within 120 days after the end of each of our fiscal years, a certificate of our principal executive officer, principal financial officer or principal accounting officer stating whether or not to the best knowledge of the signers thereof we are in default in the performance and observance of any of the terms, provisions and conditions of the indenture, and if we are in default, specifying all such defaults and the nature and status thereof of which they may have knowledge.



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Waiver of Certain Covenants

     We may omit in any particular instance to comply with any term, provision or condition of the foregoing covenants if before or after the time for such compliance the holders of at least a majority in principal amount of the outstanding debt securities (taken together as one class) will, by act of such holders, either waive such compliance in such instance or generally waive compliance with such term, provision or condition except to the extent so expressly waived, and, until such waiver will become effective, our obligations and the duties of the trustee in respect of any such term, provision or condition will remain in full force and effect.

Ranking of Debt Securities

General

     We currently conduct some of our operations through our subsidiaries and our subsidiaries generate substantially all of our operating income and cash flow. As a result, distributions and advances from our subsidiaries will be a principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our subsidiaries' financial condition and operating and regulatory requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations. Holders of the debt securities will have a junior position to the claims of creditors of our subsidiaries on their assets and earnings.

Senior Debt Securities

     The senior debt securities will be our unsecured unsubordinated obligations and will:

     o rank equal in right of payment with all our other unsecured and unsubordinated indebtedness;

     o be effectively subordinated in right of payment to all our secured indebtedness to the extent of the value of the assets securing such indebtedness; and

     o    be effectively subordinated to all of our subsidiaries' indebtedness.

     As of March 31, 2004, the aggregate amount of our outstanding consolidated indebtedness for money borrowed was approximately $11.4 million, none of which was secured. The senior debt that may be issued under the senior debt securities indenture would be effectively subordinated in right of payment to any secured indebtedness and would rank equal in right of payment with all of our other senior unsecured obligations. All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by us.

     Except as otherwise set forth in the applicable senior indenture or specified in an authorizing resolution and/or supplemental indenture, if any, relating to a series of senior debt securities to be issued, there will be no limitations in any senior indenture on the amount of additional indebtedness which may rank equal with the senior debt securities or on the amount of indebtedness, secured or otherwise, which may be incurred by any of our subsidiaries.

Subordinated Debt Securities

     The subordinated debt securities will be our unsecured subordinated obligations. Unless otherwise provided in the applicable prospectus supplement, the payment of principal of, interest on and all other amounts owing in respect of the subordinated debt securities will be subordinated in right of payment to the prior payment in full in cash of principal of, interest on and all other amounts owing in respect of all of our senior indebtedness. Upon any payment or distribution of our assets of any kind or character, whether in cash, property or securities, to creditors upon any total or partial liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or marshaling of our assets or in a bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to us or our property, whether voluntary or involuntary, all principal of, interest on and all other amounts due or to become due will be paid, first, to all senior indebtedness in full in cash, or such payment duly provided for to the satisfaction of the holders of senior indebtedness, before any payment or distribution of any kind or character is made on account of any principal of, interest on or other amounts owing in respect of the subordinated debt securities, or for the acquisition of any of the subordinated debt securities for cash, property or otherwise.



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     If any default occurs and is continuing in the payment when due, whether at maturity, upon any redemption, by declaration or otherwise, of any principal of, interest on, unpaid drawings for letters of credit issued in respect of, or regularly accruing fees with respect to, any senior indebtedness, no payment of any kind or character will be made by or on behalf of us or any other person on our or their behalf with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities or to acquire any of the subordinated debt securities for cash, property or otherwise.

     As of March 31, 2004, the aggregate amount of our consolidated indebtedness for money borrowed was approximately $11.4 million, of which all would rank senior in right of payment to the subordinated debt issuable under the subordinated debt securities indenture. All obligations (including insurance obligations of our subsidiaries) would be effectively senior to any senior or subordinated debt issued by us.

     If any other event of default occurs and is continuing with respect to any designated senior indebtedness, as such event of default is defined in the instrument creating or evidencing such designated senior indebtedness, permitting the holders of such designated senior indebtedness then outstanding to accelerate the maturity thereof and if the representative (as defined in the applicable indenture) for the respective issue of designated senior indebtedness gives written notice of the event of default to the trustee (a "default notice"), then, unless and until all events of default have been cured or waived or have ceased to exist or the trustee receives notice from the representative for the respective issue of designated senior indebtedness terminating the blockage period (as defined below), during the 179 days after the delivery of such default notice (the "blockage period"), neither we nor any other person on our behalf will:

     (1) make any payment of any kind or character with respect to any principal of, interest on or other amounts owing in respect of the subordinated debt securities; or

     (2) acquire any of the subordinated debt securities for cash, property or otherwise.

     Notwithstanding anything herein to the contrary, in no event will a blockage period extend beyond 179 days from the date the payment on the subordinated debt securities was due and only one such blockage period may be commenced within any 360 consecutive days. No event of default which existed or was continuing on the date of the commencement of any blockage period with respect to the designated senior indebtedness will be, or be made, the basis for commencement of a second blockage period by the representative of such designated senior indebtedness whether or not within a period of 360 consecutive days unless such event of default will have been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants for a period commencing after the date of commencement of such blockage period that, in either case, would give rise to an event of default pursuant to any provisions under which an event of default previously existed or was continuing will constitute a new event of default for this purpose).

     As a result of the foregoing provisions, in the event of our insolvency, holders of the subordinated debt securities may recover ratably less than our general creditors.

     "Senior indebtedness," unless otherwise specified in one or more applicable supplemental indentures or approved pursuant to a board resolution in accordance with the applicable indenture, means, with respect to us,

     (1) the principal (including redemption payments), premium, if any, interest and other payment obligations in respect of (a) our indebtedness for money borrowed and (b) our indebtedness evidenced by securities, debentures, bonds, notes or other similar instruments issued by us, including any such securities issued under any deed, indenture or other instrument to which we are a party (including, for the avoidance of doubt, indentures pursuant to which senior debt securities have been or may be issued);

     (2) all of our obligations issued or assumed as the deferred purchase price of property, all of our conditional sale obligations, all of our hedging agreements and agreements of a similar nature thereto and all agreements relating to any such agreements, and all of our obligations under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);



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     (3)  all of our obligations for reimbursement on any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     (4) all obligations of the type referred to in clauses (1) through (3) above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise;

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons secured by any lien on any of our property or asset (whether or not such obligation is assumed by us) and

     (6) any deferrals, amendments, renewals, extensions, modifications and refundings of all obligations of the type referred to in clauses (1) through (5) above, in each case whether or not contingent and whether outstanding at the date of effectiveness of the applicable indenture or thereafter incurred, except, in each case, for the subordinated debt securities and any such other indebtedness or deferral, amendment, renewal, extension, modification or refunding that contains express terms, or is issued under a deed, indenture or other instrument, which contains express terms, providing that it is subordinate to or ranks equal with the subordinated debt securities.

     Such senior indebtedness will continue to be senior indebtedness and be entitled to the benefits of the subordination provisions of the applicable indenture irrespective of any amendment, modification or waiver of any term of such senior indebtedness and notwithstanding that no express written subordination agreement may have been entered into between the holders of such senior indebtedness and the trustee or any of the holders.

Discharge and Defeasance

     Under the terms of the indenture, we will be discharged from any and all obligations in respect of the debt securities of any series and the applicable indenture (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) if we deposit with the applicable trustee, in trust, moneys or U.S. government obligations in an amount sufficient to pay all the principal of, and interest on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

     In addition, unless the applicable prospectus supplement and supplemental indenture provide otherwise, we may elect either (1) to defease and be discharged from any and all obligations with respect to such debt securities ("defeasance") or (2) to be released from our obligations with respect to such debt securities under certain covenants in the applicable indenture, and any omission to comply with such obligations will not constitute a default or an event of default with respect to such debt securities ("covenant defeasance"):

     (1) by delivering all outstanding debt securities of such series to the trustee for cancellation and paying all sums payable by it under such debt securities and the indenture with respect to such series; or

     (2) after giving notice to the trustee of our intention to defease all of the debt securities of such series, by irrevocably depositing with the trustee or a paying agent

          (a) in the case of any debt securities of any series denominated in U.S. dollars, cash or U.S. government obligations sufficient to pay all principal of and interest on such debt securities; and

          (b) in the case of any debt securities of any series denominated in any currency other than U.S. dollars, an amount of the applicable currency in which the debt securities are denominated sufficient to pay all principal of and interest on such debt securities.

     Such a trust may only be established if, among other things:

     (1) the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under or any material agreement or instrument to which we are a party or by which we are bound;



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     (2)  no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased will have occurred and be continuing on the date of establishment of such a trust after giving effect to such establishment; and

     (3) we have delivered to the trustee an opinion of counsel (as specified in the applicable supplemental indenture) to the effect that the holders will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by us, a Revenue Ruling published by the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the applicable supplemental indenture.

     In the event we effect covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default, other than an event of default with respect to any covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of the stated maturity but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default.

Modification and Waiver

     We, when authorized by a board resolution, and the trustee may modify, amend and/or supplement the applicable indenture and the applicable debt securities with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class); provided, however, that such modification, amendment or supplement may not, without the consent of each holder of the debt securities affected thereby:

     (1) change the stated maturity of the principal of or any installment of interest with respect to the debt securities;

     (2) reduce the principal amount of, or the rate of interest on, the debt securities;

     (3) change the currency of payment of principal of or interest on the debt securities;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to the debt securities;

     (5) reduce the above-stated percentage of holders of the debt securities of any series necessary to modify or amend the indenture relating to such series;

     (6) modify the foregoing requirements or reduce the percentage of outstanding debt securities necessary to waive any covenant or past default;

     (7) in the case of any subordinated indenture, modify the subordination provisions thereof in a manner adverse to the holders of subordinated debt securities of any series then outstanding; or

     (8) in the case of any convertible debt securities, adversely affect the right to convert the debt securities into shares of common shares or preferred shares in accordance with the provisions of the applicable indenture.

     Holders of not less than a majority in principal amount of the outstanding debt securities of all series affected thereby (voting as a single class) may waive certain past defaults and may waive compliance by us with any provision of the indenture relating to such debt securities (subject to the immediately preceding sentence); provided, however, that:

     (1) without the consent of each holder of debt securities affected thereby, no waiver may be made of a default in the payment of the principal of or interest on any debt security or in respect of a


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          covenant or provision of the indenture that expressly states that it cannot be modified or amended without the consent of each holder affected; and

     (2) only the holders of a majority in principal amount of debt securities of a particular series may waive compliance with a provision of the indenture relating to such series or the debt securities of such series having applicability solely to such series.

     We, when authorized by a board resolution, and the trustee may amend or supplement the indentures or waive any provision of such indentures and the debt securities without the consent of any holders of debt securities in some circumstances including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to make any other change that does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of holders of such debt securities in any material respect;

     o to provide for the assumption of our obligations under the applicable indenture by a successor upon any merger, consolidation or asset transfer permitted under the applicable indenture;

     o    to provide any security for or guarantees of such debt securities;

     o    to add events of default with respect to such debt securities;

     o to add covenants that would benefit the holders of such debt securities or to surrender any rights or powers we have under the applicable indenture;

     o to make any change necessary for the registration of the debt securities under the Securities Act or to comply with the Trust Indenture Act of 1939, or any amendment thereto, or to comply with any requirement of the SEC in connection with the qualification of the applicable indenture under the Trust Indenture Act of 1939; provided, however, that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of such debt securities in any material respect;

     o to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

     o to add to or change any of the provisions of the applicable indenture to such extent as will be necessary to permit or facilitate the issuance of the debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     o to change or eliminate any of the provisions of the applicable indenture; provided, however, that any such change or elimination will become effective only when there is no debt security outstanding of any series created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

     o to establish the form or terms of debt securities of any series as permitted by the applicable indenture; or

     o to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the applicable indenture as will be necessary to provide for or facilitate the administration of the trusts under the applicable indenture by more than one trustee, pursuant to the requirements of the applicable indenture.

Events of Default and Notice Thereof

     The following are events that we anticipate will constitute "events of default" with respect to any series of debt securities issued thereunder:

     (1) default in the payment of any interest upon any debt securities of that series when it becomes due and payable, and continuance of such default for a period of 60 days; or

     (2) default in the payment of the principal of (or premium, if any, on) any debt securities of that series when due; or

     (3) default in the deposit of any sinking fund payment, when and as due by the terms of any debt securities of that series; or

     (4) default in the performance, or breach, of any material covenant or warranty of ours in the indenture (other than a covenant or warranty added to the indenture solely for the benefit of another series of debt securities) for a period of 60 days after there has been given, and continuance of such by registered or certified mail, to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding debt securities a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

     (5)  certain events of bankruptcy, insolvency or reorganization.

     Additional or different events of default, if any, applicable to the series of debt securities in respect of which this prospectus is being delivered will be specified in the applicable prospectus supplement.

     The trustee under such indenture will, within 90 days after the occurrence of any default (the term "default" to include the events specified above without grace or notice) with respect to any series of debt securities actually known to it, give to the holders of such debt securities notice of such default; provided, however, that, except in the case of a default in the payment of principal of or interest on any of the debt securities of such series or in the payment of a sinking fund installment, the trustee for such series will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the holders of such debt securities; and provided, further, that in the case of any default of the character specified in clause (2) above with respect to debt securities of such series, no such notice to holders of such debt securities will be given until at least 30 days after the occurrence thereof. We will certify to the trustee quarterly as to whether any default exists.

     If an event of default, other than an event of default resulting from bankruptcy, insolvency or reorganization, with respect to any series of debt securities will occur and be continuing, the trustee for such series or the holders of at least 25% in aggregate principal amount of the debt securities of such series then outstanding, by notice in writing to us (and to the trustee for such series if given by the holders of the debt securities of such series), will be entitled to declare all unpaid principal of and accrued interest on such debt securities then outstanding to be due and payable immediately.

     In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, all unpaid principal of and accrued interest on all debt securities of such series then outstanding will be due and payable immediately without any declaration or other act on the part of the trustee for such series or the holders of any debt securities of such series.

     Such acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on the debt securities of such series) may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding upon the conditions provided in the applicable indenture.

     No holder of the debt securities of any series issued thereunder may pursue any remedy under such indenture unless the trustee for such series will have failed to act after, among other things, notice of an event of default and request by holders of at least 25% in principal amount of the debt securities of such series of which the event of default has occurred and the offer to the trustee for such series of indemnity satisfactory to it; provided, however, that such provision does not affect the right to sue for enforcement of any overdue payment on such debt securities.

Conversion and Exchange Rights

     The terms and conditions, if any, upon which the debt securities of any series will be convertible into common shares or preferred shares or upon which the senior debt securities of any series will be exchangeable into another series of debt securities will be set forth in the prospectus supplement relating thereto. Such terms will include the conversion or exchange price (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at the option of the holders of such series of debt securities or at our option or automatic, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange in the event of the redemption of such series of debt securities. The debt securities, if convertible or exchangeable, will not be convertible into or exchangeable for securities of a third party.

The Trustee

     Subject to the terms of the applicable indenture, the trustee for each series of debt securities will be named in the prospectus supplement relating to each issuance of debt securities. Each indenture will contain certain limitations on a right of the trustee, as our creditor, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

     Subject to the terms of the applicable indenture, the holders of a majority in principal amount of all outstanding debt securities of a series (or if more than one series is affected thereby, of all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee for such series or all such series so affected.

     In case an event of default will occur (and will not be cured) under any indenture relating to a series of debt securities and is actually known to a responsible officer of the trustee for such series, such trustee will exercise such of the rights and powers vested in it by such indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will not be under any obligation to exercise any of its rights or powers under the applicable indenture at the request of any of the holders of debt securities unless they will have offered to the trustee security and indemnity satisfactory to it.

Governing Law

     The indentures and the debt securities will be governed by the laws of the State of New York.

Global Securities; Book-Entry System

     We may issue the debt securities of any series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository (the "depository") identified in the prospectus supplement relating to such series. "Global securities" represent in the aggregate the total principal or face amount of the securities and once on deposit with a depository, allow trading of the securities through the depository's book-entry system as further described below. Global securities, if any, issued in the United States are expected to be deposited with The Depository Trust Company ("DTC"), as depository. Global securities will be issued in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities represented thereby, a global security may not be transferred except as a whole by the depository for such global security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by such depository or any nominee of such depository to a successor depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to any series of debt securities will be described in the prospectus supplement relating to such series. We expect that unless otherwise indicated in the applicable prospectus supplement, the following provisions will apply to depository arrangements.

     Upon the issuance of a global security, the depository for such global security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual debt securities represented by such global security to the accounts of persons that have accounts with such depository ("participants"). Such accounts will be designated by the underwriters, dealers or agents with respect to such debt securities or by us if such debt securities are offered directly by us. Ownership of beneficial interests in such global security will be limited to participants or persons that may hold interests through participants.

     We expect that, pursuant to procedures established by DTC, ownership of beneficial interests in any global security with respect to which DTC is the depository will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) and records of participants (with respect to beneficial interests of persons who hold through participants). Neither we nor the trustee will have any responsibility or liability for any aspect of the records of DTC or for maintaining, supervising or reviewing any records of DTC or any of its participants relating to beneficial ownership interests in the debt securities. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a global security.

     So long as the depository for a global security or its nominee is the registered owner of such global security, such depository or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below or in the applicable prospectus supplement, owners of beneficial interest in a global security will not be entitled to have any of the individual debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of any such debt securities in definitive form and will not be considered the owners or holders thereof under the applicable indenture. Beneficial owners of debt securities evidenced by a global security will not be considered the owners or holders thereof under the applicable indenture for any purpose, including with respect to the giving of any direction, instructions or approvals to the trustee thereunder. Accordingly, each person owning a beneficial interest in a global security with respect to which DTC is the depository must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interests, to exercise any rights of a holder under the applicable indenture. We understand that, under existing industry practice, if it requests any action of holders or if an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the applicable indenture, DTC would authorize the participants holding the relevant beneficial interest to give or take such action, and such participants would authorize beneficial owners through such participants to give or take such actions or would otherwise act upon the instructions of beneficial owners holding through them.

     Payments of principal of, and any interest on, individual debt securities represented by a global security registered in the name of a depository or its nominee will be made to or at the direction of the depository or its nominee, as the case may be, as the registered owner of the global security under the applicable indenture. Under the terms of the applicable indenture, we and the trustee may treat the persons in whose name debt securities, including a global security, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of debt securities (including principal and interest). We believe, however, that it is currently the policy of DTC to immediately credit the accounts of relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such global security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants. Redemption notices with respect to any debt securities represented by a global security will be sent to the depository or its nominee. If less than all of the debt securities of any series are to be redeemed, we expect the depository to determine the amount of the interest of each participant in such debt securities to be redeemed to be determined by lot. None of us, the trustee, any paying agent or the registrar for such debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security for such debt securities or for maintaining any records with respect thereto.

     Neither we nor the trustee will be liable for any delay by the holders of a global security or the depository in identifying the beneficial owners of debt securities and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of a global security or the depository for all purposes. The rules applicable to DTC and its participants are on file with the SEC.

     If a depository for any debt securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by us within 90 days, we will issue individual debt securities in exchange for the global security representing such debt securities. In addition, we may at any time and in our sole discretion, subject to any limitations described in the prospectus supplement relating to such debt securities, determine not to have any of such debt securities represented by one or more global securities and in such event we will issue individual debt securities in exchange for the global security or securities representing such debt securities. Individual debt securities so issued will be issued in denominations of $1,000 and integral multiples thereof.

     All moneys paid by us to a paying agent or a trustee for the payment of the principal of or interest on any debt security which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to us, and the holder of such debt security thereafter may look only to us for payment thereof.

Non-U.S. Currency

     If the purchase price of any debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such debt securities and such foreign currency will be specified in the applicable prospectus supplement.

                       DESCRIPTION OF WARRANTS TO PURCHASE
                        COMMON SHARES OR PREFERRED SHARES

General

     We may issue warrants to purchase common shares or preferred shares independently or together with any securities offered by any prospectus supplement and such common share warrants or preferred share warrants may be attached to or separate from such securities. Each series of share warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the certificates representing the share warrants and will not assume any obligation or relationship of agency or trust for or with any holders of share warrant certificates or beneficial owners of share warrants.

     The following summaries of certain provisions of the warrant agreement and share warrant certificate are not complete. You should look at the warrant agreement relating to, and the applicable share warrant certificate representing, the applicable series of common shares warrants or preferred share warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Warrants for the purchase of common shares or preferred share will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of common share warrants or preferred share warrants offered hereby, including:

     (1)  the offering price;

     (2) the number of common shares or preferred shares purchasable upon exercise of each such common share warrant or preferred share warrant and the price at which such number of common shares or preferred shares may be purchased upon such exercise;

     (3) the date on which the right to exercise such share warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such share warrants.

Exercise of Share Warrants

     Each share warrant will entitle the holder thereof to purchase common shares or preferred shares, as the case may be, at such exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to the offered share warrants. After the close of business on the expiration date of each shares warrant or such later date to which such expiration date may be extended by us, unexercised share warrants will become void.

     Share warrants may be exercised by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase common shares or preferred shares purchasable upon such exercise, together with certain information set forth on the reverse side of the share warrant certificate. Upon receipt of such payment and the shares warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the common shares or preferred shares purchasable upon such exercise. If fewer than all of the share warrants represented by such certificate are exercised, a new share warrant certificate will be issued for the remaining amount of share warrants.

Amendments and Supplements to Warrant Agreement

     The warrant agreement for a series of shares warrants may be amended or supplemented without the consent of the holders of the share warrants issued thereunder to effect changes that are not inconsistent with the



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

provisions of the share warrants and that do not adversely affect the interests of the holders of the share warrants.

Anti-dilution and Other Provisions

     Unless otherwise indicated in the applicable prospectus supplement, the exercise price of, and the number of common shares or preferred shares covered by, each share warrant is subject to adjustment in certain events, including:

     (1) the issuance of common shares or preferred shares as a dividend or distribution on the common shares or preferred shares;

     (2) certain subdivisions and combinations of the common shares or preferred shares;

     (3) the issuance to all holders of common shares or preferred shares of certain rights or warrants entitling them to subscribe for or purchase common shares or preferred shares, at less than the current market value, as defined in the applicable share warrant agreement for such series of share warrants; and

     (4) the distribution to all holders of common shares or preferred shares of certain evidences of our indebtedness or assets, other than certain cash dividends and distributions described below.

     No adjustment in the exercise price of, and the number of shares covered by, the share warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from retained earnings. No adjustment will be required unless such adjustment would require a change of at least one percent in the exercise price and exercise rate then in effect; provided, however, that any such adjustment not so made will be carried forward and taken into account in any subsequent adjustment; provided, further, that any such adjustment not so made will be made no later than three years after the occurrence of the event requiring such adjustment to be made or carried forward. Except as stated above, the exercise price of, and the number of common shares or preferred shares covered by, a share warrant will not be adjusted for the issuance of common shares or preferred shares or any securities convertible into or exchangeable for common shares or preferred shares, or securities carrying the right to purchase any of the foregoing.

     In the case of:

     (1)  a reclassification or change of the common shares or preferred shares;

     (2)  certain consolidation or merger events involving us; or

     (3) a sale or conveyance to another corporation of our property and assets as an entirety or substantially as an entirety,

in each case as a result of which holders of our common shares or preferred shares will be entitled to receive shares, securities, other property or assets (including cash) with respect to or in exchange for such shares, the holders of the share warrants then outstanding will be entitled thereafter to convert such share warrants into the kind and amount of common shares, preferred shares and other securities or property which they would have received upon such reclassification, change, consolidation, merger, sale or conveyance had such shares warrants been exercised immediately prior to such reclassification, change, consolidation, merger, sale or conveyance.

Non-U.S. Currency

     If the purchase price of any warrants to purchase common shares or preferred shares is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase common shares or preferred shares and such foreign currency will be specified in the applicable prospectus supplement.

               DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

General

     We may issue debt warrants independently or together with any securities offered by any prospectus supplement and such debt warrants may be attached to or separate from such securities. Each series of debt warrants will be issued under a separate debt warrant agreement to be entered into between us and a debt warrant agent, all as set forth in the applicable prospectus supplement. The debt warrant agent will act solely as our agent in connection with the certificates representing the debt warrants and will not assume any obligation or relationship of agency or trust for or with any holders of debt warrant certificates or beneficial owners of debt warrants.

     The following summaries of certain provisions of the debt warrant agreement and debt warrant certificate are not complete. You should look at the debt warrant agreement relating to, and the debt warrant certificate representing, a series of debt warrants.

     The applicable prospectus supplement may also state that any of the terms set forth herein are inapplicable to such series; provided that the information set forth in such prospectus supplement does not constitute material changes to the information herein such that it alters the nature of the offering or the securities offered. Debt warrants for the purchase of shares of common shares or shares of preferred shares will be offered and exercisable for U.S. dollars only and will be in registered form only.

Terms

     An applicable prospectus supplement will set forth and describe other specific terms regarding each series of debt warrants offered hereby, including:

     (1)  the offering price;

     (2) the designation, aggregate principal amount and the terms of the debt securities purchasable upon exercise of the debt warrants;

     (3) the date on which the right to exercise such debt warrants will commence and the date on which such right will expire; and

     (4)  any other terms of such debt warrants.

     Warrant holders will not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, any premium or interest on, or any additional amounts with respect to, the debt securities or to enforce any of the covenants of the debt securities or the applicable indenture except as otherwise provided in the applicable indenture.

Exercise of Debt Warrants

     Debt warrants may be exercised by delivering to the debt warrant agent payment as provided in the applicable prospectus supplement, together with certain information set forth on the reverse side of the debt warrant certificate. Upon receipt of such payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the debt warrants represented by such debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants.

Amendments and Supplements to Warrant Agreement

     The debt warrant agreement for a series of debt warrants may be amended or supplemented without the consent of the holders of the debt warrants issued thereunder to effect changes that are not inconsistent with the provisions of the debt warrants and that do not adversely affect the interests of the holders of the debt warrants.

Non-U.S. Currency

     If the purchase price of any warrants to purchase debt securities is payable in a currency other than U.S. dollars, the specific terms with respect to such warrants to purchase debt securities and such foreign currency will be specified in the applicable prospectus supplement.

        DESCRIPTION OF SHARE PURCHASE CONTRACTS AND SHARE PURCHASE UNITS

     We may issue share purchase contracts, representing contracts obligating holders to purchase from us, and obligating us to sell to the holders, or holders to sell to us and us to purchase from the holders, a fixed or varying number of common shares at a future date or dates. The price per share of common shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts. Any share purchase contract may include anti-dilution provisions to adjust the number of shares to be delivered pursuant to such share purchase contract upon the occurrence of certain events. The share purchase contracts may be entered into separately or as a part of share purchase units consisting of one or more share purchase contracts and any one or more of:

     (1)  our debt securities;

     (2)  our preferred shares; or

     (3) debt or equity obligations of third parties, including U.S. Treasury securities.

     The share purchase contracts may require us to make periodic payments to the holders of the share purchase units or vice versa, and such payments may be unsecured or pre-funded and may be paid on a current or on a deferred basis. The share purchase contracts may require holders to secure their obligations in a specified manner and in certain circumstances we may deliver newly issued prepaid share purchase contracts upon release to a holder of any collateral securing such holder's obligations under the original share purchase contract. Any one or more of the above securities, common shares, share purchase contracts or other collateral may be pledged as security for the holders' obligations to purchase or sell, as the case may be, the common shares under the share purchase contracts. The share purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent, as substitute collateral, treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of common shares deliverable by such holders under common share purchase contracts requiring the holders to sell such common shares to us.

     The applicable prospectus supplement may contain, where applicable, the following information about the share purchase contracts and share purchase units, as the case may be:

     o whether the share purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common shares and the nature and amount of the common shares, or the method of determining those amounts;

     o    whether the share purchase contracts are to be prepaid or not;

     o whether the share purchase contracts are to be settled by delivery, or by reference or linkage to the value, performance or level of our common shares;

     o any acceleration, cancellation, termination or other provisions relating to the settlement of the share purchase contracts;

     o the designation and terms of the units and of the securities composing the units, including whether and under what circumstances those securities may be held or transferred separately;

     o any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and

     o whether the share purchase contracts and/or share purchase units will be issued fully registered or global form.

     The applicable prospectus supplement will describe the terms of any share purchase contracts or share purchase units and, if applicable, prepaid share purchase contracts. The description in the prospectus supplement will be qualified in its entirety by reference to (1) the share purchase contracts, (2) the collateral arrangements and depositary arrangements, if applicable, relating to such share purchase contracts or share purchase units and (3) if applicable, the prepaid share purchase contracts and the document pursuant to which such prepaid share purchase contracts will be issued.

Non-U.S. Currency

     If the purchase price of any share purchase contract is payable in a currency other than U.S. dollars, the specific terms with respect to such share purchase contract and such foreign currency will be specified in the applicable prospectus supplement.

                               SELLING SHAREHOLDER

     We have filed a registration statement, of which this prospectus forms a part, in order to permit the selling shareholder to resell to the public a portion of the common shares that he owns.

     The following table sets forth certain information as of April 30, 2004 regarding beneficial ownership of our common shares by the selling shareholder. Beneficial ownership is determined in accordance with Securities and Exchange Commission rules and generally includes voting or investment power with respect to securities. Common Shares are issuable upon the exercise of outstanding options, warrants, conversion of preferred stock or exercise of other purchase rights are treated as outstanding for purposes of computing such selling shareholder's ownership, to the extent exercisable or convertible within sixty days of the date of this prospectus.


                                                                       Number of
                                        Shares Beneficially Owned        Shares         Shares Beneficially Owned
                                          Prior to the Offering       Which May Be            After Offering
                                     ------------------------------      Offered        --------------------------
Name                                      Number          Percent     ------------         Number       Percent
----                                      ------          -------                          ------       -------
Merle A. Hinrichs                       19,457,276         67.2%          4,000,000      15,457,276      53.4%


                              PLAN OF DISTRIBUTION

     We may sell our common shares, preferred shares, debt securities, warrants to purchase common shares, preferred shares or debt securities, share purchase contracts and share purchase units and each selling shareholder may sell any or all of our common shares owned by such selling shareholder, through underwriters, agents, dealers, or directly without the use of any underwriter, agent or dealer to one or more purchasers. We and each selling shareholder may distribute these securities from time to time in one or more transactions, including, but not limited to, block transactions, privately negotiated transactions, transactions on the Nasdaq National Market or any other organized market where the securities may be traded, through the writing of options on securities, short sales or any combination of these methods. The securities may be sold at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time. The selling shareholder will act independently of us in making decisions with respect to the timing, manner of sale, amount of securities to be sold in and the pricing of any transaction. The registration of the selling shareholder's common shares does not necessarily mean that the selling shareholder will offer or sell any of his shares.

     We may determine the public offering price of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the underwriters' obligations in the related supplement to this prospectus.

     In addition, we and the selling shareholder may enter into derivative transactions with third parties (including the writing of options), or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with such a transaction the third parties may, pursuant to this prospectus and the applicable prospectus supplement, sell securities covered by this prospectus and the applicable prospectus supplement. If so, the third party may use securities borrowed from us, the selling shareholder or others to settle such sales and may use securities received from us to close out any related short positions. We and the selling shareholder may also loan or pledge securities covered by this prospectus and the applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

     The terms of the offering of the securities with respect to which this prospectus is being delivered will be set forth in the applicable prospectus supplement and will include:

     o the identity of any underwriters, dealers or agents who purchase securities, as required;

     o the amount of securities sold, the public offering price and consideration paid, and the proceeds we and/or the selling shareholder will receive from that sale;

     o whether or not the securities will trade on any securities exchanges or the Nasdaq National Market;

     o the amount of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

     o    any other material terms of the distribution of securities.

     Upon receipt of notice from the selling shareholder, we will file any amendment or prospectus supplement that may be required in connection with any sale by the selling shareholder.

     We and/or the selling shareholder may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we and/or the selling shareholder will execute an underwriting agreement with those underwriters relating to the securities that we and/or the selling shareholder will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to the conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if they are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     We and/or the selling shareholder may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us and/or the selling shareholder at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we and/or the selling shareholder sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

     Underwriters may sell these securities to or through dealers. Alternatively, we and/or the selling shareholder may sell the securities in this offering to one or more dealers, who would act as a principal or principals. Dealers may resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

     We and/or the selling shareholder may also sell the securities offered with this prospectus through other agents designated by them from time to time. We will identify any agent involved in the offer and sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us and/or the selling shareholder to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless stated otherwise in the prospectus supplement.

     In connection with the sale of securities offered by this prospectus or otherwise, the selling shareholder may enter into hedging transactions with brokers, dealers or other financial institutions relating to our securities. In connection with such hedging transactions, such brokers, dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions that they assume from the selling shareholder. These hedging transactions may require or permit the selling shareholder to deliver the shares to such brokers, dealers or other financial institutions to settle such hedging transactions. The selling shareholder may also sell our securities short and deliver securities covered by this prospectus to close out such short position, subject to Section 16(c) of the Exchange Act, if applicable.

     In connection with the sale of securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us, the selling shareholder or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the NASD participates in a public offering of these securities, the maximum commission or discount to be received by any such NASD member or independent broker-dealer will not be greater than 8% of the offering proceeds from securities offered with this prospectus.

     The selling shareholder, underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of securities may also be deemed underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

     We and/or the selling shareholder may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

     Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling shareholder may be subject to the prospectus delivery requirements of the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, applicable to a foreign private issuer. We will file annually a Form 20-F no later than six months after the close of our fiscal year, which is December 31. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. We will furnish our shareholders with annual reports, which will include a review of operations and annual audited consolidated financial statements prepared in conformity with U.S. GAAP. We intend, although we are not obligated to do so, to furnish our shareholders with quarterly reports by mail with the assistance of a corporate services provider, which will include unaudited interim financial information prepared in conformity with U.S. GAAP for each of the three quarters of each fiscal year following the end of each such quarter. We may discontinue providing quarterly reports at any time without prior notice to our shareholders.

     Our reports and other information, when so filed, may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of such material may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

     These reports and other information may also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" information into this prospectus, which means that it can disclose important information by referring you to another document filed separately with the SEC. This prospectus incorporates by reference the documents listed below which have been filed by us with the SEC (000-50041) and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

     o    Annual report on Form 20-F for the year ended December 31, 2003.

     o Reports on Form 6-K dated April 30, 2004, May 5, 2004 and May 13, 2004 (excluding in each case any information furnished in such report and excluding exhibits filed or furnished, which are not incorporated by reference into this prospectus).

     o The description of Global Sources Ltd. common shares contained in our registration statement on Form F-1 filed on April 3, 2000.

     We are also incorporating by reference the information contained in all other documents that we file with the SEC between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as between the date of this prospectus and the time that all of the securities registered under the registration statement are sold. The information contained in any of these documents will be considered part of this prospectus from the date these documents are filed.

     Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     If you would like to receive a copy of any document incorporated by reference into this prospectus (which will not include any of the exhibits to the document other than those exhibits that are themselves specifically incorporated by reference into this prospectus) or our constitutional documents, you should call or write to us at Canon's Court, 22 Victoria Street, Hamilton, HM 12 Bermuda (telephone number: (441) 295-2244). We will provide these documents, without charge, by first class mail.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus or in any of the materials that have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document, unless the information specifically indicates that another date applies.

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell the securities described in this prospectus in one or more offerings for up to an aggregate initial offering price of $300,000,000, and the selling shareholder may resell a portion of common shares that he owns in one or more offerings. This prospectus provides you with a general description of the securities that we and the selling shareholder may offer. This prospectus does not contain all of the information set forth in the registration statement as permitted by the rules and regulations of the SEC. For additional information regarding us, or the selling shareholder and the offered securities, please refer to the registration statement. Each time we or the selling shareholder sell securities, we will file a prospectus supplement with the SEC that will contain specific information about the terms of that offering. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                                  LEGAL MATTERS

     Certain legal matters with respect to United States and New York law will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters with respect to Bermuda law will be passed upon by Appleby Spurling Hunter, Hamilton, Bermuda. If counsel for any underwriter, dealer or agent passes on legal matters in connection with an offering made by this prospectus, we will name that counsel in the prospectus supplement relating to the offering.

                                     EXPERTS

     The consolidated financial statements of Global Sources Ltd. for the year ended December 31, 2003 have been audited by Ernst & Young, independent auditors, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Global Sources Ltd. as of December 31, 2001 and for the year then ended have been audited by Arthur Andersen, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     Effective August 8, 2002, Arthur Andersen resigned as our independent auditors and we subsequently retained Ernst & Young as our independent auditors for the fiscal year ended December 31, 2002. On August 31, 2002, Arthur Andersen ceased practicing before the SEC. We are unable to obtain Arthur Andersen's written consent to include in this offering memorandum its reports on our financial statements for the year ended December 31, 2001. The Securities Act permits the filing of this Registration Statement without a written consent from Arthur Andersen. The cessation of Arthur Andersen's practice and the absence of such written consent from Arthur Andersen each may limit your ability to assert claims for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omission to state a material fact required to be stated therein.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Financial Statements
Reports of Independent Public Accountants..........................   F-2
Consolidated Balance Sheets........................................   F-4
Consolidated Statements of Income..................................   F-5
Consolidated Statements of Cash Flows..............................   F-6
Consolidated Statement of Shareholders' Equity.....................   F-7
Notes to Consolidated Financial Statements.........................   F-8
Unaudited Financial Statements
Consolidated Balance Sheets........................................   F-32
Consolidated Statements of Income..................................   F-33
Consolidated Statements of Cash Flows..............................   F-35

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Global Sources Ltd.

We have audited the accompanying consolidated balance sheets of Global Sources Ltd. (a company incorporated under the laws of Bermuda) and its subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of the Company as of December 31, 2001 were audited by other auditors who have ceased operations and whose report dated February 28, 2002 expressed an unqualified opinion.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Sources Ltd. and its subsidiaries as of December 31, 2003 and 2002, and the consolidated results of their operations and cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/  ERNST & YOUNG


Singapore
March 10, 2004

THE FOLLOWING REPORT IS A COPY OF THE INDEPENDENT PUBLIC ACCOUNTANTS' REPORT PREVIOUSLY ISSUED BY ARTHUR ANDERSEN. THE REPORT HAS NOT BEEN REISSUED BY ARTHUR ANDERSEN.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of Global Sources Ltd.

We have audited the accompanying consolidated balance sheets of Global Sources Ltd. (a company incorporated under the laws of Bermuda) and its subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Sources Ltd. and its subsidiaries as of December 31, 2001 and 2000, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/  ARTHUR ANDERSEN


Singapore
February 28, 2002

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                                                                    At December 31    At December 31
                                                                                   ----------------  ----------------
                                                                                        2002              2003
                                                                                   ----------------  ----------------
                                     ASSETS
Current Assets:
   Cash and cash equivalents................................................         $   11,009       $   26,227
   Available-for-sale securities............................................             26,199           35,140
   Accounts receivable, net.................................................              4,169            4,507
   Receivables from sales representatives...................................              2,932            3,883
   Inventory of paper.......................................................                545              703
   Prepaid expenses and other current assets................................              1,147            1,883
                                                                                   ----------------  ----------------
                  Total Current Assets.......................................            46,001           72,343
                                                                                   ----------------  ----------------

Property and equipment, net.................................................             14,110            7,870
Long term investments.......................................................                100              100
Bonds held to maturity, at amortized cost...................................              1,358              992
Other assets................................................................              1,081            1,236
                                                                                   ----------------  ----------------
                  Total Assets..............................................         $   62,650       $   82,541
                                                                                   ================  ================

                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
   Accounts payable.........................................................         $    4,284       $    4,432
   Deferred income and customer prepayments.................................             18,259           27,454
   Accrued liabilities......................................................              5,361            5,803
   Income taxes payable.....................................................                368              804
                                                                                   ----------------  ----------------
                  Total Current Liabilities.................................             28,272           38,493
                                                                                   ----------------  ----------------

Liabilities for incentive and bonus plans...................................              1,025              682
Amount due to parent company................................................             11,404               --
Amount due to a shareholder.................................................                 --           11,404
Minority interest...........................................................              2,823            3,684
Deferred tax liability......................................................                604              298
                                                                                   ----------------  ----------------
                  Total Liabilities.........................................             44,128           54,561
                                                                                   ----------------  ----------------

Shareholders' Equity:
   Common shares, US$0.01 par value; 50,000,000 shares authorized;
       28,945,344 (2002:  28,939,844) shares issued and outstanding.........                289              289
   Additional paid in capital...............................................             80,460           81,925
   Retained deficit.........................................................            (57,680)         (50,346)
   Less:  Unearned compensation.............................................             (4,547)          (4,563)
   Accumulated other comprehensive income...................................               --                675
                                                                                   ----------------  ----------------
                  Total Shareholders' Equity................................             18,522           27,980
                                                                                   ----------------  ----------------
       Total Liabilities and Shareholders' Equity...........................          $  62,650        $  82,541
                                                                                   ================  ================

   The accompanying notes are an integral part of these financial statements.

               GLOBAL SOURCES LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF INCOME

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                                                             Year Ended December 31,
                                                                   ------------------------------------------------
                                                                      2001             2002             2003
                                                                   -------------    -------------    --------------

Revenues:
   Online services........................................         $    55,468      $    51,268      $    51,367
   Other media services...................................              36,391           33,132           36,318
   Exhibitions............................................               2,619            2,455            3,327
   Miscellaneous..........................................                 807              631              657
                                                                   -------------    -------------    --------------
                                                                        95,285           87,486           91,669
                                                                   -------------    -------------    --------------
Operating Expenses:
   Sales..................................................              31,236           28,659           30,113
   Event production.......................................                 811              933              930
   Community..............................................              12,735           12,481           12,331
   General and administrative.............................              32,748           28,885           28,682
   Online services development............................               8,393            5,378            4,960
   Non-cash compensation expense (Note a).................               2,501            2,564            1,419
   Amortization of intangibles/Software development cost..               3,476            3,740            4,453
                                                                   -------------    -------------    --------------
Total Operating Expenses..................................              91,900           82,640           82,888
                                                                   -------------    -------------    --------------
Income from Operations....................................               3,385            4,846            8,781
                                                                   -------------    -------------    --------------
   Interest expense.......................................                (172)              --               --
   Interest income........................................                 357              439              122
   Loss on sale of available-for-sale securities..........                  --               --              (40)
   Foreign exchange gains (losses), net...................                (470)              50               --
   Write-down of investments..............................              (1,150)              --               --
                                                                   -------------    -------------    --------------
Income before Income Taxes................................               1,950            5,335            8,863
Income Tax Provision......................................              (1,143)            (720)            (668)
                                                                   -------------    -------------    --------------
Net Income before Minority Interest.......................         $       807      $     4,615      $     8,195
                                                                   -------------    -------------    --------------
Equity in income of affiliate.............................                  51               --               --
Minority interest.........................................                 (83)            (308)            (861)
                                                                   -------------    -------------    --------------
Net Income................................................         $       775      $     4,307      $     7,334
                                                                   =============    =============    ==============
Basic net income per share................................         $      0.03      $      0.15      $      0.25
                                                                   =============    =============    ==============
Shares used in basic net income per share calculations  (Note
   2(u))..................................................          28,934,344       28,938,970       28,944,470
                                                                   =============    =============    ==============
Diluted net income per share..............................         $      0.03      $      0.15      $      0.25
                                                                   =============    =============    ==============
Shares used in diluted net income
   per share calculations (Note 2(u)).....................          28,934,344       28,940,309       28,979,339
                                                                   =============    =============    ==============


Note: a. Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Approximately $323 (2002: $623, 2001:
     $381) represents sales expenses, $96 (2002: $238, 2001: $87) represents community, $691 (2002: $1,179, 2001: $1,546) represents general and administrative and $309 (2002: $524, 2001: $487) represents online services development expenses.

   The accompanying notes are an integral part of these financial statements.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                           (In U.S. Dollars Thousands)

                                                                                  Year Ended December 31,
                                                                           ----------------------------------------
                                                                             2001           2002          2003
                                                                           -----------   ------------   -----------
Cash flows from operating activities:
  Net income.......................................................        $     775      $   4,307     $   7,334
Adjustments to reconcile net income to net cash provided by
operating activities:
  Depreciation and amortization....................................            8,934         8,989      $   8,509
  Loss/(Profit) on sale of property and equipment..................               34            (1)            (7)
  Accretion of U.S. Treasury strips zero % coupon..................             (122)          (99)           (74)
  Loss on sale of available-for-sale securities....................               --            --             40
  Bad debt expense.................................................              765           670            202
  Non-cash compensation expense....................................            2,501         2,564          1,419
  Income attributable to minority shareholder......................               83           308            861
  Write-down of investments........................................            1,150            --             --
  Equity in income of affiliate....................................              (51)           --             --
  Property and equipment written off...............................              108           153             12
                                                                           -----------   ------------   -----------
                                                                              14,177        16,891         18,296
Changes in assets and liabilities:
  Accounts receivables.............................................            1,328           871           (540)
  Receivables from sales representatives...........................             (153)       (2,223)          (951)
  Receivables from related party sales representatives.............              538         2,900             --
  Inventory of paper...............................................              357           311           (158)
  Prepaid expenses and other current assets........................              646           (25)          (742)
  Long term assets.................................................              147           118           (155)
  Accounts payable.................................................           (1,911)          659            148
  Accrued liabilities and liabilities for incentive and bonus plans           (1,061)         (175)            99
  Deferred income and customer prepayments.........................            1,234         1,137          9,195
  Tax liability....................................................              162           198            131
                                                                           -----------   ------------   -----------
       Net cash provided by operating activities...................           15,464        20,662         25,323
                                                                           -----------   ------------   -----------

Cash flows from investing activities:
  Purchase of property and equipment...............................           (4,874)       (4,193)        (2,307)
  Proceeds from sales of property and equipment....................              315             3             32
  Proceeds from matured bonds......................................              440           450            440
  Purchase of available-for-sale securities........................               --       (26,199)       (19,300)
  Proceeds from sale of available-for-sale securities..............               --            --         11,000
                                                                           -----------   ------------   -----------
       Net cash used for investing activities......................           (4,119)      (29,939)       (10,135)
                                                                           -----------   ------------   -----------

Cash flows from financing activities:
  Repayment of short-term borrowings...............................           (4,000)           --             --
  Amount received towards directors purchase plan..................              164            50             30
                                                                           -----------   ------------   -----------
       Net cash (used for)/generated from financing activities.....           (3,836)           50             30
                                                                           -----------   ------------   -----------

Net increase/(decrease) in cash and cash equivalents...............            7,509        (9,227)        15,218
Cash and cash equivalents, beginning of the year...................           12,727        20,236         11,009
                                                                           -----------   ------------   -----------
Cash and cash equivalents, end of the year.........................        $  20,236      $ 11,009      $  26,227
                                                                           ===========   ============   ===========
Supplemental cash flow disclosures:
  Income tax paid..................................................        $     981      $    522      $     537
  Interest paid....................................................              172            --             --
                                                                           ===========   ============   ===========


   The accompanying notes are an integral part of these financial statements.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

              (In U.S. Dollars Thousands, Except Number of Shares)

                                             Common shares

                                                                                                              Accumu-
                                                                  Additional                   Unearned     lated other      Total
                                        Number of                  paid in        Retained     compensa-    comprehen-    sharehold-
                                         shares       Amounts      capital        deficit        tion       sive income  ers' equity
                                       -----------    -------    ------------   ----------     ---------    -----------  -----------
Balance at December 31, 2000.....      28,934,344     $   289     $  75,700     $ (62,762)     $(5,066)          --     $  8,161
Net income.......................              --          --            --           775           --           --     $    775
Non-cash compensation expense....              --          --         4,306            --           --           --     $  4,306
Unearned compensation............              --          --            --            --       (1,805)          --     $ (1,805)
Amount received towards directors
   purchase plan.................              --          --           164            --           --           --     $    164
                                       -----------    -------    ------------   ----------     ---------    -----------  -----------
Balance at December 31, 2001.....      28,934,344     $   289     $  80,170     $ (61,987)     $(6,871)          --     $ 11,601
Net income.......................              --          --            --         4,307           --           --     $  4,307
Non-cash compensation expense....              --          --           240            --           --           --     $    240
Unearned compensation............              --          --            --            --        2,324           --     $  2,324
Amount received towards directors
   purchase plan.................              --          --            50            --           --           --     $     50
Issuance of shares under directors
   purchase plan.................           5,500          --            --            --           --           --           --
                                       -----------    -------    ------------   ----------     ---------    -----------  -----------
Balance at December 31, 2002.....      28,939,844     $   289     $  80,460     $ (57,680)     $(4,547)          --     $ 18,522
Net income.......................              --          --            --         7,334           --           --     $  7,334
Non-cash compensation expense....              --          --         1,435            --           --           --     $  1,435
Unearned compensation............              --          --            --            --          (16)          --     $    (16)
Amount received towards directors
   purchase plan.................              --          --            30            --           --           --     $     30
Issuance of shares under directors
   purchase plan.................           5,500          --            --            --           --           --          --
Loss realized on sale of
   available-for-sale securities,              --          --            --            --           --           40     $     40
   net of income tax of $NIL ....
Unrealized gain on
   available-for-sale securities,
   net of income tax of $NIL.....              --          --            --            --           --          635     $    635
                                       -----------    -------    ------------   ----------     ---------    -----------  -----------
Balance at December 31, 2003.....      28,945,344     $   289     $  81,925     $ (50,346)     $(4,563)    $    675     $ 27,980
                                       ===========    =======    ============   ==========     =========    =========== ============

   The accompanying notes are an integral part of these financial statements.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)



1.   The Company

     Global Sources Ltd. (the "Company") was incorporated in November 1999 under the laws of Bermuda. Prior to December 2, 2003, the Company was majority owned by Hung Lay Si Co. Ltd. (the "Former Parent Company"). The Former Parent Company is a company organized under the laws of Cayman Islands. It is wholly owned by the Quan Gung 1986 Trust, a trust formed under the laws of the Island of Jersey. Hill Street Trustees Ltd. is the trustee of the trust (the "Trustee") and the Trustee has sole and exclusive voting investment and depositive power over the shares of capital stock of the Former Parent Company owned by the trust. On November 27, 2003, the chairman and chief executive officer of the Company acquired 15,033,846 common shares of the Company representing 51.9 percent of the outstanding common shares of the Company, from the Former Parent Company. On December 2, 2003, the shares transfer was completed and as a result the chairman and chief executive officer is the beneficial owner of 19,455,543 or 67.2 percent of the Company's outstanding common shares and he has the sole power to vote the shares beneficially owned by him. As a consideration of the purchase of the common shares, the chairman and chief executive officer has agreed to pay the Former Parent Company $109,337, payable on November 27, 2013, with a right to prepay such amount at anytime. Pending payment of the said amount, the Former Parent Company will have a security interest in common shares of the Company held by the chairman and chief executive officer of the Company.

     The Company's principal business is to provide services that allow global buyers to identify suppliers and products, and enable suppliers to market their products to a large number of buyers. The Company's primary online service is creating and hosting marketing websites that present suppliers' product and company information in a consistent, easily searchable manner on Global Sources Online. The Company also offers electronic cataloguing services for buyers and suppliers. My Catalogs enable buyers to maintain customized information on suppliers. Private Supplier Catalogs are password-protected online environments where suppliers can develop and maintain their own product and company data. Complementing these services are various trade magazines and CD-ROMs. The Company launched China Sourcing Fairs exhibitions in 2003. These offer international buyers direct access to China and other Asian manufacturers. The Company's businesses are conducted primarily through Trade Media Limited, its wholly owned subsidiary, which was incorporated in October 1984 under the laws of Cayman Islands. Through certain other wholly owned subsidiaries, the Company also organizes China Sourcing Fairs exhibitions, conferences and exhibitions on technology related issues and licenses Asian Sources / Global Sources Online and catalog services.

2.   Summary of Significant Accounting Policies

     (a)  Basis of Consolidation and Presentation

          (i) The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and comprise the financial statements of the Company, its majority owned subsidiaries and those owned through nominee shareholders. All significant intercompany transactions and balances have been eliminated on consolidation.

          (ii) The results of subsidiaries acquired or disposed of during the year are included in the consolidated statement of income from the effective dates of acquisition or up to the effective dates of disposal.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

          (iii) The functional currency of the Company and certain subsidiaries is the United States dollar. The functional currencies of other subsidiaries are their respective local currencies. United States dollars are used as the reporting currency as the Company's operations are global.

     (b)  Use of Estimates

          The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     (c)  Cash Equivalents

          The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     (d)  Available-for-sale Securities

          Short-term investments in marketable securities are classified as available-for-sale securities. Investments classified as available-for-sale securities are carried at market value with any unrealized holding gains and losses, net of related tax effect if any, presented under shareholders' equity as accumulated other comprehensive income.

          Realized gains and losses and declines in values judged to be other-than-temporary on available-for-sale securities are included in the statement of income. The cost of securities sold is based on the average cost method.

     (e)  Inventory of Paper

          Inventory of paper is stated at the lower of cost or market value. Cost is determined on the first-in, first-out basis.

     (f)  Property and Equipment

          (i) Property and equipment are stated at cost less accumulated depreciation. Cost represents the purchase price of the asset and other costs incurred to bring the asset into its existing use.

          (ii) Depreciation on property and equipment is calculated to amortize their cost on a straight-line basis over their estimated useful lives as follows:

                 Fixtures, fittings and office equipment.......   5 years
                 Leasehold improvements........................   5 years
                 Motor vehicles................................   5 years
                 Computer equipment and software...............   3 years

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

          (iii) Effective January 1, 1999, the Company adopted Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," to account for the costs incurred to develop computer software for internal use. Costs incurred in the preliminary project stage with respect to the development of software for internal use are expensed as incurred; costs incurred during the application development stage are capitalized and are amortized over the estimated useful life of three years upon the commissioning of service of the software. Training and maintenance costs are expensed as incurred.

               To account for the development costs related to the products to be sold, leased or otherwise marketed, the Company adopted SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Development costs incurred subsequent to the establishment of the technological feasibility of the product are capitalized. The capitalization ends when the product is available for general release to customers.

               The Company expensed $1,117, $64 and $38 during the years ended December 31, 2001, 2002 and 2003, respectively, for the costs incurred prior to the establishment of the technological feasibility with respect to the development of products to be sold, leased or otherwise marketed.

     (g)  Intangible Assets

          Prior to the adoption of SFAS No. 142 effective on January 1, 2002, copyrights were amortized on a straight-line basis over a period of ten years and goodwill, was amortized on a straight-line basis over twenty years.

          In June 2001, FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires all business combinations initiated after June 30, 2001 to be accounted for using the purchase method and broadened the criteria for recording intangible assets separated from goodwill. Under SFAS No. 142, goodwill and intangible assets with indefinite lives are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have indefinite lives will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of SFAS No. 142 apply immediately to goodwill and intangible assets acquired after June 30, 2001. With respect to goodwill and intangible assets acquired prior to July 1, 2001, we adopted SFAS No. 142 effective January 1, 2002. As goodwill was fully amortized and no acquisitions occurred during 2001, the Company believes that the adoption of these standards did not have a material impact on the Company's financial statements of position, results of operations, or cash flows.

         Intangible Assets, net:
                                                    At December 31,
                                              -------------------------------
                                                 2002            2003
                                              -------------  ----------------
         Goodwill...........................  $       654    $       654
         Copyrights.........................        3,706          3,706
                                              -------------  ----------------
                                                    4,360          4,360
         Less:  Accumulated amortization....       (4,360)        (4,360)
                                              -------------  ----------------
                                              $        --    $        --
                                              -------------  ----------------

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     (h)  Long Term Investments

          Long term investments for business and strategic purposes in privately-held companies where such investments are less than 20% of the equity capital of the investees, with no significant influence over the investees, are stated at cost.

          Long term investments in companies where such investments are in the range of 20% to 50% of the equity capital of the investees and over whom the Company exercises significant influence, are accounted under the equity method.

          Interests in subsidiaries with more than 50% ownership are consolidated and the ownership interests of minority investors are recorded as minority interest.

          Long term investments in U.S. Treasury strips zero % coupon, held to maturity are stated at amortized cost.

     (i)  Impairment of Long-lived Assets

          The Company reviews the carrying value of its long-lived assets based upon a gross cash flow basis and will reserve for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may not be fully recoverable. The impairment loss is measured based on the difference between the carrying amount of the asset and its fair value. There was no impairment of the Company's property and equipment as of December 31, 2003.

     (j)  Revenue Recognition

          The Company derives its revenues from advertising fees in its published trade magazines and websites, sales of trade magazines, fees from licensing its trade and service marks, service fees from the provision of software maintenance service, and organizing exhibitions and business seminars.

          Revenues from advertising in trade magazines and websites are recognized ratably over the period in which the advertisement is displayed. Advertising contracts do not exceed one year. When advertising fees from published trade magazines and websites are contracted under a single arrangement, the Company allocates the total advertising fees to the multiple deliverables based on their relative fair values. The fair value of the revenues from published trade magazines and websites is based on the Company's average historical selling prices. Revenue from sales of trade magazines is recognized upon delivery of the magazine. Magazine subscriptions received in advance are deferred and recognized as revenue upon delivery of the magazine. Revenue from the provision of maintenance service is deferred and recognized ratably over the maintenance service period. Revenue from organizing exhibitions and business seminars is recognized at the conclusion of the event and the related direct event production costs and direct event promotion costs are deferred and recognized as expenses upon conclusion of the event.

          The Company receives license fees and royalties from licensing its trade and service marks. Revenue from license fees is recognized ratably over the term of the license, currently four to five years. Royalties from license arrangements are earned ratably over the period in which the advertisement is displayed by the licensee.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

          The interest income from investments in U.S. Treasury strips zero % coupon is recognized as it accrues, taking into account the effective yield on the asset.

     (k) Transactions with Sales Representatives and Related Party Sales Representatives

          The Company utilizes sales representatives and in the past utilized related party sales representatives in various territories to promote the Company's products and services. Under these arrangements, these sales representatives are entitled to commissions as well as marketing fees. Commissions expense is recorded when owed to these sales representatives and is included in sales expenses.

          These sales representatives, which are mainly corporate entities, handle collections from clients on behalf of the Company. Included in receivables from these sales representatives are amounts collected on behalf of the Company as well as cash advances made to these sales representatives.

          As of December 31, 2001, the boards of directors of eight of these sales representative companies each included a director nominated by the Company to monitor the receivables collected from the Company's clients by these related party sales representatives, and to monitor any changes to the authorized signatories of the depository bank accounts. The nominated directors were employees of the Company. The Company and the nominated directors did not have any interest in the share capital of these related party sales representatives companies. However as of December 31, 2002 and 2003, the Company does not have any nominated directors on the board of directors of any of the Company's sales representative companies. Approximately $20,172, $9,986 and $NIL of the commissions and marketing fees expense was associated with these related party sales representative companies for 2001, 2002 and 2003, respectively.

     (l)  Advertising Expenses

          Advertising expenses are expensed as incurred. The Company incurred advertising expenses of $277, $161 and $244 during the years ended December 31, 2001, 2002 and 2003, respectively.

     (m)  Operating Leases

          The Company leases certain office facilities under cancelable and non-cancelable operating leases that expire in two to five years. Rentals under operating leases are expensed on a straight-line basis over the life of the leases.

     (n)  Liabilities for Bonus Plan

          Before the commencement of the Equity Compensation Plans as described in Note 22, the Company rewarded its senior management staff based on their performance through long term discretionary bonus awards. These awards were payable in cash generally at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions had been violated. These awards were expensed in the period to which the performance bonus relates.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     (o)  Retirement Benefits

          The Company operates a number of defined contribution retirement benefit plans. Contributions are based on a percentage of each eligible employee's salary and are expensed as the related salaries are incurred.

     (p)  Income Taxes

          The Company accounts for deferred income taxes using the liability method, under which the expected future tax consequences of temporary differences between the financial reporting and tax basis of its assets and liabilities are recognized as deferred tax assets and liabilities. A valuation allowance is established for any deferred tax asset when it is more likely than not that the deferred tax asset will not be recovered.

     (q)  Minority Interest

          In 2000, the Company entered into an agreement with CMP Media Inc., through United Professional Media B.V. (previously known as United Business Media B.V.), a subsidiary of United News and Media plc. (CMP) to set-up a corporation (eMedia Asia Ltd.) to provide new technology content, media and e-commerce services to the electronics technology market in Asia. The Company holds a 60.1% controlling equity interest in eMedia Asia Ltd. and consolidates the results of operations. As part of obtaining its 39.9% interest, CMP has committed to pay $6,000 and interest thereon to the Company upon the payment of specified future dividends of eMedia Asia Ltd. Pursuant to an internal restructuring within the CMP group, United Professional Media B.V.'s 39.9% interest in eMedia Asia Ltd. and associated obligations were novated and assigned to UBM Asia B.V. (another subsidiary within the CMP group) in October 2003. Due to the contingent nature of the payment, the Company did not record in its balance sheet the promissory note receivable of $6,000 due from CMP and no interest income was accrued as at December 31, 2003, 2002 and 2001. The minority interest liability of $3,684 and $2,823 at December 31, 2003 and 2002, respectively, reflects CMP's proportionate interest of the net book value of eMedia Asia Ltd.

     (r)  Foreign Currencies

          Transactions in currencies other than the functional currency are measured and recorded in the functional currency using the exchange rate in effect on the date of the transaction. As of the balance sheet date, monetary assets and liabilities that are denominated in currencies other than the functional currency are remeasured using the exchange rate at the balance sheet date. All gains and losses arising from foreign currency transactions and remeasurement of foreign currency denominated accounts are included in the determination of net income in the year in which they occur.

          The financial statements of the subsidiaries reporting in their respective local currencies are translated into U.S. dollars for consolidation as follows: assets and liabilities at the exchange rate as of the balance sheet date, shareholders' equity at the historical rates of exchange, and income and expense amounts at the average monthly exchange rates. The cumulative translation differences were not material as of December 31, 2002 and 2003.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     (s)  Segment Reporting

          SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that companies report separately, in the financial statements, certain financial and descriptive information about operating segment profit or loss, certain specific revenue and expense items, and segment assets. Additionally, companies are required to report information about the revenues derived from their products and services groups, about geographic areas in which the Company earns revenues and holds assets, and about major customers.

          The Company identifies its operating segments based on business activities, management responsibility and geographic location. The Company has three reportable segments: online services, other media services and exhibitions.

     (t)  Comprehensive Income

          SFAS No. 130, "Reporting Comprehensive Income," establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income is defined as the change in equity of a company during a period from transactions and other events and circumstances excluding transactions resulting from investment by owners and distribution to owners.

          Accumulated other comprehensive income consists of the following:

                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                   2001             2002             2003
                                                              --------------   -----------------   -------------
         Unrealized gain on available-for-sale securities,
            net of income tax of $NIL.......................  $         --        $        --      $       635
         Loss realized on sale of available-for-sale
            securities, net of income tax of $NIL...........  $         --        $        --      $        40
                                                              --------------   -----------------   -------------
         Accumulated other comprehensive income.............  $         --        $        --      $       675
                                                              ==============   =================   =============

     (u)  Basic and Diluted Net Income Per Share

          Basic net income per share is computed by dividing net income by the weighted average number of shares of common shares outstanding during the period. Diluted net income per share is calculated using the weighted average number of outstanding common shares, plus other dilutive potential common shares.

          The following table reconciles the number of shares utilized in the net income per share calculations:


                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                   2001             2002             2003
                                                              --------------   -----------------   -------------
         Net income.......................................    $         775    $       4,307    $       7,334
                                                              ==============   ================ ================
         Basic net income per share.......................    $        0.03    $        0.15    $        0.25
                                                              ==============   ================ ================


                                      F-14

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                                                           Year Ended December 31,
                                                              --------------------------------------------------
                                                                   2001             2002             2003
                                                              --------------   -----------------   -------------
         Diluted net income per share.....................    $        0.03    $        0.15      $      0.25
                                                              ==============   ================= ===============
         Weighted average common shares outstanding,
            used in basic net income per share calculation        28,934,344      28,938,970       28,944,470

         Effect of dilutive shares........................               --            1,339           34,869

         Weighted average common shares outstanding,
             used in diluted net income per share
            calculation...................................       28,934,344       28,940,309      28,979,339
                                                              ===============  =================  ==============
         Antidilutive share options.......................           21,500           16,000               --


          Antidilutive share options had exercise prices greater than the average market price during the year, and due to the net loss in first quarter of 2001.

     (v)  Stock Based Compensation

          The Company has adopted the disclosure only provisions of SFAS No. 123, "Accounting for Stock-Based Compensation." The Company accounts for stock-based compensation using the intrinsic value method prescribed in APB No. 25, "Accounting for Stock Issued to Employees" and related interpretations. Accordingly, compensation cost of stock options is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the option exercise price and is charged to operations over the vesting period.

          The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and EITF Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods and Services." All transactions in which services are received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. The measurement date of the fair value of the equity instrument issued is the earlier of the date on which the counterparty's performance is complete or the date on which it is probable that performance will occur.

          A majority of the Company's employee stock compensation plans are share grants without any exercise price or exercise period. Therefore the fair value of the share grants at the date of grant approximates the intrinsic value. As a result, the impact of fair value based accounting under SFAS No. 123 is not significantly different from the intrinsic value method under APB No. 25.

     (w)  Allowance for Doubtful Debts

          The Company estimates the collectibility of the accounts receivable based on the analysis of accounts receivable, historical bad debts, customer credit-worthiness and current economic trends and maintains adequate allowance for doubtful debts.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     (x)  Recent Accounting Pronouncements

          In June 2001, FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The purpose of this statement is to develop consistent accounting for asset retirement obligations and related costs in the financial statements and provides more information about future cash outflows, leverage and liquidity regarding retirement obligations and the gross investment in long-lived assets. We adopted SFAS No. 143 effective January 1, 2003 and believe that the adoption of this standard did not have a material impact on the Company's financial statements of position, results of operations, or cash flows.

          In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure," which requires additional disclosures in interim and annual financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of SFAS No. 148 are effective for fiscal years ending after December 15, 2002.

          In January 2003, FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN 46 requires a beneficiary to consolidate a variable interest entity ("VIE") if it is the primary beneficiary of that entity. The primary beneficiary is defined as having a variable interest in a VIE that will absorb a majority of the entity's expected losses if they occur, receives a majority of the entity's expected residual returns if they occur, or both. In December 2003, FASB completed deliberations of proposed modifications to FIN 46 ("Revised Interpretations") resulting in multiple effective dates based on the nature as well as the creation date of the VIE. VIEs created after January 31, 2003, but prior to January 1, 2004, may be accounted for either based on the original interpretation or the Revised Interpretations. However, the Revised Interpretations must be applied no later than the Company's first quarter of fiscal 2004. VIEs created after December 31, 2003 must be accounted for under the Revised Interpretations. Special Purpose Entities ("SPEs") created prior to February 1, 2003, may be accounted for under the original or revised interpretation's provisions no later than the first period ending after December 15, 2003. Non-SPEs created prior to February 1, 2003, should be accounted for under the revised interpretation's provisions no later than the Company's first quarter of fiscal 2004. We believe that the adoption of FIN 46 will not have a material impact on the Company's financial statements of position, results of operations, or cash flows.

          In November 2002, the EITF reached consensus on EITF Issue No. 00-21, "Accounting for Revenue Arrangements with Multiple Deliverables", which addresses how to account for arrangements that may involve the delivery or performance of multiple products, services, and/or rights to use assets. The final consensus of EITF 00-21 is applicable to agreements entered into in fiscal periods beginning after June 15, 2003. We believe that the adoption of EITF 00-21 does not have a material impact on the Company's financial statements of position, results of operations or cash flows.

3.   Available-for-sale Securities:

                                                                                       At December  31,
                                                                                --------------------------------
                                                                                    2002             2003
                                                                                -------------    ---------------
         Cost..............................................................     $    26,199      $    34,465
         Unrealized holding gain...........................................               -              675
                                                                                -------------    ---------------
         Fair value........................................................     $    26,199      $    35,140
                                                                                ==============   ==============


                                      F-16

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)



4. Current Assets:

                                                                                       At December  31,
                                                                                --------------------------------
                                                                                    2002             2003
                                                                                -------------    ---------------
         Accounts receivable:
         Gross trade receivables...........................................     $     6,135      $     6,604
         Less:  Allowance for doubtful debts...............................          (1,966)          (2,097)
                                                                                -------------    ---------------
                                                                                $     4,169      $     4,507
                                                                                =============    ===============

         Movements in allowance for doubtful debts:

                                                                           Year Ended December 31,
                                                               -------------------------------------------------
                                                                   2001             2002             2003
                                                               --------------   -------------    ---------------
         Balance at beginning of year.....................     $     2,400      $     2,132      $     1,966
         Charged to bad debt expenses.....................             765              670              202
         Write-off of bad debts...........................          (1,033)            (836)             (71)
                                                               --------------   -------------    ---------------
         Balance at end of year...........................     $     2,132      $     1,966      $     2,097
                                                               ==============   =============    ===============

                                                                                       At December 31,
                                                                                ------------------------------
                                                                                    2002             2003
                                                                                --------------   -------------
         Prepaid expenses and other current assets:
         Unsecured employee loans and other debtors.......................      $        108     $        73
         Prepaid expenses.................................................               284             324
         Deferred expenses................................................                -              535
         Other current assets.............................................               755             951
                                                                                --------------   -------------
                                                                                $      1,147     $     1,883
                                                                                ==============   =============


5.   Property and Equipment, net:

                                                                                       At December 31,
                                                                                ------------------------------
                                                                                    2002             2003
                                                                                --------------   -------------
         Capital work-in-progress..........................................     $        192     $         -
         Leasehold improvements............................................            6,806           6,936
         Motor vehicles....................................................               98             191
         Computers, fixtures, fittings and office equipment................           22,463          22,866
         Software development costs........................................           14,723          15,664
                                                                                --------------   -------------

                                      F-17

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

         Property and equipment, at cost...................................           44,282          45,657
         Less:  Accumulated depreciation...................................          (30,172)        (37,787)
                                                                                --------------   -------------
                                                                                $     14,110     $     7,870
                                                                                ==============   =============


          Depreciation expense for the years ended December 31, 2001, 2002 and 2003 was $5,458, $5,249 and $4,056, respectively and the amortization of Software development cost for the years ended December 31, 2001, 2002 and 2003 was $3,106, $3,737 and $4,453 respectively.

6.   Long-term Investments and Bonds Held to Maturity:

     (i) As at December 31, 2003, the Company holds equity instruments carried at $100 in a privately held unaffiliated electronic commerce company for business and strategic purposes. The investment is accounted for under the cost method since the ownership is less than 20% and the Company does not have the ability to exercise significant influence over the investee. The investment is shown under long term investments in the consolidated balance sheets.

          The Company's policy is to regularly review the carrying values of the non-quoted investments and to identify and provide for impairment when circumstances indicate impairment other than a temporary decline in the carrying values of such assets.

          During the year 2001, the Company recorded a $1,150 impairment loss for other than a temporary decline in the carrying value of the investment based on economic events and other factors. The net carrying value of the long term investment as at December 31, 2002 and 2003 was $100. The Company will continue to evaluate this investment for impairment.

     (ii) U.S. Treasury strips zero % coupon

                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------

         The amortized cost classified by date of contractual maturity is as follows:
         Due within one year........................................     $       426       $       364
         Due after one year through five years......................             854               628
         Due after five years through ten years.....................              78                 -
                                                                         --------------    ----------------
                                                                         $     1,358       $       992
                                                                         ==============    ================


                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         The fair value based on the market price, classified by date of contractual maturity is as follows:
         Due within one year........................................     $       437       $       380
         Due after one year through five years......................             964               691
         Due after five years through ten years.....................              86                 -
                                                                         --------------    ----------------
                                                                         $     1,487       $     1,071
                                                                         ==============    ================


                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)




                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         Gross unrealized holding gains.............................     $       129       $        79
                                                                         --------------    ----------------


7.   Other Assets:

                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         Employee housing loans.....................................     $       270        $       231
         Club memberships...........................................             514                514
         Rental, utility and other deposits.........................             297                491
                                                                         --------------    ----------------
                                                                         $     1,081        $     1,236
                                                                         --------------    ----------------

8.   Current Liabilities:

                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         Deferred income and customer prepayments:
         Advertising................................................     $    15,582       $    19,475
         Exhibitions, subscription and others.......................           2,677             7,979
                                                                         --------------    ----------------
                                                                         $    18,259       $    27,454
                                                                         ==============    ================

                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         Accrued liabilities:
         Salaries, wages and commissions............................     $     1,261       $     1,239
         Retirement benefit plans...................................             491               548
         Current portion of liabilities for incentive and bonus plans          1,174             1,106
         Others.....................................................           2,435             2,910
                                                                         --------------    ----------------
                                                                         $     5,361       $     5,803
                                                                         ==============    ================

9.   Liabilities for Incentive and Bonus Plans

                                                                                  At December 31,
                                                                         ----------------------------------
                                                                              2002              2003
                                                                         --------------    ----------------
         Liability for long term discretionary bonus program........     $     1,025       $       682
                                                                         --------------    ----------------


                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

10.  Related Party Transactions

     The Company has extended loans to some of its employees to finance their purchase or lease of residences. The loans for the purchase of a residence are secured by the subject residence, bear interest at a rate of LIBOR plus 2 to 3%, generally have a term of ten years and become due and payable immediately under certain circumstances, including their termination of employment with the Company. The loans for the lease of a residence are unsecured, interest free and are repayable in equal monthly installments over the period of the lease, typically less than or equal to twelve months. Loans due from employees for purchase of residences were $270 and $231 as of December 31, 2002 and 2003 respectively. Loans due from employees for lease of residences were $81 and $61 as of December 31, 2002 and 2003, respectively. There were no other loans due from the Company's directors and executive officers as at December 31, 2002 and 2003. Other temporary advances to staff, which are generally repayable within twelve months, were $26 and $14 as of December 31, 2002 and 2003, respectively.

     The Company leases certain office facilities from subsidiaries of the Former Parent Company under cancelable and non-cancelable operating leases that include both rental and building maintenance services. During the years ended December 31, 2001, 2002 and 2003, the Company incurred rental and building management services expenses of $1,044, $1,048 and $756 respectively, with respect to these office facilities.

     The Company also receives legal, secretarial and treasury management consultancy services from subsidiaries of the Former Parent Company. During the year ended December 31, 2001, 2002 and 2003, the Company incurred such legal, secretarial and treasury management consultancy services expenses of $464, $275 and $259, respectively.

     The Company had $11,404 and $11,404 due to the Former Parent Company as of December 31, 2002 and 2003, respectively. Due to the disposal of the shares by the Former Parent Company to the Company's chairman and chief executive officer discussed in Note 1, this liability as at December 31, 2003 was reclassified and disclosed as "Amount due to a shareholder" in the Company's consolidated balance sheet as at December 31, 2003. The amount due to the Former Parent Company is unsecured.

     Effective January 1, 2000, the Company executed an unsecured promissory note in the principal amount of $11,404 to establish the repayment terms of amounts owed to the Former Parent Company. On January 1, 2005, the Company will begin repayment of this promissory note. The Company will make quarterly payments of principal and interest over the following ten years. Interest will accrue beginning January 1, 2005 at the applicable U.S. Federal Funds rate.

     In addition to the transactions with related party sales representatives discussed in Note 2(k), the Company provided technical services to these sales representatives for a fee. During the year ended December 31, 2001, 2002 and 2003, the Company derived such service fees of $259, $156 and $NIL respectively. During the years ended December 31, 2001, 2002 and 2003, the Company has incurred costs of $76, $47 and $NIL respectively with respect to the incentive awards discussed in Note 11, relating to the related party sales representatives.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

11.  Liabilities for Incentive and Bonus Plans

     Before the commencement of the Equity Compensation Plans the Company rewarded its senior management staff based on their current performance through long term discretionary bonus awards. These awards are payable approximately at the end of five or ten years from the date of the award, even in the event of termination of employment unless certain non-compete provisions have been violated. The Company did not incur any expenses related to these awards during the years ended December 31, 2001, 2002 and 2003. The required funds were set aside for payment of the discretionary bonuses by purchasing U.S. Treasury strips zero % coupons maturing in either five or ten years. These investments are held until maturity and the proceeds are used for payment of the discretionary bonuses.

     Certain sales representatives of the Company are eligible for incentive awards under plans administered by the Company. Costs incurred related to incentive awards under plans administered by the Company for the years ended December 31, 2001, 2002 and 2003 were $78, $128 and $116 respectively. Amounts under liabilities for incentive plans include amounts owed under plans previously administered by the Company.

12.  Retirement Benefit Plans

     The Company operates a number of defined contribution retirement benefit plans. Employees working in a jurisdiction where there is no statutory provision for retirement benefits are covered by the Company's plans.

     The two principal defined contribution plans are plans where employees are not required to make contributions. One of these two plans is separately administered by an independent trustee and the plan assets are held independent of the Company. The other one is not independently administered and is currently unfunded. The Company's liabilities under this unfunded plan as of December 31, 2002 and 2003 were $447 and $520, respectively.

     The Company incurred costs of $1,085, $1,101 and $1,102 with respect to the retirement plans in the years ended December 31, 2001, 2002 and 2003, respectively.

13.  Income Taxes

     The Company and certain of its subsidiaries operate in the Cayman Islands and other jurisdictions where there are no taxes imposed on companies. Certain of the Company's subsidiaries operate in Hong Kong SAR and Singapore and are subject to income taxes in their respective jurisdictions. Also, the Company is subject to withholding taxes for revenues earned in certain other countries.

     Income before income taxes consists of:

                                                                         Year Ended December 31,
                                                        ------------------------------------------------------
                                                              2001                 2002                2003
                                                        ---------------      --------------      -------------
         Cayman Islands............................     $           401      $      3,587        $     5,420
         Foreign...................................               1,549             1,748              3,443
                                                        ---------------      --------------      -------------
                                                        $         1,950      $      5,335        $     8,863
                                                        ---------------      --------------      -------------

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     The provision for income taxes consists of:

                                                                         Year Ended December 31,
                                                        ------------------------------------------------------
                                                              2001                 2002                2003
                                                        ---------------      --------------      -------------
         Current tax expense:
           Cayman Islands..........................     $            --      $        --         $        --
           Foreign.................................                 987              726                 974
         Deferred tax expense:
           Cayman Islands..........................                  --               --                  --
           Foreign.................................                 156               (6)               (306)
                                                        ---------------      --------------      -------------
         Total provision...........................     $         1,143      $       720         $       668
                                                        ---------------      --------------      -------------


     The provision for income taxes for the years ended December 31, 2001, 2002 and 2003 differed from the amount computed by applying the statutory income tax rate of 0% as follows:


                                                                         Year Ended December 31,
                                                        ------------------------------------------------------
                                                              2001                 2002                2003
                                                        ---------------      --------------      -------------
         Income taxes at statutory rate............     $            --      $         --        $        --
         Foreign income and revenues taxed at higher
         rates.....................................               1,143               720                668
                                                        ---------------      --------------      -------------
         Total.....................................     $         1,143      $        720        $       668
                                                        ---------------      --------------      -------------
         Effective tax rate........................               58.62%           13.50%              7.54%
                                                        ---------------      --------------      -------------


         Deferred tax assets consist of the following:

                                                                                       At December 31,
                                                                             ----------------------------------
                                                                                   2002                2003
                                                                             ---------------     --------------
         Net operating loss carry forwards............................       $      7,460        $     7,462
         Less:  valuation allowance...................................             (7,460)            (7,462)
                                                                             ---------------     --------------
         Deferred tax assets..........................................       $         --        $        --
                                                                             ---------------     --------------

     The Company recorded a full valuation allowance for the deferred tax assets due to the uncertainty as to their ultimate realization. The net change in valuation allowance for the years ended December 31, 2001, 2002 and 2003 was a (decrease)/increase of approximately ($91), $26 and $2, respectively, resulting primarily from net operating losses incurred by some of the subsidiaries during the respective years.

     As of December 31, 2003 and 2002, a United States subsidiary has net operating loss carry forwards of approximately $17.3 million. These losses which expire in year 2020 can be utilized to reduce future taxable income of the subsidiary subject to compliance with the taxation legislation and regulations in the relevant jurisdiction.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     The Company recognized a deferred tax liability of $604 and $298 as at December 31, 2002 and 2003, respectively, which primarily arose from the temporary differences between the financial reporting and the tax bases of property and equipment in one of the subsidiaries of the Company.

14.  Share Capital

     On April 14, 2000, in conjunction with the Share Exchange Agreement dated December 6, 1999, Fairchild (Bermuda), Ltd. issued 27,556,518 common shares to the shareholders of Trade Media Holdings Ltd., predecessor to Global Sources Ltd., in exchange for all of its 10,000 ordinary shares outstanding at that date. All share and per share amounts in these consolidated financial statements have been restated for the year ended December 31, 1999 in a manner similar to a 2,756 to 1 stock split. In addition, Fairchild (Bermuda), Ltd. issued 68,891 common shares and 1,308,935 common shares to The Fairchild Corporation and the shareholders of The Fairchild Corporation, respectively. After the share exchange Fairchild (Bermuda), Ltd was renamed Global Sources Ltd. On February 28, 2002 and 2003, the Company issued 5,500 and 5,500 common shares, respectively, under the Directors Purchase Plan. The authorized share capital of the Company as at December 31, 2002 and 2003 is 50,000,000 common shares of $0.01 par value. As at December 31, 2002 and at December 31, 2003, the Company has 28,939,844 and 28,945,344 common shares issued and outstanding, respectively.

15.  Fair Value of Financial Instruments

     The carrying amounts of the Company's cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their short maturities. The fair value of available-for-sale securities is disclosed in Note 3. The fair value of related party payables cannot be determined due to the related party nature. The information with respect to long term payables to the Former Parent Company is disclosed in
     Note 10. The carrying amount and market value of long term investments are discussed in Note 6.

16.  Concentration of Credit Risk and Other Risks

     Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of investment in checking and money market accounts, available-for-sale securities, investment in U.S. Treasury strips zero % coupon, accounts receivable and receivables from sales representatives. The Company maintains checking, money market accounts and available-for-sale securities with high quality institutions. The Company has a large number of customers, operates in different geographic areas and generally does not require collateral on accounts receivable or receivables from sales representatives. In addition, the Company is continuously monitoring the credit transactions and maintains reserves for credit losses where necessary. No customer accounted for more than 10% of the Company's revenues for each of the years ended December 31, 2001, 2002 and 2003. No customer accounted for more than 10% of the accounts receivable as of December 31, 2002 and 2003.

     In 2003, the Company derived approximately 93% of its revenue from customers in Asia. The Company expects that a majority of its future revenue will continue to be generated from customers in this region. Future political or economic instability in Asia could negatively impact the business.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

17.  Operating Leases

     The Company leases office facilities under cancelable and non-cancelable operating leases that expire in two to five years. During the years ended December 31, 2001, 2002 and 2003, the Company's operating lease rental and building management services expenses were $1,897, $1,872 and $1,484, respectively. The estimated future minimum lease rental payments under non-cancelable operating leases as of December 31, 2003 are as follows:


              Year Ending December 31,                 Operating Leases
     ---------------------------------------           ----------------
     2004...................................                    468
     2005 ..................................                     31
     2006 onwards...........................                     --
                                                      ------------------
                                                      $         499
                                                      ------------------

18.  Segment and Geographic Information

     With the launch of China Sourcing Fairs in the fourth quarter of 2003, the Company realigned its products and services into three groups. Thus the Company has three reportable segments: online services, other media services and exhibitions. Certain prior year items have been reclassified to conform to the 2003 presentation. Revenues by geographic location are based on the location of the customer.

     (a)  Segment Information

                                                                         Year Ended December 31,
                                                          -----------------------------------------------------
                                                               2001               2002                2003
                                                          ---------------    ---------------    ---------------
         Revenues:
         Online services.............................     $       55,468     $       51,268     $       51,367
         Other media services........................             36,391             33,132             36,318
         Exhibitions.................................              2,619              2,455              3,327
         Miscellaneous...............................                807                631                657
                                                          ---------------    ---------------    ---------------
         Consolidated................................     $       95,285     $       87,486     $       91,669
                                                          ---------------    ---------------    ---------------

                                                                         Year Ended December 31,
                                                          -----------------------------------------------------
                                                               2001               2002                2003
                                                          ---------------    ---------------    ---------------
         Income/(Loss) from Operations:
         Online services.............................     $        5,958     $        6,311     $        6,018
         Other media services........................               (850)            (1,452)             3,372
         Exhibitions.................................               (220)              (315)            (1,215)
         Miscellaneous...............................             (1,503)               302                606
                                                          ---------------    ---------------    ---------------
         Consolidated................................     $        3,385     $        4,846     $        8,781
                                                          ---------------    ---------------    ---------------

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                                                                       At December 31,
                                                                             ----------------------------------
                                                                                  2002                2003
                                                                             ---------------    ---------------
         Identifiable Assets:
         Online services...............................................      $       39,497     $       47,907
         Other media services..........................................              20,876             31,215
         Exhibitions...................................................               1,545              2,855
         Miscellaneous.................................................                 732                564
                                                                             ---------------    ---------------
         Consolidated..................................................      $       62,650     $       82,541
                                                                             ---------------    ---------------



     (b)  Foreign Operations

                                                                         Year Ended December 31,
                                                          ----------------------------------------------------
                                                               2001               2002                2003
                                                          ---------------    --------------     --------------
         Revenues:
         Asia.......................................      $      88,427      $     81,456       $      84,856
         United States..............................              5,255             4,986               5,970
         Europe.....................................                908               525                 437
         Others.....................................                695               519                 406
                                                          ---------------    ---------------    ---------------
         Consolidated...............................      $      95,285      $     87,486       $      91,669
                                                          ---------------    ---------------    ---------------



                                                                                       At December 31,
                                                                             ----------------------------------
                                                                                  2002                2003
                                                                             ---------------    ---------------
         Long-Lived Assets:
         Asia.........................................................       $     15,285       $       9,206
         United States................................................                  6                   -
                                                                             ---------------    ---------------
         Consolidated.................................................       $     15,291       $       9,206

                                                                             ---------------    ---------------

19.  Contingencies

     From time to time the Company is involved in litigation in the normal course of business. While the results of such litigation and claims cannot be predicted with certainty, the Company believes that the probability is remote that the outcome of the outstanding litigation and claims as of the current date will have a material adverse effect on the Company's consolidated financial position and results of operations.

20.  Capital Commitments

     The commitments as at December 31, 2003 for the purchase and commissioning of software amounted to $160. There were no material capital commitments as at December 31, 2002.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

21.  Restricted Share Award Plan

     On February 4, 2000, the Company established a restricted share award plan for the benefit of its chairman and chief executive officer in recognition of services to the Company. In conjunction with the restricted share award plan, the Former Parent Company assigned 4,409,044 common shares of the Company, representing a 16% equity interest in the Company to the Company. The Company then awarded these shares to its chairman and chief executive officer. The chairman and chief executive officer's entitlement to 551,131 of these shares is subject to an employment agreement with one of the Company's United States subsidiaries and entitlement to such shares vested immediately. The chairman and chief executive officer's entitlement to the remaining 3,857,913 shares is subject to employment, non-compete and vesting terms under an employment agreement with one of the Company's United States subsidiaries. The 3,857,913 shares were to vest ratably over 10 years, 10% each year on each anniversary date from the grant date. However, effective August 30, 2000, the Company's Board of Directors approved the accelerated vesting of all the restricted shares granted to the chairman and chief executive officer resulting in immediate vesting of all the shares. The Company recorded total $64,000 non-cash compensation expense associated with these awards in the year ended December 31, 2000. At the modification date and subsequently the Company, based on historical evidence and the Company's forecast of future employee separations, estimated that the chairman and chief executive officer will not terminate employment and appointment as director prior to the date that vesting in the shares would have occurred absent the modification. Therefore, the Company has estimated that additional compensation expense to be recognized as a result of the modification is nil. Should actual results differ from this estimate, adjustment in future reporting periods will be required.

22.  Equity Compensation Plans

     On December 30, 1999, the Company established the Global Sources Employee Equity Compensation Trust (the "Trust") for the purpose of administering monies and other assets to be contributed by the Company to the Trust for the establishment of equity compensation and other benefit plans. The Trust is administered by Harrington Trust Limited (the "Bermuda Trustee"). The Bermuda Trustee in the exercise of its power under the Declaration of Trust may be directed by the plan committee, including the voting of securities held in the Trust. The Board of Directors of the Company will select the members of the plan committee.

     On February 4, 2000, in conjunction with the establishment of the Trust and the Share Exchange, the Former Parent Company assigned 2,755,652 common shares of the Company, representing a 10% equity interest in the Company, for the establishment of share option plans and/or share award plans, known as ECP I, ECP II and ECP III. Subsequently, share option plans and/or share award plans, known as ECP IV, ECP V, ECP VI and ECP VII were established.

     Eligible employees, directors and consultants under ECP I are entitled to purchase common shares of Global Sources Ltd. at a price determined by the plan committee at the time of the grant. The exercise price of these options may be below the fair market value of the Company's common shares. The plan committee determines who will receive, and the terms of, the options.

     Optionees may pay for common shares purchased upon exercise of options in the manner determined by the plan committee at the time of grant.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     Eligible employees, directors and consultants under ECP II were entitled to purchase common shares of Global Sources Ltd. at an exercise price determined by the plan committee at the time of the grant. There are two types of options under this plan. The exercise price of both of these options were below the fair market value of the Company's common shares at that time. The plan committee determines who will receive, and the terms of, the options. Employees could decide whether to take up the options for a period of 95 days ending June 29, 2000. All the options granted were exercised. Optionees were able to pay for common shares purchased upon exercise of options by check to the Trust. Payment has been made to the Trust. Entitlement of the employees, directors and consultants to these common shares is subject to employment and vesting terms.

     Eligible employees, directors and consultants under ECP III were awarded a defined amount of compensation payable in Global Sources Ltd. common shares, the number of which were determined by dividing the amount of compensation awarded by an amount determined by the plan committee prior to the Share Exchange.

     Entitlement of the employees to these common shares is subject to employment and vesting terms.

     The non-cash compensation expense associated with awards in accordance with APB No. 25 and SFAS No. 123, under ECP II and ECP III of approximately $2,904 and $2,357, respectively, were recognized ratably over the three year vesting term from the respective award dates.

     Eligible employees, directors and consultants under ECP IV are awarded a defined amount of compensation payable in Global Sources Ltd. common shares, the number of which are determined by the plan committee periodically.

     Entitlement of the employees, directors and consultants to these common shares is subject to employment and vesting terms.

     Eligible employees, directors and consultants under ECP V were awarded a one-time grant of shares, the number of which were determined by the plan committee.

     Entitlement of the employees to these common shares is subject to employment and vesting terms.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     The Equity Compensation Plan committee approved the awards of common shares under ECP IV and ECP V on January 23, 2001. The Equity Compensation Plan committee approved additional awards of common shares under ECP IV on April 1, 2001 and July 1, 2001 and under ECP V on January 1, 2002.

     The non-cash compensation expenses associated with the above awards in accordance with APB No. 25 and SFAS No. 123, under ECP IV and ECP V of approximately $3,095 and $1,823, respectively, are recognized over the five year vesting term from the respective award dates.

     Eligible employees, directors and consultants under ECP VI are awarded a one-time grant of Global Sources Ltd. common shares, the number of which are determined by the plan committee.

     Entitlement of the employees, directors and consultants to these common shares is subject to non-compete and vesting terms.

     The Equity Compensation Plan committee approved ECP VI on March 13, 2001 and made awards of common shares under plan on various dates during the year 2001 and 2002.

     The non-cash compensation expenses associated with the awards in accordance with APB No. 25 and SFAS No. 123, under ECP VI totaling to approximately $589, are recognized over the five year vesting term from the respective award dates.

     Eligible employees, directors and consultants under ECP VII are awarded a grant of defined number of Global Sources Ltd. common shares, the number of which are determined by the plan committee periodically.

     The Equity Compensation Plan committee approved the awards of common shares under ECP VII on January 1, 2002 and made further awards on March 31, 2003 and on June 19, 2003. The non-cash compensation expenses associated with the above awards in accordance with APB No. 25 and SFAS No. 123, under ECP VII of approximately $1,967 are recognized over the six years vesting term from the respective award dates.

     Entitlement of the employees, directors and consultants to these common shares is subject to employment and vesting terms.

     The Company expensed $2,501, $2,564 and $1,419 in non-cash compensation costs associated with the awards under the above ECP plans in the years ended December 31, 2001, 2002 and 2003, respectively.

                                      ECP II             ECP III       ECP IV       ECPV      ECP VI     ECP VII
                              -----------------------   ----------   ----------  ----------  --------   ---------
                               Purchase       Gift        Grant         Grant      Grant      Grant      Grant
                                 Plan         Plan        Plan          Plan        Plan       Plan       Plan
                              -----------  ----------   ----------   ----------  ----------  --------   ---------
Plan Inception                  March,       March,       March,      January,    January,    March,    January,
                                 2000         2000         2000         2001        2001       2001       2002
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------
Number of Shares:
At December 31, 2000...         88,976      221,193     113,135            --          --         --         --

Original restricted
  shares granted in                 --           --          --       574,590     333,300     86,130         --
  year 2001............

Shares forfeited to
  beneficial trustee...             --      (26,915)    (21,823)      (96,621)   (100,650)        --         --
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------

Balance at December 31, 2001    88,976      194,278      91,312       477,969     232,650     86,130         --

Original restricted
  shares granted in                 --           --          --            --      33,000     11,000     147,892
  year 2002............

Shares forfeited to
  beneficial trustee...             --      (10,873)     (2,507)      (42,591)    (31,240)        --    (10,112)
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------


Balance at December 31, 2002    88,976      183,405      88,805       435,378     234,410     97,130    137,780

Original restricted
  shares granted in                 --           --          --            --          --         --    316,059
  year 2003............

Shares forfeited to
  beneficial trustee...             --       (1,439)         --       (13,526)     (3,960)        --    (12,432)
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------


                                      F-28

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                      ECP II             ECP III       ECP IV       ECPV      ECP VI     ECP VII
                              -----------------------   ----------   ----------  ----------  --------   ---------
                               Purchase       Gift        Grant         Grant      Grant      Grant      Grant
                                 Plan         Plan        Plan          Plan        Plan       Plan       Plan
                              -----------  ----------   ----------   ----------  ----------  --------   ---------
Plan Inception                  March,       March,       March,      January,    January,    March,    January,
                                 2000         2000         2000         2001        2001       2001       2002
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------

Balance at
  December 31, 2003....         88,976      181,966      88,805       421,852     230,450     97,130    441,407
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------

Grant Price Per Share..          $ 21.82      $ NIL       $ NIL         $ NIL       $ NIL      $ NIL      $ NIL
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------

Weighted average fair
  value of the shares
  granted..............          $  2.27      $ 24.09     $ 24.09       $  7.88     $ 7.95     $ 5.00     $ 3.90
                              -----------  ----------   ----------   ----------  ----------  ---------  ---------


Weighted average fair value of the shares granted is estimated to be the average market value of the shares at the time of the grant.

23.  Directors Purchase Plan

     A 2000 Non-Employee Directors Share Option Plan was approved on October 26, 2000 by the shareholders of the Company. Each eligible Director on the date of the first board meeting of each calendar year, commencing in 2001, would receive the grant of an option to purchase 22,000 common shares on that date. The Options granted are subject to such terms and conditions as determined by the Board of Directors at the grant.

     The option price, per share, payable before the end of each February, is determined by the Board of Directors for each such grant of options. The non-employee Directors may decline all or part of the award, which is non-transferable.

     The Board granted the first awards under the above plan in 2001. The option price was fifteen percent less than the average closing price of the shares for the last five trading days of the previous calendar year. The award vests over four years with one quarter of the shares vesting each year. Full payment must be made upon exercising the option. Upon resignation of an eligible Director, all unvested shares are forfeited and the option price received for the forfeited unvested shares is refunded. Only one Director accepted the offer on February 10, 2001 for the 22,000 shares granted under option. The $164 received as proceeds of this plan was included in additional paid-in capital. On February 28, 2002 and 2003, the Company issued to the Director the 5,500 and 5,500 common shares, respectively, that vested on those dates, adjusted to reflect the shares split discussed in Note 26.

     As per the terms of the plan, the Board granted options to all eligible Directors again in February 2002. These awards will vest after four years. Optionees must pay 15% of the option price, which is the average closing price of the shares for the last five trading days of year 2001, at the time of exercising the option. The balance of 85% must be paid on or before the vesting date. The resignation of a Director following his or her exercise of the Grant of Options and payment of the Option Price shall not cause a forfeiture of the unvested shares. All the eligible non-employee Directors accepted the offer before February 28, 2002. The $50 received towards the 15% of the option price was included in additional paid in capital.

     The Board granted options to all eligible directors again in February 2003. These awards will vest after four years. Optionees must pay 10% of the option price, which is the average closing price of the shares for the last five trading days of year 2002, at the time of exercising the option. The balance of

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

     90% must be paid on or before the vesting date. The resignation of a Director following his or her exercise of the grant of options and payment of the option price shall not cause a forfeiture of the unvested shares. Three eligible directors accepted the offer before February 28, 2003. The $30 received towards the 10% of the option price was included in the additional paid in capital.

     On May 8, 2003, shareholders approved the amendments to the 2000 Non-Employee Directors Share Option Plan to allow both employee and non-employee Directors to participate in the plan. The plan was renamed as Directors Purchase Plan by the Board of Directors on August 14, 2003.

     Directors purchasing the shares under the plan pay 10% of the purchase price which is the average closing price of the shares for the last five trading days of year 2003, on or before February 28, 2004. The balance of 90% is paid by February 28, 2008 and the shares will be issued thereafter. The resignation of a Director following his or her purchase of the shares and payment of the 10% initial installment shall not cause a forfeiture of the purchased shares. Six directors opted to purchase 22,000 shares each and one director opted to purchase part of the 22,000 shares. The amount of $92 received towards the 10% of the purchase price will be included in the additional paid in capital.

24.  Credit Facilities

     On March 17, 2000, the Company entered into a credit facility with the Bank of Bermuda (Isle of Man) Limited. The credit facility has a term of one year and provides for borrowings of up to $25,000, with minimum borrowings of $1,000. The lender may request security from time to time to secure borrowings under the credit facility. The credit facility bears interest, payable quarterly in arrears, at the London Inter-Bank Market Rate plus 0.5%. The former parent company has guaranteed all of the Company's obligations under the credit facility.

     On March 20, 2002, the credit facility was renewed for $10,000 for one more year subject to the same terms and conditions as applicable to the original facility.

     This credit facility was renewed for $10,000 for a further one year period on March 7, 2003, subject to the same terms and conditions as applicable to the original facility.

     As of December 31, 2002 and 2003, the outstanding principal amount under this credit facility was $NIL.

     The Company also holds a Documentary Credit facility with the Hongkong and Shanghai Banking Corporation Limited, for providing documentary credits to the Company's suppliers. This facility has a maximum limit of $577. As at December 31, 2003, the unutilized amount under this facility was approximately $265. Hongkong and Shanghai Banking Corporation Limited has also provided guarantees on behalf of the Company to the Company's suppliers. As at December 31, 2003, such guarantees amounted to $9.

25.  Reclassification

     Certain prior-year amounts have been reclassified to conform to the current-year presentation.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

26.  Post Balance Sheet Events

     Subsequent to the balance sheet date, the Company has entered into a number of licence agreements for its exhibition events amounting to $29,868 in payments over five (5) years. The agreements are cancelable under Force Majeure conditions, and with the consent of the other party but may be subject to a payment penalty.

     On February 16, 2004, the Company announced a one for ten bonus share issue on the Company's outstanding common shares. Shareholders of record on March 1, 2004 will receive one additional common share for every ten common shares held, of face value of $0.01 each. The bonus share issue will be distributed on or about April 1, 2004. All common shares and per-share amounts in the consolidated financial statements and related notes have been retroactively adjusted to reflect the eleven for ten share split for all periods presented. In addition, the Company has reclassified $26 and $26 from additional paid in capital to common share capital as of December 31, 2003 and 2002, respectively.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)

                                                                                         At                 At
                                                                                      March 31,        December 31,
                                                                                    ---------------   --------------
                                                                                        2004               2003
                                                                                    ---------------   --------------
                                                                                     (Unaudited)
ASSETS
Current Assets:
     Cash and cash equivalents................................................       $     12,065      $     26,227
     Available-for-sale securities............................................             51,978            35,140
     Accounts receivable, net.................................................              3,860             4,507
     Receivables from sales representatives...................................              3,550             3,883
     Inventory of paper.......................................................                747               703
     Prepaid expenses and other current assets................................              3,373             1,883
                                                                                    ---------------   --------------
           Total Current Assets...............................................             75,573            72,343
                                                                                    ---------------   --------------

Property and equipment, net...................................................              7,169             7,870
Long term investments ........................................................                100               100
Bonds held to maturity, at amortized cost ....................................              1,008               992
Other assets..................................................................              2,944             1,236
                                                                                    ---------------   --------------
           Total Assets.......................................................       $     86,794      $     82,541
                                                                                    ===============   ==============
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
     Accounts payable.........................................................       $      4,149      $      4,432
     Deferred income and customer prepayments.................................             28,191            27,454
     Accrued liabilities......................................................              5,223             5,803
     Income taxes payable.....................................................                872               804
                                                                                    ---------------   --------------
           Total Current Liabilities..........................................             38,435            38,493
                                                                                    ---------------   --------------
Liabilities for incentive and bonus plans.....................................                682               682
Amount due to a shareholder ..................................................             11,404            11,404
Minority interest ............................................................              4,156             3,684
Deferred tax liability .......................................................                341               298
                                                                                    ---------------   --------------
           Total Liabilities..................................................             55,018            54,561
                                                                                    ---------------   --------------
Shareholders' Equity:
     Common shares, US$0.01 par value; 50,000,000 shares authorized;
     28,952,194 (2003:  28,946,694) shares issued and outstanding.............                290               289
     Additional paid in capital ..............................................             86,390            81,925
     Retained deficit ........................................................            (47,718)          (50,346)
     Less :  Unearned compensation ...........................................             (8,103)           (4,563)
     Accumulated other comprehensive income ..................................                917               675
                                                                                    ---------------   --------------
           Total Shareholders' Equity.........................................             31,776            27,980
                                                                                    ---------------   --------------
           Total Liabilities and Shareholders' Equity.........................       $     86,794      $     82,541
                                                                                    ===============   ==============

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)


                                                                                        Three months ended
                                                                                            March 31,
                                                                                    --------------------------------
                                                                                      2004              2003
                                                                                    ---------------   --------------
                                                                                   (Unaudited)      (Unaudited)
Revenue:
   Online services.......................................................          $    12,906       $    12,585
   Other media services..................................................                9,118             8,071
   Exhibitions...........................................................                1,509               801
   Miscellaneous.........................................................                  129               183
                                                                                    ---------------   --------------
                                                                                        23,662            21,640

Operating Expenses:
   Sales.................................................................                7,504             7,042
   Event production .....................................................                  180               236
   Community ............................................................                3,136             2,879
   General and administrative............................................                7,437             7,084
   Online services development...........................................                1,072             1,315
   Non-cash compensation expense (Note 1) ...............................                  833               537
   Amortization of software development cost.............................                  369             1,025
                                                                                    ---------------   --------------
Total Operating Expenses.................................................               20,531            20,118
                                                                                    ---------------   --------------
Income from Operations...................................................                3,131             1,522
                                                                                    ---------------   --------------
   Interest income.......................................................                   36                22
   Foreign exchange gains (losses), net..................................                   52               (24)
                                                                                    ---------------   --------------
Income before Income Taxes...............................................                3,219             1,520
Income Tax Provision.....................................................                 (194)              (91)
                                                                                    ---------------   --------------
Net Income before Minority Interest .....................................          $     3,025       $     1,429
                                                                                    ---------------   --------------
Minority interest........................................................          $      (397)      $      (104)
                                                                                    ---------------   --------------
Net Income ..............................................................          $     2,628       $     1,325
Retained deficit brought forward ........................................          $   (50,346)      $   (57,680)
                                                                                    ---------------   --------------
Retained deficit carried forward ........................................              (47,718)          (56,355)
                                                                                    ===============   ==============
Basic net income per share ..............................................          $      0.09       $      0.05
                                                                                    ===============   ==============
Shares used in basic net income per share calculations ..................           28,948,628        28,943,150
                                                                                    ===============   ==============
Diluted net income per share ............................................          $      0.09       $      0.05
                                                                                    ===============   ==============
Shares used in diluted net income per share calculations ................           29,062,255        28,943,150
                                                                                    ===============   ==============


Note: 1. Reflects the non-cash compensation expenses associated with the employee equity compensation plans. Non-cash compensation represents the following categories of expenses:

                                                                                        Three months ended
                                                                                            March 31,
                                                                                    --------------------------------
                                                                                      2004              2003
                                                                                    ---------------   --------------
                                                                                   (Unaudited)      (Unaudited)
        Sales............................................................          $     261        $      81
        Community .......................................................                 31               26
        General and administrative ......................................                463              328
        Online services development......................................                 78              102
                                                                                    ---------------   --------------
                                                                                   $     833        $     537
                                                                                    ---------------   --------------

2. Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

                      GLOBAL SOURCES LTD. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
     (In U.S. Dollars Thousands, Except Number of Shares and Per Share Data)


                                                                                        Three months ended
                                                                                            March 31,
                                                                                    --------------------------------
                                                                                      2004              2003
                                                                                    ---------------   --------------
                                                                                   (Unaudited)      (Unaudited)
Cash flows from operating activities:
  Net income..............................................................          $   2,628           $   1,325
Adjustments to reconcile net income to net cash provided by
operating activities
  Depreciation and amortization...........................................                993               2,220
  Profit on sale of property and equipment................................                  -                  (4)
  Accretion of U.S. Treasury strips zero % coupons........................                (16)                (19)
  Bad debt expense........................................................                 21                 122
  Non-cash compensation expense...........................................                833                 537
  Income attributable to minority shareholder.............................                397                 104
                                                                                    ---------------   --------------
                                                                                        4,856               4,285
  Changes in assets and liabilities:
  Accounts receivables....................................................                626                 124
  Receivables from sales representatives..................................                333                  74
  Inventory of paper......................................................                (44)                106
  Prepaid expenses and other current assets...............................             (1,562)               (188)
  Long term assets........................................................             (1,708)                 55
  Accounts payable........................................................               (283)               (407)
  Accrued liabilities and liabilities for incentive and bonus plans.......               (580)                304
  Deferred income and customer prepayments................................                737                (697)
  Tax liability...........................................................                111                  30
                                                                                    ---------------   --------------
     Net cash provided by operating activities............................              2,486               3,686
                                                                                    ---------------   --------------

Cash flows from investing activities:
  Purchase of property and equipment......................................               (292)               (413)
  Proceeds from sales of property and equipment...........................                  -                   6
  Proceeds from matured bonds.............................................                  -                 185
  Purchase of available-for-sale securities...............................            (16,448)             (2,500)
                                                                                    ---------------   --------------
     Net cash used for investing activities...............................            (16,740)             (2,722)
                                                                                    ---------------   --------------

Cash flows from financing activities:
  Amount received towards directors purchase plan.........................                 92                  30
                                                                                    ---------------   --------------
     Net cash generated from financing activities.........................                 92                  30
                                                                                    ---------------   --------------

 Net increase (decrease) in cash and cash equivalents.....................            (14,162)                994
 Cash and cash equivalents, beginning of the period.......................             26,227              11,009
                                                                                    ---------------   --------------
 Cash and cash equivalents, end of the period.............................          $  12,065           $  12,003
                                                                                    ===============   ==============



                                      F-35




 Supplemental cash flow disclosures:
    Income tax paid.......................................................          $      83           $      61
                                                                                    ===============   ==============


                 PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 18.  Indemnification of Directors and Officers.

     The Companies Act 1981 of Bermuda requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any willful negligence, willful default, fraud or dishonesty of which he may be guilty in relation to the company shall be void.

     Subject to certain provisions of our bye-laws, every director, officer and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Item 19.  Exhibits.

     The exhibits to this registration statement are listed in the Exhibit Index on page E-1 of this registration statement, which index is incorporated herein by reference.

     The Companies Act 1981 of Bermuda requires every officer, including directors, of a company in exercising powers and discharging duties, to act honestly in good faith with a view to the best interests of the company, and to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. The Companies Act further provides that any provision, whether in the bye-laws of a company or in any contract between the company and any officer or any person employed by the company as auditor, exempting such officer or person from, or indemnifying him against, any liability which by virtue of any rule of law would otherwise attach to him, in respect of any willful negligence, willful default, fraud or dishonesty of which he may be guilty in relation to the company shall be void.

     Subject to certain provisions of our bye-laws, every director, officer and committee member shall be indemnified out of our funds against all liabilities, loss, damage or expense, including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable, incurred or suffered by him as director, officer or committee member; provided that the indemnity contained in the bye-laws will not extend to any matter which would render it void under the Companies Act as discussed above.

Item 10.  Undertakings.

     THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(a) and (1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statement required by Item 8.A of Form 20-F (17 CFR 249.220f) at the start of any delayed offering or throughout a continuous offering.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(8) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where, interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 18 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Hong Kong SAR, on May 21, 2004.


                               GLOBAL SOURCES LTD.


                               By: /s/ Merle A. Hinrichs
                                   -------------------------------
                                   Name:   Merle A. Hinrichs
                                   Title:  Chairman and Chief
                                           Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been duly signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature                         Title                                                   Date
---------                         -----                                                   ----
/s/ Merle A. Hinrichs             Chairman of the Board and Chief Executive Officer       May 21, 2004
---------------------------       (principal executive officer)
Merle A. Hinrichs

/s/ Eddie Heng Teng Hua           Chief Financial Officer and Director (principal         May 21, 2004
---------------------------       financial officer and principal accounting officer)
Eddie Heng Teng Hua

              *                   Director                                                May 21, 2004
---------------------------
Sarah Benecke

              *                   Director                                                May 21, 2004
---------------------------
Roderick Chalmers

              *                   Director                                                May 21, 2004
---------------------------
Dr. H. Lynn Hazlett

              *                   Director                                                May 21, 2004
---------------------------
David F. Jones

              *                   Director                                                May 21, 2004
---------------------------
Jeffrey J. Steiner

*By:  /s/ Eddie Heng Teng Hua
      ---------------------------
      Eddie Heng Teng Hua
      Attorney-in-Fact


EXHIBITS

Exhibit
Number         Description
------         -----------

1.1* Form of Underwriting Agreement (Equity).

1.2* Form of Underwriting Agreement (Debt).

1.3* Form of Underwriting Agreement (Share Purchase Contracts).

1.4* Form of Underwriting Agreement (Share Purchase Units).

3.1*** Memorandum of Association of the Company (Incorporated by reference to Global Sources Ltd.'s (previously named Fairchild (Bermuda), Ltd.) registration statement on Form F-1 (File No. 383-11714), as filed with the SEC on April 3, 2000).

3.2*** Bye-laws of the Company (Incorporated by reference to Global Sources
     Ltd.'s (previously named Fairchild (Bermuda), Ltd.) registration statement on Form F-1 (File No. 383-11714), as filed with the SEC on April 3, 2000).

3.3*** Amendments to the Bye-laws of Global Sources Ltd, as approved at the May
     6, 2002 Annual General Meeting of Shareholders. (Incorporated by reference to Form 6-K filed with the SEC on May 6, 2002.)

4.1*** Specimen Common Share Certificate (Incorporated by reference to Global
     Sources Ltd.'s (previously named Fairchild (Bermuda), Ltd.) registration statement on Form F-1 (File No. 383-11714), as filed with the SEC on April 3, 2000.).

4.2*** Form of Senior Debt Securities Indenture.

4.3*** Form of Senior Debt Securities (included as part of Exhibit 4.2).

4.4*** Form of Subordinated Debt Securities Indenture.

4.5*** Form of Subordinated Debt Securities (included as part of Exhibit 4.4).

4.6* Form of Standard Share Warrant Agreement.

4.7* Form of Standard Share Warrant Certificate (included as part of Exhibit
     4.6).

4.8* Form of Standard Debt Warrant Agreement.

4.9* Form of Standard Debt Warrant Certificate (included as part of Exhibit
     4.8).

4.10* Form of Standard Share Purchase Contract Agreement.

5.1*** Opinion of Appleby Spurling Hunter.

5.2*** Opinion of Cahill Gordon & Reindel LLP.

12.1** Computation of ratio of earnings to fixed charges.

23.1*** Consent of Appleby Spurling Hunter (included as part of Exhibit 5.1).

23.2*** Consent of Cahill Gordon & Reindel LLP (included as part of Exhibit
     5.2).

23.3** Consent of Ernst & Young.

24.1*** Power of Attorney.

25.1* Form T-1 Statement of Eligibility of Trustee (Senior Debt Securities
     Indenture and Subordinated Debt Securities Indenture).

-------------------

* To be filed as an amendment to this registration statement or as an exhibit to an Exchange Act report of the Registrant(s) and incorporated herein by reference.

**   Filed herewith.

***  Previously filed.

                                                                    EXHIBIT 12.1


        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS


                                              (In U.S. Dollars thousands, except ratio of
                                                      earnings to fixed charges)
                                                                                                              Three
                                                                                                              months
                                                              Year ended December 31,                         ended
                                                                                                            March 31,
                                              1999        2000         2001         2002         2003          2004

Income (loss) before income taxes               12,404    (66,856)       1,950        5,335       8,863        3,219
Add/(deduct)
Interest on short term borrowings                    1        649          172           --          --           --
Interest charged by Hung Lay Si Co. Ltd.           336         --           --           --          --           --
Earnings as adjusted                            12,741    (66,207)       2,122        5,335       8,863        3,219
Fixed charges
Interest on short term borrowings                    1        649          172           --          --           --
Interest charged by Hung Lay Si Co. Ltd.           336         --           --           --          --           --
Fixed charges                                      337        649          172          NIL         NIL          NIL
Ratio of earnings to fixed charges                  38       (102)          12          N.A.        N.A.         N.A.
Deficiency of earnings to cover fixed
charges                                             --    (66,856)          --           --          --           --


                                                                    EXHIBIT 23.3


                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Global Sources Ltd. for the registration of $300 million of securities and to the incorporation by reference therein of our report dated March 10, 2004, with respect to the consolidated financial statements of Global Sources Ltd. included in its Annual Report (Form 20-F) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.


/s/ Ernst & Young
Singapore

May 20, 2004